UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN STANDARD ENERGY CORP.
(Exact Name of Small Business Issuer in its Charter)

Delaware	1381	20-2791397
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

4800 North Scottsdale Road, Suite 1400
Scottsdale, AZ 85251
Tel. No.: (480) 371-1929
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Scott Mahoney, CFA Chief Financial Officer
4800 North Scottsdale Road, Suite 1400
Scottsdale, AZ 85251
Tel. No.: (480) 371-1929
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Kristina Trauger, Esq.
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Tel. No.: (212) 885-5339
 Fax No.: (917) 332-3840

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	10,359,805	$4.95	(2)	$51,281,035	$5,954
Common Stock, $0.001 par value per share, issuable upon exercise of investor’s warrants	6,179,901	$4.95	(2)	$30,590,510	$3,552
Common Stock, $0.001 par value per share, issuable upon exercise of placement agent’s warrants	419,543	$9.00	(3)	$3,775,887	$438
Common Stock, $0.001 par value per share (4)	500,000	$4.95	(2)	$2,475,000	$287
TOTAL	17,459,249			$88,122,432	$10,231

(1)           This Registration Statement covers the resale by our selling shareholders of (i) up to an aggregate of 10,859,805 shares of common stock issued in our private placement offerings, which includes up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of the registration statement, (ii) up to 6,179,901 shares of common stock issuable upon the exercise of common stock purchase warrants issued in the offerings and (iii) up to 419,543 shares of common stock issuable upon exercise of placement agent’s warrants.  In accordance with Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Act.

(2)           The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c), promulgated under the Securities Act, based on the average of the high and low prices of our common stock on August 25, 2011, as reported on the OTC Bulletin Board.

(3)           The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(4)           Includes up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of the registration statement in connection with the First PIPE and Second PIPE, as defined herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated August 29, 2011

17,459,249 SHARES OF COMMON STOCK

AMERICAN STANDARD ENERGY CORP.

This prospectus relates to the resale by selling security holders of 17,459,249 shares of our common stock, $0.001 par value, including (1) 10,859,805 shares of our common stock, which include up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of a registration statement, (2) 6,179,901 shares of common stock issuable upon the exercise of warrants held by the selling security holders (the “Investor Warrants”) and (3) 419,543 shares of common stock issuable upon the exercise of warrants held by certain placement agents (the “Placement Agent Warrants”).

We are not selling any shares of our common stock and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus other than proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.  All of the net proceeds from the sale of our common stock will go to the selling security holders.

The selling security holders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board (“OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “ASEN.” On August 22, 2011, the closing bid price of our common stock was $5.25 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: August 29, 2011

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TABLE OF CONTENTS

PAGE
Prospectus Summary	1
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	17
Use of Proceeds	18
Determination of Offering Price	18
Dilution	18
Selling Security Holders	18
Plan of Distribution	30
Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	32
Description of Securities	33
Interests of Named Experts and Counsel	72
Description of Business	35
Legal Proceedings	39
Disclosure Related to Oil and Gas Producing Activities	40
Management Discussion and Analysis of Financial Condition and Result of Operations	43
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	58
Directors, Executive Officers and Corporate Governance	59
Executive Compensation	64
Security Ownership of Certain Beneficial Owners and Management	69
Transactions with Related Persons, Promoters, and Certain Control Persons	70
Financial Statements	F-1
Other Expenses of Issuance and Distribution	II-1
Indemnification of Directors and Officers	II-1
Recent Sales of Unregistered Securities	II-2
Exhibits and Financial Statement Schedules	II-5
Undertakings	II-6

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ii

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or “the Company” are to the combined business of American Standard Energy Corp., a Delaware corporation, and its consolidated subsidiaries, including the Company’s wholly-owned subsidiary, American Standard Energy Corp., a Nevada corporation, which is also referred to herein as “Nevada ASEC.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

THE COMPANY

General

We are an independent, non-operator oil and natural gas company engaged in the acquisition, exploration and development of oil and natural gas properties.  We ahold leasehold acreage positions in, and are actively drilling and participating in drilling in regions for potential petroleum development located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken, where the Company and or its operating partners are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

As of August 25, 2011, we held working interests in approximately 40,000 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

Crude oil comprised 48.6% of our 4.71 million barrels of equivalent (Boe) oil of estimated net proved reserves at December 31, 2010 and 38.6% of the Company’s approximate 146,669 Boe of oil production for the year ended December 31, 2010.

We have a working relationship with XOG Operating, LLC, referred to as XOG, a seasoned exploration and production operator based in Midland, Texas that has been operating, developing and exploiting oil and gas properties in 14 states for over 30 years with its primary focus being the Permian Basin of West Texas.  This relationship has produced acquisition opportunities for the Company beginning in 2010 and is expected to provide the Company with additional opportunities for both production and oil and gas mineral right leasehold acquisitions, including areas of mutual interest (AMIs) and joint ventures.   Randall Capps is the sole owner of XOG and a member of the Company’s board of directors.  Through his ownership interest in the XOG Group, Mr. Capps is also the largest shareholder of our common stock.  Mr. Capps is also the father-in-law of Scott Feldhacker, our chief executive officer and director.

Corporate History

We were incorporated as National Franchise Directors, Inc. under the laws of the state of Delaware on March 4, 2005.  On October 25, 2005, we changed our name to Famous Uncle Al’s Hot Dogs & Grille, Inc.

American Standard Energy Corp. (“Nevada ASEC”) was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain oil and natural gas properties from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the “XOG Group”), making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.

On October 1, 2010, we entered into a Share Exchange Agreement, referred to as the Share Exchange Agreement by and among our then-controlling stockholder, Nevada ASEC and the former stockholders of Nevada ASEC.  Pursuant to the Share Exchange Agreement, we (i) spun-off our former restaurant franchise rights and related operations to the former controlling stockholder in exchange for the cancellation of 25,000,000 shares of our common stock and (ii) acquired 100% of the outstanding shares of common stock of Nevada ASEC from the former Nevada ASEC stockholders and received $25,000 of additional consideration.  In exchange, the Nevada ASEC stockholders received approximately 22,000,000 shares of our common stock representing approximately 86.1% ownership of the Company on a fully-diluted basis as of the closing date of the Share Exchange Agreement. As a result, Nevada ASEC became our wholly-owned subsidiary.

We will continue to focus on acquiring producing and non-producing mineral right interests and developing our currently held mineral rights leaseholds within the Permian Basin, Bakken, and Eagle Ford regions.  Additionally, we also anticipate pursuing the acquisition of leaseholds within other geographic areas.

Risk Factors

Our ability to operate our business successfully and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 4, including, for example, the following:

●	We depend on third-party operators, the loss of which could materially affect our ability to operate our business;

●	Our growth depends on successful acquisitions and our relationship with the XOG Group;

●
Our leases on certain undeveloped leasehold acreage will expire over the next one to eight years, at which time we will lose our right to develop the related properties unless the acreage is held by production;

●	Our lack of geographic and industry diversification increases the risk of investment in our Company;

●	The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business;

●	Fluctuations in oil and gas prices may adversely affect our financial condition;

●	Tax changes and the elimination of certain tax incentives could have an adverse affect on our financial position;

●	Exploration and drilling for oil and gas are high-risk activities and the estimated reserves and costs may be inaccurate;

●	Changes in federal and state regulation related to our industry and to hydraulic fracturing may have an adverse affect on our business; and

●	An active trading market for our shares may never develop.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate Information

We presently maintain our principal offices at 4800 North Scottsdale Road, Suite 1400, Scottsdale, AZ 85251.  Our telephone number is (480) 371-1929.

The Offering

Common stock offered by selling security holders
17,459,249 shares of common stock. This includes (i) 10,859,805 shares of common stock which includes up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of the registration statement, (ii) 6,179,901 shares of common stock issuable upon exercise of the Investor Warrants, and (iii) 419,543 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding before the offering	39,587,317 common shares as of August 29, 2011.

Common stock outstanding after the offering	39,587,317 shares of common stock as of August 29, 2011, assuming that no warrants or options are exercised including the Investor Warrants and Agent Warrants.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCBB Trading Symbol	ASEN

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. For further information see “Cautionary Statement Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

NEVADA ASEC’S LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

Our wholly-owned subsidiary, Nevada ASEC, was incorporated on April 2, 2010 and was initially funded by its founders, officers and accredited outside investors. Accordingly, Nevada ASEC has a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;
•	the successful development and exploration of our properties;
•	demand for oil and natural gas;
•	the performance level of our competition;
•	our ability to attract and maintain key management and employees; and
•
our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

The business of acquiring, exploring for, developing and producing hydrocarbon reserves is inherently risky. We have a limited operating history for you to consider in evaluating our business and prospects. Our operations are therefore subject to all of the risks inherent in acquiring, exploring for, developing and producing hydrocarbon reserves, particularly in light of our limited experience in undertaking such activities. We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and natural gas reserves on terms that will be commercially viable for us. To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may never produce oil or natural gas.

WE ARE DEPENDENT ON THE SKILL, ABILITY AND DECISIONS OF THIRD-PARTY OPERATORS.

We do not operate any of our properties. The success of the drilling, development, production and marketing of the oil and natural gas from our properties is dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

OUR OPERATORS MAY BE UNABLE TO RENEW OR MAINTAIN CONTRACTS WITH INDEPENDENT PURCHASERS, WHICH WOULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

Independent purchasers buy our oil and natural gas. Upon expiration of our independent purchasers’ contracts, we are subject to the risk that the oil and natural gas purchasers will cease buying our oil and gas production output. It is not always possible for our operators to immediately obtain replacement oil and natural gas purchasers as the industry is extremely competitive. If these contracts are not renewed, it could result in a significant negative impact on our business.

THE POSSIBILITY OF A GLOBAL FINANCIAL CRISIS MAY SIGNIFICANTLY IMPACT THE COMPANY’S BUSINESS AND FINANCIAL CONDITION FOR THE FORESEEABLE FUTURE.

The credit crisis and related turmoil in the global financial system may adversely impact our business and financial condition, and we may face challenges if conditions in the financial markets remain challenging. Our ability to access the capital markets may be restricted at a time when we would prefer or be required to raise financing. Such constraints could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could also have a material negative impact on the operators upon whom we are dependent on for drilling our wells, and our lenders, causing us to fail to meet our obligations to them or for them to fail to meet their obligations to the Company. Additionally, market conditions could have a material negative impact on any crude oil hedging arrangements we may employ in the future if our counterparties are unable to perform their obligations or seek bankruptcy protection.

THE FUTURE OF THE COMPANY IS ENTIRELY DEPENDENT ON THE SUCCESSFUL ACQUISITION AND DEVELOPMENT OF PRODUCING AND RESERVE RICH PROPERTIES.

We are in the early stages of the acquisition of our portfolio of leaseholds and other natural resource holdings. We will continue to supplement our current portfolio with additional sites and leaseholds. Our ability to meet our growth and operational objectives will depend on the success of our acquisitions and our relationship with XOG, and there is no assurance that the integration of future assets and leaseholds will be successful. XOG is currently contracted to operate our existing wells in the Permian Basin region and provides us with a source of leasehold acquisitions. The loss of our relationship with XOG would make it more difficult to locate attractive leasehold acquisition targets. Although management expects all future transactions between the Company and its affiliates to be conducted on an arms-length basis or on favorable terms to Nevada ASEC, the possibility exists that such transactions may not be considered arms-length when executed due to the common ownership of our largest stockholder, Randall Capps, and his controlling ownership of the XOG Group.

THE COMPANY’S LACK OF DIVERSIFICATION WILL INCREASE THE RISK OF AN INVESTMENT IN THE COMPANY, AND THE COMPANY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY DETERIORATE IF THE COMPANY FAILS TO DIVERSIFY.

Our business focus is on the oil and gas industry and initially, our interest will be in a limited number of properties in the Bakken, Eagle Ford and Permian Basin regions. Larger companies have the ability to manage their risk by greater diversification. However, we may lack comparable diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting the oil and gas industry or the regions in which we operate, than we would if we were a more diversified business. If we do not diversify the nature and geographic scope of our operations, our financial condition and results of operations could deteriorate.

THE MARKET ACCEPTANCE OF THE COMPANY’S PRODUCT-SERVICE MIX IS UNCERTAIN.

Even if we are successful in the acquisition of relevant producing and reserve-rich properties and leaseholds, the Company’s success will also depend upon the regional and global markets for oil and natural gas futures and pricing. We cannot guarantee favorable market conditions for our products.

THE COMPANY MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO IMPLEMENT ITS BUSINESS PLAN, WHICH COULD RESTRICT THE COMPANY’S ABILITY TO GROW.

We expect to be able to fund our 2011 capital budget partially with operating cash flows, in conjunction with additional stock offerings and potential debt facilities. We will require additional capital to continue to grow our business via the drilling program associated with our current properties and expansion of our exploration and development and leasehold acquisition programs. We may be unable to obtain additional capital if and when required.

Future acquisitions and future exploration and development activity will require additional capital that may exceed operating cash flow. In addition, our administrative costs (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require cash resources.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. The Company may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the required capital by other means. If we are not successful in raising additional capital, our resources may be insufficient to fund the Company’s planned expansion of operations in 2011 or thereafter.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the nominal fair market value of the Company’s equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights, the issuance of other derivative securities and issuances of incentive awards under equity employee incentive plans, all of which may have a dilutive effect to existing investors.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties, prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to the Company) and the departure of key employees. Further, if oil or natural gas prices decline, our revenues will likely decrease and such decreased revenues may increase the Company’s requirements for capital. If the amount of capital we are able to raise from financing activities, together with revenues from our operations, are not sufficient to satisfy our capital needs (even if we reduce our operations), we may be required to cease operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

STRATEGIC RELATIONSHIPS UPON WHICH THE COMPANY MAY RELY ARE SUBJECT TO CHANGE, WHICH MAY DIMINISH THE COMPANY’S ABILITY TO CONDUCT ITS OPERATIONS.

Our ability to acquire additional leaseholds successfully, to increase our oil and natural gas reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with XOG and industry participants, and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. Our inability to maintain close working relationships with XOG and other industry participants or continue to acquire suitable leaseholds may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of members of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources which we may use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to adequately maintain them. In addition, the dynamics of Nevada ASEC’s relationships with strategic partners may require the Company to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain Nevada ASEC’s relationships. If Nevada ASEC’s strategic relationships are not established or maintained, the Company’s business prospects may be limited, which could diminish our ability to conduct our operations.

WE MUST REACH AGREEMENTS WITH THIRD PARTIES PROFESSIONALS AND EXPERTS TO SUPPLY US WITH THE EXPERTISE, SERVICES AND INFRASTRUCTURE NECESSARY TO OPERATE OUR BUSINESS, AND THE LOSS OF ACCESS TO THIS EXPERTISE, THESE SERVICES AND INFRASTRUCTURE COULD CAUSE OUR BUSINESS TO SUFFER, WHICH, IN TURN, COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS.

We have certain contemplated strategic vendor relationships that will be critical to our strategy. We cannot assure that these relationships can be maintained or obtained on terms favorable to us. Our success depends substantially on obtaining relationships with strategic partners, such as investment banks, accounting firms, legal firms and operational entities. If we are unable to obtain or maintain relationships with strategic partners, our business, prospects, financial condition and results of operations may be materially adversely affected.

CERTAIN OF OUR UNDEVELOPED LEASEHOLD ACREAGE IS SUBJECT TO LEASES THAT WILL EXPIRE OVER THE NEXT SEVERAL YEARS UNLESS PRODUCTION IS ESTABLISHED ON UNITS CONTAINING THE ACREAGE OR THE LEASES ARE EXTENDED.

Our leases on certain undeveloped leasehold acreage may expire over the next one to eight years. A portion of our acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their primary terms or we obtain extensions of the leases, these leases will expire. If our leases expire, we will lose our right to develop the related properties.

THE COMPANY IS DEPENDENT ON CERTAIN KEY PERSONNEL.

We are dependent on the services of Scott Feldhacker, our Chief Executive Officer, Richard MacQueen, our President, and Scott Mahoney, our Chief Financial Officer. The loss of services of any of these individuals could impair our ability to complete acquisitions of producing assets and leaseholds, perform relevant managerial and legal services and maintain key relationships with XOG and other market participants which could have a material adverse effect on our business, financial condition and results of operations.

RANDALL CAPPS, THE FATHER-IN-LAW OF OUR CHIEF EXECUTIVE OFFICER, IS THE LARGEST HOLDER OF OUR COMMON STOCK AND IS A DIRECTOR OF THE COMPANY.

Randall Capps is a member of our board of directors and beneficially owns 48% of the Company’s common stock. Mr. Capps is the sole owner of XOG and Geronimo and is the majority owner of CLW. In addition, Mr. Capps individually owns 653,062 shares of the Company’s common stock and is the beneficial owner of 61,224 additional shares through his legal guardianship of Hayden Pitts. As of August 29, 2011, Mr. Capps owns beneficial and voting control of 19,124,416 shares of common stock or approximately 48% of the Company’s outstanding common stock. This significant ownership allows Mr. Capps to be able to exert significant control over decisions requiring stockholder approval, including the election of directors and approval of the sale of assets and other business combinations. Conflicts of interest may arise between Mr. Capps and his affiliates, including XOG, Geronimo and CLW, on the one hand, and the Company and our other stockholders, on the other hand. As a result of these conflicts, Mr. Capps and his affiliates may favor their own interests over the interests of our stockholders.

RANDALL CAPPS AND HIS AFFILIATED ENTITIES, THE XOG GROUP, ARE NOT LIMITED IN THEIR ABILITY TO COMPETE WITH US, WHICH COULD LIMIT OUR ABILITY TO ACQUIRE OR DEVELOP ADDITIONAL ASSETS OR BUSINESSES.

Mr. Capps and his affiliates are not limited in their ability to compete with us and are under no obligation to offer opportunities to us. In addition, Mr. Capps and his affiliates may compete with us with respect to any future acquisition opportunities.

Neither our charter documents nor any other agreement prohibits Mr. Capps or the XOG Group from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Mr. Capps and the XOG Group may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets. Competition from Mr. Capps and the XOG Group could adversely impact our business prospects and results of operations.

THE COMPANY MAY BE IMPACTED BY GENERAL ECONOMIC CONDITIONS.

The Company may be susceptible to negative trends in the national and/or regional economies as well as fluctuations in oil and natural gas prices and futures. The success of our business depends, in part, on a number of factors related to spending patterns in the overall economy.

THE COMPANY NEEDS TO CONTINUE TO DEVELOP AND MAINTAIN A DIVERSE PORTFOLIO OF LEASEHOLDS AND PRODUCING PROPERTIES.

To remain competitive, we must continue to enhance and improve our oil and natural gas reserves and producing properties and leaseholds. The Company needs to seek available properties and leaseholds in various locations including the Bakken, Eagle Ford and Permian Basin formations among others. These efforts may require us to choose one available property in lieu of another which increases risk to our potential holdings.

MARKET CONDITIONS OR TRANSPORTATION IMPEDIMENTS MAY HINDER ACCESS TO OIL AND NATURAL GAS MARKETS OR DELAY PRODUCTION.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations may restrict our access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas, the proximity of reserves to pipelines or trucking and terminal facilities and the availability of trucks and other transportation equipment. We may be required to shut-in wells or delay initial production for lack of a viable market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we will be unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

Risks Related to the Company’s Industry

THE OIL AND GAS INDUSTRY IS SUBJECT TO SUBSTANTIAL COMPETITION.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and natural gas leases and other properties and services the Company requires to operate its business in the planned areas. This competition is increasingly intense as prices of oil and natural gas have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies who may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, existing or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE DEVELOPMENT AND EXPLORATION OF OIL, GAS, AND OTHER NATURAL RESOURCES.

A number of potential legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of oil, natural gas and other natural resources including within the primary geographic areas in which we hold properties. The adoption of new laws or the application of existing laws may decrease the growth in the demand or the cost of exploring for and developing natural resources which could in turn decrease the usage and demand for our production or increase our cost of doing business.

If operations of our properties are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of operations. Any penalties, damages, fines or curtailment of operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. In addition, many of these laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business.

CRUDE OIL AND NATURAL GAS PRICES ARE VERY VOLATILE. A PROTRACTED PERIOD OF DEPRESSED OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The prices we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production and reserves depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas by both refineries and end users;
•	the actions of the Organization of Petroleum Exporting Countries;
•	the price and quantity of imports of foreign oil and natural gas;
•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;
•	the level of global oil and gas exploration and production activity;
•	the level of global oil and gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption;
•	domestic and foreign governmental regulations;
•	proximity and capacity of oil and gas pipelines and other transportation facilities;
•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and
•	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas.

Further, oil and natural gas prices do not necessarily fluctuate in direct relationship to each other. Because approximately 48.6% of our estimated proved reserves as of December 31, 2010 were oil, our financial results are more sensitive to fluctuations in oil prices. The price of oil has been extremely volatile, and we expect this volatility to continue. The slowdown in economic activity caused by the worldwide economic recession has reduced worldwide demand for energy and resulted in lower crude oil and natural gas prices. Crude oil prices declined from record high levels in early July 2008 of over $140 per Bbl to below $45 per Bbl in February 2009 before rebounding to over $90 per Bbl in May 2011. Natural gas prices declined from over $13 per MMBtu (million British thermal units) in mid-2008 to approximately $4 per MMBtu in May 2011.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures; we will be required to reduce spending or borrow to cover any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under any potential future credit agreement, which is typically determined at the discretion of the lenders based on the collateral value of proved reserves that have been mortgaged to the lenders, and is typically subject to regular redeterminations, as well as special redeterminations.

TAXATION OF NATURAL RESOURCES COULD SLOW THE DEMAND FOR INVESTMENT IN THE COMPANY’S INDUSTRY.

President Obama’s Proposed Fiscal Year 2012 Budget includes proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to the Company.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES.

Our future success will depend on the success of our exploration, development, and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decision to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;
•	equipment failures or accidents; and
•	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

OUR BUSINESS OF EXPLORING FOR OIL AND GAS IS RISKY AND MAY NOT BE COMMERCIALLY SUCCESSFUL, AND THE ADVANCED TECHNOLOGIES THE COMPANY USES CANNOT ELIMINATE EXPLORATION RISK.

Our future success will depend on the success of our exploratory drilling program. Oil and gas exploration and development involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage. Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;
•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;
•	domestic and foreign reserves and supply of oil and natural gas;
•	competitive measures implemented by competitors and domestic and foreign governmental bodies;
•	political climates in nations that traditionally produce and export significant quantities of oil and natural gas and regulations and tariffs imposed by exporting and importing nations;
•	weather conditions; and
•	domestic and foreign economic volatility and stability.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in less known formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and lost equipment, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

WE MAY NOT BE ABLE TO DEVELOP OIL AND GAS RESERVES ON AN ECONOMICALLY VIABLE BASIS, AND OUR RESERVES AND PRODUCTION MAY DECLINE AS A RESULT.

If we succeed in discovering oil or natural gas reserves, we cannot assure that these reserves will be capable of the production levels we project or that such levels will be in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future performance will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into the markets.

 Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot assure you we will do so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and could result in the impairment of our oil and natural gas properties.

ESTIMATES OF OIL AND NATURAL GAS RESERVES THAT MAY BE INACCURATE AND ACTUAL REVENUES MAY BE LOWER THAN THE COMPANY’S FINANCIAL PROJECTIONS.

We make estimates of oil and natural gas reserves, upon which we have and will base our management decisions. We make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates rely in part on the ability of our management team, engineers and other advisors to make accurate assumptions.

Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. The process of estimating oil and natural gas reserves is complex and will require us to make significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and could result in the impairment of our oil and natural gas properties.

DRILLING NEW WELLS COULD RESULT IN NEW LIABILITIES, WHICH COULD ENDANGER THE COMPANY’S INTERESTS IN ITS PROPERTIES AND ASSETS.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We do our best to insure the Company with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

DECOMMISSIONING COSTS ARE UNKNOWN AND MAY BE SUBSTANTIAL. UNPLANNED COSTS COULD DIVERT RESOURCES FROM OTHER PROJECTS.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which the Company uses for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

THE COMPANY MAY HAVE DIFFICULTY DISTRIBUTING ITS PRODUCTION, WHICH COULD HARM THE COMPANY’S FINANCIAL CONDITION.

In order to sell the oil and natural gas that are produced from our properties, the operators of our wells may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

ENVIRONMENTAL RISKS MAY ADVERSELY AFFECT THE COMPANY’S BUSINESS.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

THE COMPANY’S BUSINESS MAY SUFFER IF IT CANNOT OBTAIN OR MAINTAIN NECESSARY LICENSES.

Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. The Company’s ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or the loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operating assets.

CHALLENGES TO OUR LEASEHOLDS PROPERTIES MAY IMPACT THE COMPANY’S FINANCIAL CONDITION.

Title to oil and gas properties is often not capable of conclusive determination without incurring substantial expense. While the Company intends to make appropriate inquiries into the title of properties and other development rights when we acquire leaseholds, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the leasehold properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

THE COMPANY WILL RELY ON TECHNOLOGY TO CONDUCT ITS BUSINESS, AND SUCH TECHNOLOGY COULD BECOME INEFFECTIVE OR OBSOLETE.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than if our technology was more efficient.

FEDERAL AND STATE LEGISLATION AND REGULATORY INITIATIVES RELATING TO HYDRAULIC FRACTURING COULD RESULT IN INCREASED COSTS AND ADDITIONAL OPERATING RESTRICTIONS OR DELAYS.

Legislation was proposed in the last Congress to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. We expect that third parties will be engaged to provide hydraulic fracturing or other well stimulation services in connection with many of the wells for the operators. If similar legislation is ultimately adopted, it could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

In addition to possible future regulatory changes at the federal level, several states (including Arkansas, Colorado, New York and Pennsylvania), have considered, or are considering, legislation or regulations similar to the federal legislation described above. Recently, for example, the Wyoming Oil and Gas Conservation Commission passed a rule requiring disclosure of hydraulic fracturing fluid content. At this time, it is not possible to estimate the potential impact on our business of additional federal or state regulatory actions affecting hydraulic fracturing. In addition, a number of states in which we plan to conduct hydraulic fracturing operations are currently conducting, or may in the future conduct, regulatory reviews that potentially could restrict or limit our access to shale formations located in their states. In most states, we are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions which may be imposed in connection with the granting of the permit. Recently, moratoriums on the issuance of permits have been imposed upon inland drilling and completion activities. For example, subject to an Executive Order issued by Governor Paterson on December 13, 2010, the New York Department of Environmental Conservation will not issue permits for drilling and completion activities until it completes a final environmental impact study following public comment. Wyoming and Colorado have enacted additional regulations applicable to our business activities. Arkansas is presently considering similar regulations. Some of the drilling and completion activities may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands.

In March 2010, the United States Environmental Protection Agency announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. Interim results of the study are expected in 2012, with final results expected in 2014. The agency also announced that one of its enforcement initiatives for 2011 to 2013 would be to focus on environmental compliance by the energy extraction sector. This study and enforcement initiative could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

POSSIBLE REGULATION RELATED TO GLOBAL WARMING AND CLIMATE CHANGE COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND DEMAND FOR OIL AND NATURAL GAS.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that requires reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change, and the Kyoto Protocol address greenhouse gas emissions, and several counties including the European Union have established greenhouse gas regulatory systems. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs.

Increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have a material adverse effect on our financial condition and results of operations. Changes in climate due to global warming trends could adversely affect our operations by limiting or increasing the costs associated with equipment or product supplies. In addition, flooding and adverse weather conditions such as increased frequency and/or severity of hurricanes could impair our ability to operate in affected regions of the country. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters may decrease the demand for our oil or natural gas.

The EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and require reporting by regulated facilities by March 2011 and annually thereafter. In November 2010, the EPA issued a final rule requiring companies to report certain greenhouse gas emissions from oil and natural gas facilities. Our oil and natural gas operations are subject to such greenhouse gas reporting requirements and we will monitor our emissions to make such required reports when due in 2012. While we believe that we will be able to substantially comply with such reporting requirements without any material adverse effect to our financial condition, since such reporting requirements with respect to greenhouse gas emissions are new in the oil and gas industry, there can be no assurance that our reports will initially be in substantial compliance or that such requirements will not develop into more stringent and costly obligations that may have a significant impact on our operating costs. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding serves as a first step to issuing regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. EPA has proposed such greenhouse gas regulations and may issue final rules this year.

In the courts, several decisions have been issued that may increase the risk of claims being filed by governments and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs, and could have an adverse effect on demand for the oil and natural gas that we produce.

Risks Related to the Company’s Securities and this Offering

UPON EFFECTIVENESS OF THE REGISTRATION STATEMENT, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR SALE, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Once the registration statement is declared effectively by the SEC, the shares of common stock registered thereunder will become available for sale in the public market, which could decrease the market price of our common stock in general. Further, some or all of our shares may be offered from time to time in the open market pursuant to Rule 144 promulgated under the Securities Act, and these sales may have a depressive effect on the market for our common stock. Sales undertaken pursuant to the effectiveness of the registration statement or Rule 144 could depress the market price of the shares.

THE COMPANY’S COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the OTCBB, which is a significantly more limited trading market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of the Company’s shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

THERE IS LIMITED LIQUIDITY ON THE OTC BULLETIN BOARD.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

THE COMPANY’S COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASKING PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Currently, the Company’s common stock is quoted in the OTCBB and the trading volume the Company anticipates to develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCBB stocks and certain major brokerage firms restrict their brokers from recommending OTCBB stocks because they are considered speculative, volatile and thinly traded. The OTCBB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCBB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

THE COMPANY’S COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO ITS OPERATIONS.

The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

OUR BOARD OF DIRECTORS’ ABILITY TO ISSUE UNDESIGNATED PREFERRED STOCK AND THE EXISTENCE OF ANTI-TAKEOVER PROVISIONS MAY DEPRESS THE VALUE OF OUR COMMON STOCK.

Our authorized capital includes one million shares of undesignated preferred stock.  Our board of directors has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” Our board may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of us that are not approved by our board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, our stockholders will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Description of Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business.  The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events.  All the projections and estimates are based exclusively on the Company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities.  The actual results may differ significantly from the projections.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. To the extent that the selling stockholders exercise, for cash, all of the investor and placement agent warrants covering the 6,599,444 shares of common stock registered for resale under this prospectus, we would receive approximately $42 million in the aggregate from such exercises of the total funds, only $11.5 million is subject to a cash conversion with the $11.5 million due to the Company. The remaining $30.5 million can be paid for utilizing a cashless exercise provision for which we will receive no cash upon exercise of the warrants.. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”
DILUTION

The selling security holders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, the existing shareholder will experience dilution to their ownership interests in us.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders consist of 17,459,249 shares of our common stock held by 81 holders who were investors in our private placements for an aggregate of approximately $50 million in total offering proceeds.  Such shares consist of (i) 4,401,930 shares of our common stock, 1,100,482 shares of common stock underlying Series A warrants with an exercise price of $5.00 per share, 1,100,482 shares of common stock underlying Series B warrants with an exercise price of $6.50 per share, and 317,118 shares of common stock underlying warrants issued to the placement agent in connection with an offering closed on February 1, 2011 (the “First PIPE”); (ii) 3,697,005 shares of our common stock, 1,848,502 shares of common stock underlying investor warrants with an exercise price of $9.00 per share, and 102,425 shares of common stock underlying warrants issued to the placement agent in connection with an offering closed on March 31, 2011 (the “Second PIPE”); (iii) 2,260,870 shares of our common stock, 1,130,435 shares of common stock underlying Series A Warrants with an exercise price of $9.00 per share and 1,000,000 shares of common stock underlying Series B Warrants issued in connection with an offering closed on July 15, 2011 (the “Third PIPE”) and (iv) up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of a registration statement in connection with the First PIPE and Second PIPE.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 25, 2011 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.

				Amount Beneficially	Percentage Beneficially
Name	Footnote	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Owned after Offering	Owned after Offering
Pentwater Growth Fund Ltd.	1	474,713	474,713	0	0%
Pentwater Equity Opportunities Master Fund Ltd.	2	2,754,342	2,754,342	0	0%
Oceana Master Fund Ltd.	3	1,536,170	1,536,170	0	0%
LMA SPC for and on behalf of MAP 98 Segregated Portfolio	4	739,806	739,806	0	0%
PWCM Master Fund Ltd.	5	648,580	648,580	0	0%
J. Steven Emerson Roth IRA (Gold)	6	750,000	750,000	0	0%
J. Steven Emerson Roth IRA	7	600,000	600,000	0	0%
IRA FBO J. Steven Emerson, Pershing LLC as Custodian Rollover Account II	8	300,000	300,000	0	0%
J. Steven Emerson	9	225,000	225,000	0	0%
Emerson Partners	10	150,000	150,000	0	0%
Calm Waters Partnership	11	1,457,610	1,457,610	0	0%
Hare & Co.	12	1,350,000	1,350,000	0	0%
Booth & Co.	13	225,000	225,000	0	0%
Formula Growth Global Opportunities Fund	14	104,342	104,342	0	0%
Formula Growth Fund	15	417,391	417,391	0	0%
Formula Growth Hedge Fund	16	365,217	365,217	0	0%

Continued:

AGR Trading SPC, on behalf of Series OE Segregated Portfolio	17	17,850	17,850	0	0%
Compass Offshore SAV PCC Limited	18	147,258	147,258	0	0%
Compass SAV LLC	19	120,483	120,483	0	0%
Egret Investments, Ltd.	20	43,167	43,167	0	0%
Ospraie Equity Master Fund, LP	21	167,319	167,319	0	0%
Permal Ospraie Ltd.	22	25,662	25,662	0	0%
Randall Capps	23	428,574	428,574	18,695,842	48%
Millrace Fund, LP	24	315,000	315,000	0	0%
Pennington Capital	25	300,000	300,000	0	0%
Perritt Emerging Opportunities Fund	26	213,750	213,750	0	0%
Hudson Bay Master Fund, Ltd.	27	337,794	337,794	0	0%
William D. Moreland	28	157,500	157,500	0	0%
Seaside 88, LP	29	135,000	135,000	0	0%
Straus Partners, L.P.	30	130,436	130,436	0	0%
Alpha Capital Anstalt	31	107,142	107,142	0	0%
Fernandez Maritol Trust #2	32	60,000	60,000	0	0%
Michael A. Fernandez	33	37,500	37,500	0	0%
MicroPIPE Fund I, LLC	34	90,000	90,000	0	0%
Stanford Baratz Rev. Trust	35	114,000	114,000	0	0%
Pinnacle Investment Group LLC	36	84,000	84,000	0	0%
Mulholland Fund LP	37	82,500	82,500	0	0%
Terry A. Lynner	38	78,261	78,261	0	0%
Robert Loren Polak	39	78,000	78,000	0	0%
Paragon Capital LP	40	75,000	75,000	0	0%
Robert J. Evans	41	60,000	60,000	0	0%

Continued:

				Amount Beneficially	Percentage Beneficially
Name	Footnote	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Owned after Offering	Owned after Offering
Joan & David Warner Family Limited Partnership	42	52,176	52,176	0	0%
James E. Peltier	43	52,173	52,173	0	0%
Warberg Opportunistic Trading Fund LP	44	48,000	48,000	0	0%
Robert F. McCullough Jr.	45	45,000	45,000	0	0%
Christopher McIvor	46	45,000	45,000	0	0%
G-2 Trading, LLC	47	45,000	45,000	0	0%
Richard H. Nicholson	48	45,000	45,000	0	0%
Killer Whale Holdings, LLC	49	45,000	45,000	0	0%
Tom and Maureen Pesek	50	45,000	45,000	0	0%
Robert Gales	51	45,000	45,000	0	0%
Robert B. Stewart Jr., Separate Property Trust U/A/D 11/10/08	52	37,500	37,500	0	0%
Alberta Resources, LLC	53	30,000	30,000	0	0%
Fearol B. Weidman Intervivos Revocable Trust U/A/D 11/20/09	54	30,000	30,000	0	0%
Kleemann Family 2004 Revocable Trust	55	30,000	30,000	0	0%
Ronald and Valerie Hauptman	56	27,000	27,000	0	0%
IRA FBO Ruth Meany Murphy, Pershing LLC as custodian	57	27,000	27,000	0	0%
Theodore S. Green and Debra M. Beneck	58	27,000	27,000	0	0%
IRA FBO William C. Schaeder, Pershing LLC as Custodian	59	27,000	27,000	0	0%
Albert David Flor	60	26,088	26,088	0	0%
Kraig Lungstrom	61	26,088	26,088	0	0%
Terrance K. Russell	62	26,088	26,088	0	0%
James R. Delich and Shirley F. Delich	63	26,086	26,086	0	0%
David W. Andreas Trust	64	13,044	13,044	0	0%
Donna J Andreas Trust	65	13,044	13,044	0	0%
Cranshire Capital, LP	66	21,430	21,430	0	0%
David R. Morgan	67	21,000	21,000	0	0%
RBC Capital Markets as Custodian for Robert Castle IRA	68	13,650	13,650	0	0%
Robert Castle	69	6,300	6,300	0	0%
Donald R. Kendall, Jr.	70	15,000	15,000	0	0%
Jonathan B. Kruljac and Teri E. Kruljac JTTEN	71	15,000	15,000	0	0%
Gary L. Fredrickson	72	13,050	13,050	0	0%
William R. Swanson and Catherine A. Swanson	73	13,050	13,050	0	0%
Houshmand Aftahi	74	13,044	13,044	0	0%
Kermit J. Zaffke	75	13,044	13,044	0	0%
VIVA Co. LLC	76	13,044	13,044	0	0%
Robert Rosenthal Residual Trust	77	13,042	13,042	0	0%
Gary E. Mintz	78	12,000	12,000	0	0%
Richard H. Waryn	79	12,000	12,000	0	0%
Michael E. Donnelly	80	7,500	7,500	0	0%
Northland Securities	81	419,542	419,542	0	0%
Total *		17,459,249	17,459,249	0	0%

* An additional 500,000 shares are included in the total registered shares issuable as penalty shares in connection with the delayed filing of this registration statement in connection with the First PIPE and Second PIPE.

(1) Consists of 316,475 shares of our common stock, 63,119 shares of our common stock underlying the First PIPE Series A Warrant, 63,119 shares of our common stock underlying the First PIPE Series B Warrant and 32,000 shares of common stock underlying the Second PIPE Warrants issued to Pentwater Growth Fund Ltd.  Pentwater Capital Management LP ("Pentwater LP") is the investment advisor of Pentwater Growth Fund Ltd. ("Pentwater Growth") and consequently has voting control and investment discretion over securities held by Pentwater Growth. Neal Nenadovic ("Mr. Nenadovic"), Chief Financial Officer of Pentwater LP has voting control over Pentwater Growth. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Pentwater Growth.

2) Consists of 1,522,348 shares of our common stock, 62,500 shares of our common stock underlying the First PIPE Series A Warrant, 62,500 shares of our common stock underlying the First PIPE Series B Warrant, 104,000 shares of common stock underlying the Second PIPE Warrants, 532,174 shares of our common stock underlying the Third PIPE Series A Warrants and 470,820 shares of our common stock underlying the Third PIPE Series B Warrants issued to Pentwater Equity Opportunities Master Fund Ltd. Pentwater LP is the investment advisor of Pentwater Equity Opportunities Master Fund Ltd. ("Pentwater Opportunities") and consequently has voting control and investment discretion over securities held by Pentwater Opportunities.  Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over Pentwater Opportunities. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Pentwater Opportunities.

(3) Consists of 888,714 shares of our common stock, 85,396 shares of our common stock underlying the First PIPE Series A Warrant, 85,396 shares of our common stock underlying the First PIPE Series B Warrant, 44,000 shares of common stock underlying the Second PIPE Warrants, 229,565 shares of our common stock underlying the Third PIPE Series A Warrants and 203,099 shares of our common stock underlying the Third PIPE Series B Warrants issued to Oceana Master Fund Ltd. Pentwater LP is the investment advisor of Oceana Master Fund Ltd. ("Oceana Fund") and consequently has voting control and investment discretion over securities held by Oceana Fund. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over Oceana Fund. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Oceana Fund.

(4) Consists of 425,505 shares of our common stock, 38,985 shares of our common stock underlying the First PIPE Series A Warrant, 38,985 shares of our common stock underlying the First PIPE Series B Warrant, 20,000 shares of common stock underlying the Second PIPE Warrants, 114,782 shares of our common stock underlying the Third PIPE Series A Warrants and 101,549 shares of our common stock underlying the Third PIPE Series B Warrants issued to LMA SPC for and on behalf of MAP 98 Segregated Portfolio. Pentwater LP is the investment advisor of LMA SPC for and on behalf of MAP 98 Segregated Portfolio ("MAP 98") and consequently has voting control and investment discretion over securities held by MAP 98. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over MAP 98. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by MAP 98.

(5) Consists of 333,914 shares of our common stock, 166,957 shares of our common stock underlying Third PIPE Series A Warrants and 147,709 shares of our common stock underlying Third PIPE Series B Warrants issued to PWCM Master Fund Ltd. Pentwater LP is the investment advisor of PWCM Master Fund Ltd. and consequently has voting control and investment discretion over securities held by PWCM Master Fund Ltd. Mr. Nenadovic, Chief Financial Officer of Pentwater LP has voting control over PWCM Master Fund Ltd. As a result of the foregoing, each of Mr. Nenadovic and Pentwater LP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by PWCM Master Fund Ltd.

(6) Consists of 500,000 shares of our common stock, 125,000 shares of our common stock underlying the First PIPE Series A Warrant and 125,000 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(7) Consists of 400,000 shares of our common stock, 100,000 shares of our common stock underlying the First PIPE Series A Warrant and 100,000 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(8) Consists of 200,000 shares of our common stock and 100,000 shares of our common stock underlying the Second PIPE Warrants issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of J. Steven Emerson, the sole owner of the Individual Retirement Account and selling stockholder.

(9) Consists of 150,000 shares of our common stock and 75,000 shares of our common stock underlying the Second PIPE Warrants issued to the selling stockholder.

(10) Consists of 100,000 shares of our common stock, 25,000 shares of our common stock underlying the First PIPE Series A Warrant and 25,000 shares of our Common Stock underlying the First PIPE Series B Warrant issued to Emerson Partners. J Steven Emerson is the authorized trader of Emerson Partners. J. Steven Emerson, acting alone, has voting and dispositive power over the shares beneficially owned by Emerson Partners.

(11)  Consists of 971,740 shares of our common stock, 112,500 shares of our common stock underlying the First PIPE Series A Warrant and 112,500 shares of our common stock underlying the First PIPE Series B Warrant and 260,870 shares of common stock underlying the Second PIPE Warrants issued to Calm Waters Partnership. Richard S. Strong is the managing partner of Calm Waters Partnership. Richard S. Strong, acting alone, has voting and dispositive power over the shares beneficially owned by Calm Waters Partnership.

(12) Consists of 900,000 shares of our common stock, 150,000 shares of our common stock underlying the First PIPE Series A Warrant, 150,000 shares of our Common Stock underlying the First PIPE Series B Warrant and 150,000 shares of common stock underlying the Second PIPE Warrants issued to Hare & Co. TimesSquare Capital Management LLC ("TimesSquare") is the sub advisor of Hare & Co. ("Hare") and consequently has voting control and investment discretion over securities held by Hare. Kenneth C. Duca, CFA ("Mr. Duca"), Director and Portfolio Manager of TimesSquare has voting control over Hare. As a result of the foregoing, each of Mr. Duca and TimesSquare may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Hare.

(13) Consists of 150,000 shares of our common stock, 25,000 shares of our common stock underlying the First PIPE Series A Warrant, 25,000 shares of our common stock underlying the First PIPE Series B Warrant and 25,000 shares of common stock underlying the Second PIPE Warrants issued to Booth & Co. TimesSquare Capital Management LLC ("TimesSquare") is the sub advisor of Booth & Co. ("Booth") and consequently has voting control and investment discretion over securities held by Booth. Kenneth C. Duca, CFA ("Mr. Duca"), Director and Portfolio Manager of TimesSquare has voting control over Booth. As a result of the foregoing, each of Mr. Duca and TimesSquare may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Booth.

(14) Consists of 69,561 shares of our common stock and 34,781 shares of our common stock underlying the Second PIPE Warrants issued to Formula Growth Global Opportunities Fund. Formula Growth Limited is the sub advisor of Formula Growth Global Opportunities Fund and consequently has voting control and investment discretion over securities held by Formula Growth Global Opportunities Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Global Opportunities Fund.

(15) Consists of 278,261 shares of our common stock and 139,130 shares of our common stock underlying the Second PIPE Warrants issued to Formula Growth Fund. Formula Growth Limited is the sub advisor of Formula Growth Fund and consequently has voting control and investment discretion over securities held by Formula Growth Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Fund.

(16) Consists of 243,478 shares of our common stock and 121,739 shares of our common stock underlying the Second PIPE Warrants issued to Formula Growth Hedge Fund. Formula Growth Limited is the sub advisor of Formula Growth Hedge Fund and consequently has voting control and investment discretion over securities held by Formula Growth Hedge Fund. Formula Growth Limited, acting alone, has voting and dispositive power over the shares beneficially owned by Formula Growth Hedge Fund.

(17) Consists of 11,900 shares of our common stock and 5,950 shares of our common stock underlying the Second PIPE Warrants issued to AGR Trading SPC. Ospraie Management, LLC ("Ospraie") is the sub advisor of AGR Trading SPC and consequently has voting control and investment discretion over securities held by AGR Trading SPC. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass Offshore SAV PCC Limited.

(18) Consists of 98,172 shares of our common stock and 49,086 shares of our common stock underlying the Second PIPE Warrants issued to Compass Offshore SAV PCC Limited. Ospraie Management, LLC ("Ospraie") is the sub advisor of Compass Offshore SAV PCC Limited and consequently has voting control and investment discretion over securities held by Compass Offshore SAV PCC Limited. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass Offshore SAV PCC Limited.

(19) Consists of 80,322 shares of our common stock and 40,161 shares of our common stock underlying the Second PIPE Warrants issued to Compass SAV LLC. Ospraie Management, LLC ("Ospraie") is the sub advisor of Compass SAV LLC and consequently has voting control and investment discretion over securities held by Compass SAV LLC. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Compass SAV LLC.

(20)  Consists of 28,778 shares of our common stock and 14,389 shares of our common stock underlying the Second PIPE Warrants issued to Egret Investments, Ltd. Ospraie Management, LLC ("Ospraie") is the sub advisor of Egret Investments, Ltd ("Egret") and consequently has voting control and investment discretion over securities held by Egret. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Egret Investments, Ltd.

(21)  Consists of 111,546 shares of our common stock and 55,773 shares of our common stock underlying the Second PIPE Warrants issued to Ospraie Equity Master Fund, LP. Ospraie Management, LLC ("Ospraie") is the sub advisor of Ospraie Equity Master Fund, LP ("Ospraie Equity Master Fund") and consequently has voting control and investment discretion over securities held by Ospraie Equity Master Fund. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Ospraie Equity Master Fund, LP.

(22) Consists of 17,108 shares of our common stock and 8,554 shares of our common stock underlying the Second PIPE Warrants issued to Permal Ospraie Ltd. Ospraie Management, LLC ("Pernal Ospraie") is the sub advisor of Pernal Ospraie, Ltd. ("Pernal Ospraie ") and consequently has voting control and investment discretion over securities held by Ospraie Equity Master Fund. Michael Wasserman, acting alone, has voting and dispositive power over the shares beneficially owned by Pernal Ospraie, Ltd.

(23) Consists of 285,716 shares of our common stock, 71,429 shares of our common stock underlying the First PIPE Series A Warrant and 71,429 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(24) Consists of 210,000 shares of our common stock, 45,000 shares of our common stock underlying the First PIPE Series A Warrant, 45,000 shares of our common stock underlying the First PIPE Series B Warrant and 15,000 shares of common stock underlying the Second PIPE Warrants issued to Millrace Fund LP. Millrace Asset Group Inc. ("Millrace Asset") is the investment advisor of Millrace Fund LP. ("Millrace Fund") and consequently has voting control and investment discretion over securities held by Millrace Fund. William J. Kitchel ("Mr. Kitchel"), President of Millrace Asset has voting control over Fund. As a result of the foregoing, each of Mr. Kitchel and Millrace Asset may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Millrace Fund.

(25) Consists of 200,000 shares of our common stock, 37,500 shares of our common stock underlying the First PIPE Series A Warrant, 37,500 shares of our common stock underlying the First PIPE Series B Warrant and 25,000 shares of common stock underlying the Second PIPE Warrants issued to Pennington Capital. Robert J. Evans is the managing partner of Pennington Capital. Robert J. Evans, acting alone, has voting and dispositive power over the shares beneficially owned by Pennington Capital.

(26) Consists of 142,500 shares of our common stock, 35,625 shares of our common stock underlying the First PIPE Series A Warrant and 35,625 shares of our common stock underlying the First PIPE Series B Warrant issued to Perritt Emerging Opportunities Fund. Michael Corbett is the President of Perritt Emerging Opportunities Fund. Michael Corbett, acting alone, has voting and dispositive power over the shares beneficially owned by Perritt Emerging Opportunities Fund.

(27)  Consists of 173,914 shares of our common stock, 86,957 shares of our common stock underlying the Third PIPE Series A Warrant and 76,923 shares of our common stock underlying the Third PIPE Series B Warrant issued to Hudson Bay Master Fund, Ltd.

(28) Consists of 105,000 shares of our common stock and 52,500 shares of our common stock underlying the Second PIPE Warrant and issued to the selling stockholder.

(29) Consists of 90,000 shares of our common stock and 45,000 shares of our common stock underlying the Second PIPE Warrant issued to Seaside 88, LP. William Ritger is the General Partner of Seaside 88, LP. William Ritger, acting alone, has voting and dispositive power over the shares beneficially owned by Seaside 88, LP.

(30) Consists of 86,957 shares of our common stock, 43,479 shares of our common stock underlying the Second PIPE Warrants issued to Straus Partners, L.P. Melville Strauss is the Managing Principal of Strauss Partners, L.P. Melville Strauss, acting alone, has voting and dispositive power over the shares beneficially owned by Strauss Partners, L.P..

(31) Consists of 71,428 shares of our common stock, 17,857 shares of our common stock underlying the First PIPE Series A Warrant and 17,857 shares of our common stock underlying the First PIPE Series B Warrant issued to Alpha Capital Anstalt. Konrad Ackerman is the director of Alpha Capital Anstalt. Konrad Ackerman, acting alone, has voting and dispositive power over the shares beneficially owned by Alpha Capital Anstalt.

(32) Consists of 40,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 5,000 of our common stock underlying Second PIPE Warrants issued to Fernandez Marital Trust #2. Michael Fernandez is the trustee of Fernandez Marital Trust #2. Michael Fernandez has voting and dispositive power over the shares beneficially owned by the Fernandez Marital Trust #2 and has investment control of its shares of our common stock.

(33) Consists of 25,000 shares of our common stock, 3,750 shares of our common stock underlying the First PIPE Series A Warrant, 3,750 shares of our common stock underlying the First PIPE Series B Warrant and 5,000 of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(34) Consists of 60,000 shares of our common stock, 15,000 shares of our common stock underlying the First PIPE Series A Warrant and 15,000 shares of our common stock underlying the First PIPE Series B Warrant issued to MicroPIPE Fund I, LLC. David Mickelson is the managing member of MicroPIPE Fund I, LLC. David Mickelson, acting alone, has voting and dispositive power over the shares beneficially owned by MicroPIPE Fund I, LLC.

(35) Consists of 76,000 shares of our common stock, 14,500 shares of our common stock underlying the First PIPE Series A Warrant and 14,500 shares of our common stock underlying the First PIPE Series B Warrant and 9,000 shares of our common stock underlying the Second PIPE Warrants issued to Stanford Baratz Rev. Trust. Stanford Baratz is the trustee of Stanford Baratz Rev. Trust. Stanford Baratz has voting and dispositive power over the shares beneficially owned by the Stanford Baratz Rev. Trust and has investment control of its shares of our common stock.

(36) Consists of 56,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant, 7,500 shares of our common stock underlying the First PIPE Series B Warrant and 13,000 of our common stock underlying Second PIPE Warrants issued to Pinnacle Investment Group, LLC. Jeffrey Peterson is the managing partner of Pinnacle Investment Group, LLC. Jeffrey Peterson, acting alone, has voting and dispositive power over the shares beneficially owned by Pinnacle Investment Group, LLC.

(37) Consists of 55,000 shares of our common stock, 27,500 shares of our common stock underlying the Second PIPE Warrant issued to Mulholland Fund LP. Thomas J. Laird is the managing partner of Mulholland Fund. Mulholland Fund, acting alone, has voting and dispositive power over the shares beneficially owned by Mulholland Fund.

(38)  Consists of 52,174 shares of our common stock and 26,087 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(39)  Consists of 52,000 shares of our common stock and 26,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(40) Consists of 50,000 shares of our common stock and 25,000 shares of our common stock underlying the Second PIPE Warrants issued to Paragon Capital LP.  Alan P Donenfeld is the General Partner of the Paragon Capital LP. Alan P Donenfeld, acting alone, has voting and dispositive power over the shares beneficially owned by Paragon Capital LP.

(41) Consists of 40,000 shares of our common stock and 20,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(42) Consists of 34,784 shares of our common stock and 17,392 shares of our common stock underlying the Second PIPE Warrants issued to the Joan & David Warner Family Limited Partnership.  Ted is the General Partner of the Joan & David Warner Family Limited Partnership. Alan P Donenfeld, acting alone, has voting and dispositive power over the shares beneficially owned by Joan & David Warner Family Limited Partnership.

(43)  Consists of 34,782 shares of our common stock and 17,391 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(44) Consists of 32,000 shares of our common stock, 5,000 shares of our common stock underlying the First PIPE Series A Warrant, 5,000 shares of our common stock underlying the First PIPE Series B Warrant and 6,000 shares of our common stock underlying Second PIPE Warrants issued to Warberg Opportunistic Trading Fund LP. David Warsh is the manager of the Warberg Opportunistic Trading Fund LP. David Warsh, acting alone, has voting and dispositive power over the shares beneficially owned by Warberg Opportunistic Trading Fund LP.

(45)  Consists of 30,000 shares of our common stock and 15,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(46) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(47) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our common stock underlying the First PIPE Series B Warrant issued to G-2 Trading, LLC. Kenneth Finnen is the Chief Compliance Officer of G-2 Trading, LLC. Kenneth Finnen, acting alone, has voting and dispositive power over the shares beneficially owned by G-2 Trading, LLC.

(48) Consists of 30,000 shares of our Common Stock 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our Common Stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(49) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our common stock underlying the First PIPE Series B Warrant issued to Killer Whale Holdings, LLC. Mark Anderson is the President of Killer Whale Holdings, LLC. Mark Anderson, acting alone, has voting and dispositive power over the shares beneficially owned by Killer Whale Holdings, LLC.

(50) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholders. Tom and Maureen Pesek jointly have voting and dispositive power over the shares.

(51) Consists of 30,000 shares of our common stock, 7,500 shares of our common stock underlying the First PIPE Series A Warrant and 7,500 shares of our common stock underlying the First PIPE Series B Warrant issued to the selling stockholder.

(52) Consists of 25,000 shares of our common stock, 3,750 shares of our common stock underlying the First PIPE Series A Warrant, 3,750 shares of our common stock underlying the First PIPE Series B Warrant and 5,000 shares of our common stock underlying Second PIPE Warrants issued to the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08. Robert B. Stewart, Jr. is the trustee of the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08. Robert B. Stewart, Jr. has voting and dispositive power over the shares beneficially owned by the Robert B. Stewart, Jr. Separate Property Trust U/A/D 11/10/08 and has investment control of its shares of our common stock.

(53) Consists of 20,000 shares of our common stock, 10,000 shares of our common stock underlying the Second PIPE Warrants issued to Alberta Resources, LLC. Ronald Eibensteiner is the Chairman of Alberta Resources, LLC. Ronald Eibensteiner, acting alone, has voting and dispositive power over the shares beneficially owned by Alberta Resources, LLC.

(54) Consists of 20,000 shares of our common stock and 10,000 shares of our common stock underlying the Second PIPE Warrant issued to the Fearol B Weidmann  Intervivos Revocable Trust U/A/D 11/20/09. Fearol B Weidmann is the trustee of the Fearol B Weidmann Intervivos Revocable Trust U/A/D 11/20/09. Fearol B Weidmann has voting and dispositive power over the shares beneficially owned by the Fearol B Weidmann  Intervivos Revocable Trust U/A/D 11/20/09 and has investment control of its shares of our common stock.

(55) Consists of 20,000 shares of our common stock and 10,000 shares of our common stock underlying the Second PIPE Warrant issued to the Kleeman Family 2004 Revocable Trust. Stephen Kleeman is the trustee of the Kleeman Family 2004 Revocable Trust. Stephen Kleeman has voting and dispositive power over the shares beneficially owned by the Kleeman Family 2004 Revocable Trust and has investment control of its shares of our common stock.

(56) Consists of 18,000 shares of our common stock and 9,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(57)  Consists of 18,000 shares of our common stock and 9,000 shares of our common stock underlying the Second PIPE Warrant issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of Ruth Meany Murphy, the sole owner of the Individual Retirement Account and selling stockholder.

(58)  Consists of 18,000 shares of our common stock and 9,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(59) Consists of 18,000 shares of our common stock and 9,000 shares of our common stock underlying the Second PIPE Warrant issued to the selling stockholder.  Pershing, LLC is the acting custodian for benefit of William C. Schaeder, the sole owner of the Individual Retirement Account and selling stockholder.

(60)  Consists of 17,392 shares of our common stock and 8,696 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(61) Consists of 17,392 shares of our common stock and 8,696 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(62) Consists of 17,392 shares of our common stock and 8,696 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(63)  Consists of 17,391 shares of our common stock and 8,695 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(64)  Consists of 8,696 shares of our common stock and 4,348 shares of our common stock underlying the Second PIPE Warrant issued to the David W Andreas Trust. David W Andreas is the trustee of the David W Andreas Trust. David W Andreas has voting and dispositive power over the shares beneficially owned by the David W Andreas Trust and has investment control of its shares of our common stock.

(65)  Consists of 8,696 shares of our common stock and 4,348 shares of our common stock underlying the Second PIPE Warrant issued to the Donna J Andreas Trust. Donna J Andreas is the trustee of the Donna J Andreas Trust. Donna J Andreas has voting and dispositive power over the shares beneficially owned by the Donna J Andreas Trust and has investment control of its shares of our common stock.

(66) Consists of 14,286 shares of our common stock, 3,572 shares of our common stock underlying the First PIPE Series A Warrant and 3,572 shares of our common stock underlying the First PIPE Series B Warrant issued to Cranshire Capital, LP. Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview and has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(67) Consists of 14,000 shares of our common stock and 7,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(68)  Consists of 9,100 shares of our common stock and 4,550 shares of our common stock underlying the Second PIPE Warrant issued to the selling stockholder.  RBC Capital Markets is the acting custodian for benefit of Robert Castle, the sole owner of the Individual Retirement Account and selling stockholder.

(69) Consists of 4,200 shares of our common stock and 2,100 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(70) Consists of 10,000 shares of our common stock and 5,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(71) Consists of 10,000 shares of our common stock and 5,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(72) Consists of 8,700 shares of our common stock and 4,350 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(73) Consists of 8,700 shares of our common stock and 4,350 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(74) Consists of 8,696 shares of our common stock and 4,348 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(75) Consists of 8,696 shares of our common stock and 4,348 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(76) Consists of 8,696 shares of our common stock and 4,348 shares of our common stock underlying the Second PIPE issued to Viva Co, LLC. Douglas H Kelsall is the Managing Member of Viva Co, LLC. Douglas H Kelsall, acting alone, has voting and dispositive power over the shares beneficially owned by Viva Co., LLC.

(77)  Consists of 8,695 shares of our common stock and 4,347 shares of our common stock underlying the Second PIPE Warrants issued to Robert Rosenthal Residual Trust. Hinda Marcia Rosenthal is the trustee of Robert Rosenthal Residual Trust. Hinda Marcia Rosenthal has voting and dispositive power over the shares beneficially owned by the Robert Rosenthal Residual Trust and has investment control of its shares of our common stock.

(78) Consists of 8,000 shares of our common stock and 4,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(79) Consists of 8,000 shares of our common stock and 4,000 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(80) Consists of 5,000 shares of our common stock and 2,500 shares of our common stock underlying Second PIPE Warrants issued to the selling stockholder.

(81) Consists of 158,178 shares of our common stock underlying the First PIPE Series A Warrant and 158,940 shares of our common stock underlying the First PIPE Series B Warrant and 102,425 shares of our common stock underlying the Second PIPE Warrants issued to Northland Securities for services rendered as our placement agent.

Except for Randal Capps, Northland Securities, or any broker-dealer acting as custodian for IRA investors none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years;
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 17,459,249 shares, including (1) up to an aggregate of 10,859,805 shares of common stock issued in our private placement offerings, which include up to 500,000 shares of common stock issuable as penalty shares in connection with the delayed filing of a registration statement, (2) up to 6,179,901 shares of common stock issuable upon the exercise of common stock purchase warrants issued in the offerings and (3) up to 419,543 shares of common stock issuable upon exercise of placement agent’s warrants.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

–	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

–	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, except in the event that some or all of the Warrants held by the selling security holders are exercised for cash. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.  Certain of the warrants have cashless exercise provisions for which we will receive no cash upon exercise of the warrants.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders, that participate in the sale of the common stock or interests therein may be deemed as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders may be deemed underwriters pursuant to Section 2(a)(11) of the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $66,231. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such common stock without restriction by any method permitted by applicable law

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock are trading on the Over the Counter Bulletin Board (“OTCBB”) under the trading symbol “ASEN.” The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock Global Opportunities Fund and could have a long-term adverse impact on our ability to raise capital in the future.

During the two year period ended December 31, 2010, there were no reported trades for the Company’s common stock until October 15, 2010. The following table sets forth, for the period indicated, the high and low closing prices for our common stock on the OTCBB as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High ($)	Low ($)

Second Quarter ended June 30, 2011	$8.25	6.75

First Quarter ended March 31, 2011	$8.40	3.75

Fourth Quarter ended December 31, 2010	$3.75	2.50

Holders

As of August 29, 2011, there are 39,587,317 shares of common stock are issued and outstanding. There are approximately 245 record shareholders of our common stock.

Transfer Agent and Registrar

Standard Registrar & Transfer Co., Inc. is currently the transfer agent and registrar for our common stock. Its address is 12528 South 1840 East, Draper, UT 84020. Its phone number is (801) 571-8844.

Dividend Policy

The Company has never declared or paid dividends on our common stock. The Company intends to retain earnings, if any, to support the development of its business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company’s board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has an annual executive stock incentive plan under which the executives directors and employees were granted 11,265,000 options as of August 29, 2011. And additional 600,000 will be granted to an executive on April 15, 2012, 2013 and 2014.

DESCRIPTION OF SECURITIES

We are authorized to issue 70,000,000 shares of our common stock, par value $0.001 and 1,000,000 shares of preferred stock, par value $0.001.  As of August 29, 2011, 39,587,317 shares of common stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

(a)	Common Stock.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b)	Preferred Stock.

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

(c)	Investor Warrants.

In the First PIPE, we issued five-year Series A Warrants to purchase an aggregate of 1,100,482 shares of common stock at an exercise price of $5.00 and five-year Series B Warrants to purchase an aggregate of 1,100,482 shares of common stock at an exercise price of $6.50 per share, respectively to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date of the offering.

In the Second PIPE, we issued five-year Warrants to purchase an aggregate of 1,848,502 shares of common stock excisable at a price of $9.00 per share to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date of the offering.

In the Third PIPE, we issued Series A Warrants to purchase 1,130,435 shares of common stock which are exercisable immediately after issuance, have a 5-year term and a per share exercise price of $9.00 per share; and Series B Warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of the our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A Warrant Shares sold in the Third PIPE, and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences.

If made exercisable pursuant to (A) in the preceding sentence, the Third PIPE Series B Warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

The Third PIPE Series A and B Warrants are exercisable on a cashless basis if the registration statement is not effective by the required effectiveness date.  The number of shares of common stock to be received upon the exercise of the Third PIPE Series A and B Warrants and the exercise price of the Series A and B Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the issuance date.  Additionally, the exercise price of the Series A Warrants shall be adjusted upon the issuance of certain securities at a price per share (the “New Issuance Price”) less than the exercise price then in effect, to an exercise price equal to 110% of the New Issuance Price; however, the exercise price may never be reduced to lower than $5.00. There are features associated with the Series A and B Warrants that may need to be bifurcated and recorded as a liability with a corresponding reduction to the amount recorded to equity.  The amount to be recorded as a liability is not yet known as our analysis is not yet complete.

(e)	Agent Warrants

Northland Capital Markets (“Northland”) acted as our exclusive placement agent in connection with the First PIPE and Second PIPE. For the placement agent services in connection with the First PIPE, we issued to Northland on the closing date five-year warrants to purchase 317,118 shares of common stock, which are exercisable at an exercise price of $5.00 per share with respect to 158,178 shares and $6.50 per share with respect to 158,940 shares.  For the placement agent services in connection with the Second PIPE, we issued to Northland on the closing date five-year warrants to purchase 102,425 shares of our common stock which are exercisable at an exercise price of $9.00 per share.  The Agent Warrants have the same terms, including registration rights, as the warrants issued to the investors in the offering. The number of shares of common stock to be received upon the exercise of the warrants issued to Northland and the exercise price of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date.

DESCRIPTION OF THE BUSINESS

We are an independent, non-operator oil and natural gas company engaged in the acquisition, exploration and development of oil and natural gas properties.  We ahold leasehold acreage positions in, and are actively drilling and participating in drilling in regions for potential petroleum development located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken, where the Company and or its operating partners are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

As of August 25, 2011, we held working interests in approximately 40,000 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

Crude oil comprised 48.6% of our 4.71 million barrels of equivalent oil of estimated net proved reserves at December 31, 2010, and 38.6% of our approximate 146,669 barrels of equivalent (Boe) of oil production for the year ended December 31, 2010. We do not seek to operate the wells in which we own an interest; rather, we exclusively seek to partner with experienced operators that are familiar with the respective geological formations in which we own mineral interests. By partnering with established operators, we believe we are able to manage the cost of operations more effectively.

Corporate History

We were incorporated as National Franchise Directors, Inc. under the laws of the state of Delaware on March 4, 2005.  On October 25, 2005, we changed our name to Famous Uncle Al’s Hot Dogs & Grille, Inc. for the purpose of obtaining all existing and future restaurant franchising rights from Famous Uncle Al’s Hot Dogs, Inc., and on October 28, 2010, we changed our name to American Standard Energy Corp. to reflect our new operations.

Nevada ASEC was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain oil and natural gas leaseholds from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.

On October 1, 2010, we entered into a Share Exchange Agreement by and among our then-controlling stockholder, Nevada ASEC (then a privately-held oil exploration and production company) and the former stockholders of Nevada ASEC.  Pursuant to the Share Exchange Agreement, we (i) sold our former restaurant franchise rights and related operations to the former controlling stockholder in exchange for the cancellation of 25,000,000 shares of our common stock and (ii) acquired 100% of the outstanding shares of common stock of Nevada ASEC from the former Nevada ASEC stockholders and received $25,000 of additional consideration.  In exchange, the Nevada ASEC stockholders received approximately 22,000,000 shares of our common stock representing approximately 86.1% ownership of the Company on a fully-diluted basis as of the closing date of the Share Exchange Agreement. As a result, the former stockholders of Nevada ASEC acquired control of the Company and the transaction was accounted for as a recapitalization with Nevada ASEC as the accounting acquirer of the Company. Accordingly, the financial statements of Nevada ASEC became the historical financial statements of the Company.  As a result of the transactions consummated pursuant to the Share Exchange Agreement, Nevada ASEC became our wholly-owned subsidiary.

On May 1, 2010, the XOG Group separated certain oil and gas properties from their operations and contributed them to Nevada ASEC in return for 80% of the common stock of Nevada ASEC. The acquisition of the oil and natural gas properties from the XOG Group was a transaction under common control and, accordingly, Nevada ASEC recognized the assets and liabilities acquired from the XOG Group at their historical carrying values and no goodwill or other intangible assets were recognized.  The oil and gas properties contributed by the XOG Group to Nevada ASEC consisted of seven completed and operating wells within the Permian Basin region of West Texas as well as over approximately 10,600 acres of undeveloped leasehold rights in three primary regions: (i) the Bakken, (ii) the Eagle Ford and (iii) certain positions in the Permian Basin leased from the University of Texas.

On December 1, 2010, we entered into an agreement with Geronimo whereby we acquired certain leasehold interests in oil and natural gas properties located in North Dakota consisting of 26 wells located in Burke, Divide, Dunn, McKenzie, Mountrail, and Williams Counties (the “Bakken 1 Properties”) for $500,000 cash and 1,200,000 shares of the Company’s common stock valued at $3.96 million.  The acquisition was accounted for as a transaction under common control and accordingly, we recorded the Bakken 1 Properties at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result, the historical assets, liabilities and operations of the Bakken 1 Properties are included retrospectively in our consolidated financial statements for all periods presented.

On February 11, 2011, we acquired certain developed oil and natural gas properties leasehold interests in consisting of 24 wells on approximately 2,374 net acres located in Texas, Oklahoma and Arkansas, of which approximately 2,200 net acres are located within the Permian Basin (the “Group 1 & 2 Properties”), from Geronimo for $7,000,000 cash. The acquisition was accounted for as a transaction under common control and accordingly, we recorded the assets and liabilities acquired from Geronimo at their historical carrying values. As a result, the historical assets, liabilities and operations of the Group 1 & 2 Properties are included retrospectively in our consolidated financial statements for all periods presented.

On March 1, 2011, we acquired certain undeveloped mineral rights leaseholds held on approximately 10,147 net acres in the Bakken Shale Formation in North Dakota (the “Bakken 2 Properties”) from Geronimo in exchange for $3,000,000 cash and the issuance of 883,607 shares of the Company’s common stock valued at $5,787,626.  Certain of these mineral rights with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, as a result, were not under common control at that date and have been excluded from the historical consolidated financial statements as of December 31, 2010.  These subsequently-acquired undeveloped mineral rights are reflected in our March 31, 2011 interim consolidated financial statements.

On April 8, 2011, we acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin (the “Bakken 3 Properties”) from Geronimo for $1.86 million, which includes a $1.0 million down payment made on March 25, 2011.

On August 22, 2011, we acquired approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from Geronimo for approximately $14.8 million which comprised of $13.5 million in cash on April 15, 2011 and 208,200 shares of the Company’s common stock at a price per share of $6.435. We are currently evaluating the method of accounting to be used for this transaction.

Business Overview

Our wholly-owned subsidiary, Nevada ASEC, was formed for the original purpose of acquiring the oil and natural gas properties from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.  We anticipate that our focus will be on acquiring and developing additional assets within the Permian Basin, Bakken, and Eagle Ford regions described below.  Notwithstanding this focus, we also expect to pursue the acquisition of property and assets within other geographic areas that meet our general investment guidelines and targets.

As of August 25, 2011, we held working interests in approximately 40,000 net acres in the Permian Basin, Bakken and Eagle Ford regions.  These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while also bearing any related exploration, development, and operating costs.

•
Permian Basin. We own two leasehold portfolios in the Permian Basin of West Texas, consisting of approximately 6,500 net acres, one of which includes nine producing wells and the other is an undeveloped portfolio of leasehold acreage originally acquired from the University of Texas by XOG in 2009.  The Company has a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas that has been operating, developing and exploiting the Permian Basin, as well as operating in 14 other states, for 30 years.  This relationship has produced acquisition opportunities for us beginning in 2010 and is expected to provide us with additional opportunities for land acquisition and joint ventures with various operators.   Randall Capps is the sole owner of XOG and a member of our board of directors.  Through his ownership interest in XOG, Mr. Capps is also the largest shareholder of our common stock.

•
Bakken Shale.  We hold working interests in the Bakken Shale covering approximately 32,300 net acres. XOG has owned interests in the Bakken area for the last four years procuring mineral leasehold rights and participating in wells.  The Bakken Shale Formation stretches across portions of North Dakota and Montana. According to a U.S. Geological Survey assessment released in 2008, the Bakken Shale formation could contain approximately 3.65 billion barrels of recoverable oil.

•
Eagle Ford Shale.  We currently hold working interests in the Eagle Ford Shale formation covering approximately 1,200 net acres. The Eagle Ford Shale was not recognized as an economically viable oil and gas reservoir until recently and, while it has been viewed as a significant source of natural gas, it is now also being seen as a significant oilfield when compared to its shale peers in the United States. Due to evolving technology such as horizontal drilling and hydraulic fracturing, oil and natural gas can now be more easily extracted from shale formations.  The northern part of the Eagle Ford Shale has higher volumes of oil. Shell Oil, EOG Resources and PetroHawk Energy are a few of the many companies with positions and active drilling programs at Eagle Ford Shale.

Operations

We have structured our operations in such a way that we believe mitigates significant operating expenses by maintaining a limited in-house employee base outside of the executive team.  We expect to limit overhead and staff and the majority of operational duties have been outsourced to consultants and independent contractors.  We currently have two employees other than our four officers.  For each well, we enter into a joint operating agreement with an operator who is responsible for the management and day-to-day operation of one or more crude oil and/or natural gas wells. The operator is generally a working-interest owner in the well or a company under contract to the working-interest owner(s).  Our relationships with operators allow us to streamline production and development activities, reducing fixed overhead and non-leasehold capital investments.

Drilling Projects

We plan to utilize our relationship with XOG and other operators for drilling and operating services through operating agreements and direct investments.  In addition, we expect to deploy capital into both our own prospects as well as third-party prospects while garnering a minority interest in wells.  We believe we may be able to leverage its acreage position into more potential drilling sites and spread its risk through participation in numerous small working interest positions, coupled with some majority interest working positions, where we contract with outside operators to manage drilling and production operations.

Marketing and Customers

As a non-operator, we rely on outside operators for the transportation, marketing/sales and account reporting for all production.  The operators of our wells are responsible for the marketing and sales of all production to regional purchasers of petroleum products, and we evaluate the credit worthiness of those purchasers periodically.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the oil and natural gas exploration and production industry as a whole.  Although our operating partners are expected to be in compliance with the extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies with regard to exploration and production including acquiring proper permits for drilling operations, drilling bonds and reports concerning operations, we strive to comply with all regulatory burdens we share as a function of our interest in oil and gas leaseholds and the potential pooling of oil and natural gas properties. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry may increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Competition

The oil and gas industry is very competitive and we compete with numerous other oil and gas exploration and production companies.  Many of these companies have resources which exceed those of the Company.  Also, many of these companies are integrated in their approach which includes not only exploration and production but transportation, sales of resources and refining capabilities. The larger or integrated competitors may have the resources to be able to out-bid our leasing abilities in certain high demand areas of the country.

The larger companies may also be able to better absorb the burden of existing and any changes to federal, state and local laws and regulations, which would adversely affect our competitive position.

Our ability to discover reserves and acquire additional properties in the future will be dependent upon its ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive industry.  In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in this industry.  Should a larger and better financed company decide to directly compete with us and be successful in its efforts, our business could be adversely affected.

Competitive Advantage

We believe our competitive advantage is our streamlined operating model, which we believe may enable us to grow leasehold acquisition and acreage development at an accelerated pace in the future.  Our ability to efficiently utilize our capital and revenue at a greater percentage than most exploration and production companies for expanding our leasehold acreage and  participation in development gives us an advantage in growth and may provide flexibility to maneuver into new desirable leaseholds as they are discovered and proven.  Finally, our network of strategic relationships with the XOG Group, asset owners and other oil and gas companies within the regions of interest will help source attractive properties for investment.

As a non-operator, we engage in the drilling process through operators’ drilling units that include our acreage position. By eliminating the fixed staffing required to manage this process internally, we reduce our fixed employee cost structure and overhead.  We currently employ two different leasehold acquisition and ownership strategies.  These strategies are defined by nature of the oil and natural gas play involved, and the geographic location of the reserves in question.  We currently divide our strategies between its shale formation play activities in the Bakken and Eagle Ford regions of North Dakota and South Texas, respectively, and its long-lived oil well activities in the Permian Basin region of West Texas.

In the Bakken and Eagle Ford regions, we try to spread our development risk across a more diversified leasehold portfolio.  In these shale plays, we prefer to invest in many wells as a minority owner with a smaller working interest and investment, versus fewer wells as a majority owner. Through this approach, our investment strategy reduces the possibility of large capital losses due to a dry hole or mechanical failure in which the entire well is abandoned and costs must be absorbed.  Further, utilizing a non-operator business model, we are not limited in acquisition size of leasehold acreage and participation.  Therefore, we believe we have more opportunity to acquire smaller, but more numerous, leasehold acreage in and around prolific plays which will be beneficial for us but which are not preferred by larger, operating-oriented companies.

In the Permian Basin region of West Texas, we maintain a different investment strategy.  We currently own majority working interest positions in 9 producing wells as well as undeveloped leasehold rights in the Permian Basin region.  In total, we held more than 4,200 acres of leasehold rights in the Permian Basin as of December 31, 2010 and, through subsequent acquisitions, held approximately 6,500 acres of leasehold rights in the Permian Basin as of June 30, 2011. We hold the majority working interest in all of this acreage.  As we look to develop this acreage, we expect to rely on outside operators to manage drilling and production of the wells.  Our Permian Basin properties are primarily long-lived oil producing wells.

Office Locations

We lease our 4,092 square foot office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental amount is $23.00 per square foot or $7,800 per month, beginning February 1, 2011, and increases of $0.50 per square foot annually thereafter.

We also maintain a satellite office at XOG’s offices located at 1801 W. Texas Ave., Midland, Texas, for which we are presently not being charged for such occupancy.

Employees

We currently have a full-time staff of three executive officers and two additional employees who manage all of our day to day operations.  We expect to selectively increase staff during the remainder of 2011, specifically in the area of land acquisition and administrative personnel.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DISCLOSURE RELATED TO OIL AND GAS PRODUCING ACTIVITIES

Leasehold Holdings

We are developing properties in the Bakken Shale Formation of North Dakota, the Wolfberry Formation within the Permian Basin of West Texas, and the Eagle Ford Shale Formation of South Texas.

We control the rights to mineral leases covering approximately 40,000 net acres in the following three primary prospect areas.  Within each area drilling has commenced on:

•
approximately 30,800 net acres targeting the Bakken and Three Forks Shale Formations in North Dakota. Our working interest in the Bakken range from less than 1% to 100%.  The Company’s Bakken working interests range from 0.5% to 100% with the median average per well working interest at or below 5%. Our holdings are located in Mountrail, Dunn, Billings, Burke, McKenzie, Divide, Golden Valley, Stark and Williams Counties, North Dakota.

•
approximately 6,400 net acres targeting the Wolfberry, Wolfcamp, and Spraberry Formation within the Permian Basin in West Texas.  We hold a 100% working interest in all of our Permian Basin acreage, including the University Assets. The University Assets and the our Permian Basin leases are located in Upton, Andrews, Reagan, Schleicher, Glasscock, Scurry, Yoakum, Crane, Midland, Gaines, Borden, and Crockett Counties, Texas and Lea County, New Mexico.  We currently have nine producing wells in Upton County, under which the Company maintains a 100% gross working interest.  We also own a 100% working interest in a well located in San Patricio County, Texas, which lies outside of the Permian Basin.

•
approximately 1,200 net acres in the Eagle Ford Shale Formation in South Texas.  We hold a 10% working interest in Eagle Ford acreage, which is operated by Cheyenne Petroleum.  Our 1,200 net acres are located in Frio, LaSalle and San Patricio Counties, Texas, in which we are targeting the Eagle Ford Shale development.  We have a 10% working interest in three completed wells that are temporarily shut in to connect to natural gas pipeline infrastructure as of March 31, 2011. We anticipate one or more of these wells to begin producing in the next 30 to 60 days of the date of this prospectus.

Reserves

Our proved oil and natural gas reserves are all located in the United States, primarily in the Permian Basin of West Texas and the Williston Basin of North Dakota.  The reservoir engineering reports used in this prospectus are calculated as of December 31, 2010. The estimates of proved reserves at December 31, 2010 are based on reports prepared by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor (the “Engineering Reports”) which are included herein as Exhibit 99.5 and the estimates of proved reserves at December 31, 2009 are based on reports prepared by Williamson Petroleum Consultants and reports prepared by Bryant M. Mook, B.Sc. M.Eng.  Proved reserves were estimated in accordance with the guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”).

The following table provides a roll-forward of the total proved reserves for the years ended December 31, 2010 and 2009, as well as disclosures of proved developed and proved undeveloped reserves at December 31, 2010 and 2009. Barrels of oil equivalent (Boe) are determined using a ratio of 6 Mcf of natural gas to 1 Bbl of crude oil.

		Natural
	Oil	Gas	Total
	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1, 2010	2,047,616	13,508,944	4,299,107
Revisions	173,505	1,527,388	428,070
Discoveries	126,366	15,370	128,928
Production	(56,657)	(540,072)	(146,669)

Balance, December 31, 2010	2,290,830	14,511,630	4,709,436

Proved developed reserves	759,642	9,370,893	2,321,457
Proved undeveloped reserves	1,531,188	5,140,737	2,387,979

Total proved reserves	2,290,830	14,511,630	4,709,436

Total Proved Reserves:
Balance, January 1, 2009	1,542,479	13,113,295	3,728,028
Revisions	548,974	1,002,095	715,991
Discoveries	12,166	4,016	12,835
Production	(56,003)	(610,462)	(157,747)

Balance, December 31, 2009	2,047,616	13,508,944	4,299,107

Proved developed reserves	532,070	8,602,907	1,965,888
Proved undeveloped reserves	1,515,546	4,906,037	2,333,219

Total proved reserves	2,047,616	13,508,944	4,299,107

Pricing

The following table summarizes the average prices utilized in the reserve estimates for 2010 and 2009 as adjusted for location, grade and quality:

	As of December 31,
	2010	2009

Prices utilized in the reserve estimates:
Oil per Bbl(a)	$75.30	57.06
Gas per Mcf(b)	$5.31	4.10

(a)
The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month West Texas Intermediate posted price as adjusted for location, grade and quality.

(b)	The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month Henry Hub spot price as adjusted for location, grade and quality.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process

Our policies regarding internal controls over the recording of reserves estimates requires reserves to comply with the SEC definitions and guidance and be prepared in accordance with generally accepted petroleum engineering principles.

Our board of directors is responsible for compliance in booking its oil and natural gas reserves and utilized the reserves estimates made by our third party reserve consultant, Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor, for the preparation of our reserve report, effective December 31, 2010.

Bryant M. Mook has been a petroleum engineering and geological advisor for more than 35 years with multi-disciplinary experience in the oil and gas industry.  Mr. Mook is a Registered Professional Geologist in the State of Wyoming (License No. PG-571). He graduated from Southern Methodist University in 1975 with a Bachelor of Science Degree in Geology and the Colorado School of Mines in 2001 with a Masters of Engineering Degree in Petroleum Engineering.  He meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

Costs Incurred for Oil and Natural Gas Producing Activities

	Years Ended December 31,
	2010	2009

Unproved property acquisition costs	$7,729,953	$1,247,723
Exploration	5,787,926	930,236
Development	4,308,484	194,814

Total	$17,826,363	$2,372,773

Productive Wells

The following table summarizes gross and net productive oil wells by state as of December 31, 2010.  A net well represents our percentage ownership of a gross well.  The following table does not include wells which were awaiting completion, in the process of completion or awaiting flowback subsequent to fracture stimulation.

	As of December 31, 2010
	Gross	Net
Texas, New Mexico, Arkansas, and Oklahoma	45.00	27.40
North Dakota	23.00	0.27
Total	68.00	27.67

Dry Holes

Through the date of this prospectus, we experienced no dry holes.

Drilling Activity

On May 1, 2010 the XOG Group contributed 7 gross (7 net) producing wells to us, which are located in the Permian Basin and which we hold the majority working interests.  These leases contain an estimated 1.1 million barrels of oil equivalents (Boe) of proved oil and gas reserves based on our 2010 Engineering Reports. These initial 7 producing wells in the Permian Basin generated limited revenues from the sale of oil or natural gas in 2010.  In the second quarter of 2010, our activities were primarily limited to the negotiation of agreements, mineral lease acquisitions and preliminary analysis of possible reserves and future production capabilities.

In the Permian Basin, we also contracted with XOG to oversee the drilling and completion of two new wells in Upton County during the Fourth Quarter 2010.  We own a 100% working interest in both of these wells and XOG Operating has been contracted to operate the wells. These two wells were completed in the fourth quarter of 2010 and began successful production in the Wolfberry formation. The initial production results indicate that these two new wells will significantly increase our daily Permian Basin production as each of the wells has been steadily producing approximately 75 Boe/d.

We accelerated our plan for the development of its properties in the third quarter of 2010, when we began to experience a significant increase in drilling activities by its majority working interest partners in the Eagle Ford and Bakken. In the Eagle Ford, Cheyenne Petroleum, our lead operator for 12,000 acres in which we own a 10% working interest, completed three successful wells is in the process of completing two additional wells, and spud a sixth well.

In the Bakken, during 2010 we participated in 43 new wells with various lead operators, including Brigham Exploration Co., Kodiak Oil & Gas Corp., EOG Resources Inc., Marathon Oil Corporation and others.  We also acquired 26 additional working interests in completed or spud wells in the Bakken from the XOG Group on December 1, 2010.  In total, we participated in 69 gross wells (1.25 net) in the Bakken in 2010, with 23 gross wells (0.27 net wells) completed.

Delivery Commitments

We do not currently have any delivery commitments for product obtained from our wells.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding our business and results of operations together with our financial condition. This section should be read in conjunction with our historical combined and consolidated financial statements and notes, as well as the selected historical combined and consolidated financial data included elsewhere in this prospectus. Statements in the our discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. We caution that a number of factors could cause future production, revenues and expenses to differ materially from our expectations. Please see “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an independent, non-operator oil and natural gas company engaged in the acquisition, exploration and development of oil and natural gas properties.  We ahold leasehold acreage positions in, and are actively drilling and participating in drilling in regions for potential petroleum development located in the Permian Basin of West Texas, referred to herein as the Permian Basin, the Eagle Ford Shale Formation of South Texas, referred to herein as Eagle Ford, and the Bakken Shale Formation in North Dakota, referred to herein as Bakken, where the Company and or its operating partners are applying vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

As of August 25, 2011, we held working interests in approximately 40,000 net acres in the Permian Basin, Bakken and Eagle Ford regions. These working interests grant us the right as the lessee of the property to explore for, produce and own oil, natural gas and other minerals, while bearing our portion of related exploration, development and operating costs.

Crude oil comprised 48.6% of ASEC’s 4.71 million barrels of equivalent oil of estimated net proved reserves at December 31, 2010, and 38.6% of the Company’s 146,669 barrels of equivalent of oil production for the year ended December 31, 2010. The Company does not seek to operate the wells in which it owns an interest; instead, the Company exclusively looks to partner with experienced operators that are familiar with the respective geological formations in which ASEC owns mineral interests. By partnering with established operators, ASEC is able to more effectively manage the cost of operations and maintain a lean cost model.
Commodity Prices

Our results of operations are heavily influenced by commodity prices. Factors that may impact future commodity prices, including the price of oil and natural gas, include:

•	developments generally impacting the Middle East, including Iraq, Iran, Libya and Egypt;
•	the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas;
•	the overall global demand for oil;
•	overall North American natural gas supply and demand fundamentals;
•	the impact of the decline of the United States economy;
•	weather conditions; and
•	liquefied natural gas deliveries to the United States.

Although we cannot predict the occurrence of events that may affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that we produce will generally approximate current market prices in the geographic region of the production. From time to time, we will evaluate the benefits of hedging a portion of its commodity price risk to mitigate the impact of price volatility on its business.  We have not engaged in active hedging of our historical production, but reserve the right to implement a derivatives-based hedging program for commodity risk management in the future.

Oil and natural gas prices have been subject to significant fluctuations during the past several years. In general, average oil and natural gas prices were substantially higher during the comparable periods of 2010 measured against 2009. The following table sets forth the average NYMEX oil and natural gas prices for the years ended December 31, 2010 and 2009, as well as the high and low NYMEX price for the same periods:

	Years Ended December 31,
	2010	2009
Average NYMEX prices:
Oil (Bbl)	$79.48	$62.09
Natural gas (MMBtu)	$4.37	$3.94
High / Low NYMEX prices:
Oil (Bbl):
High	$91.48	$81.03
Low	$64.78	$34.03
Natural gas (MMBtu):
High	$7.51	$6.10
Low	$3.18	$1.83

Recent Events

February 2011 Private Placement. On February 1, 2011, we completed a closing of an offering of our securities for total subscription proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share; (ii) 1,100,482 shares of common stock issuable upon exercise of Series A warrants, which have an exercise price of $5.00 per share, and (iii) up to 1,100,482 shares of common stock issuable upon exercise of Series B warrants, which have an exercise price of $6.50 per share (collectively with the Series A warrants, the “February Warrants”) to certain accredited investors. The February Warrants are exercisable for a period of five years.  The number of shares of common stock to be received upon the exercise of the warrants and the exercise prices of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that may occur. Additionally, the February Warrants are subject to a call provision based on the trading price of the common stock.  The Company also issued to its placement agent in the private placement warrants to purchase an aggregate of 317,118 shares of our common stock, which are exercisable for a period of 10 years at an exercise price of $5.00 per share with respect to 158,178 shares of common stock and $6.50 per share with respect to 158,940 shares of common stock.

In connection with the February 1, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement, dated February 1, 2011, in which we agreed to register all of the related private placement common shares and the common shares underlying the warrants within thirty (30) calendar days after February 1, 2011, and use our best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon our failure to comply with the terms of the Registration Rights Agreement and certain other conditions, we are required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As we did not register the shares within thirty calendar days of February 1, 2011, we are required to pay in common stock 1% of the aggregate purchase price on the monthly anniversary of the February 1, 2011 private placement closing date until a registration statement is filed.  We have incurred a cumulative 6% penalty as of August 25, 2011.

March 2011 Private Placement. On March 31, 2011, we completed a closing of an offering of our securities for total subscription proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of our common stock at a price of $5.75 per share and (ii) warrants exercisable for an aggregate of 1,848,502 shares of common stock at an exercise price of $9.00 per share to certain accredited investors. The warrants are exercisable for a period of five years.  The number of shares of common stock to be received upon the exercise of the warrants and the exercise price of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that may occur. We also issued to the placement agent in the private placement warrants to purchase up to 102,425 shares of common stock at an exercise price of $9.00.

In connection with the March 31, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement dated March 31, 2011 in which we agreed to register all of the related private placement shares of common stock and shares of common stock underlying the warrants within thirty (30) calendar days after March 31, 2011, and use our best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Because of our failure to comply with the terms of the Registration Rights Agreement and certain other conditions, we are required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  We have incurred a cumulative 4% penalty as of August 25, 2011.

July 2011 Private Placement.  On July 15, 2011, we completed a closing of an offering of our securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share, (ii) Series A warrants to purchase 1,130,435 shares of common stock at an exercise price of $9.00 per share; and (iii) Series B warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A warrant shares sold in the Third PIPE and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75 per share; and (B) upon certain dilutive occurrences.

If made exercisable pursuant to (A) in the preceding sentence, the Series B warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

In connection with the July 15, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement dated July 15, 2011 in which we agreed to register all of the related private placement shares of common stock and shares of common stock underlying the Series A warrants and Series B warrants within forty-five (45) calendar days after July 15, 2011, and use our best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days (or 150 calendar days upon a full review by the SEC).  We will be required to pay to each investor an amount in cash equal to 3% of the investor’s purchase price in the event we fail to file the initial registration statement with the SEC, or otherwise, 1% of the aggregate purchase price paid by such investor, as applicable if we fail to comply with the terms of the Registration Rights Agreement and certain other conditions, on each monthly anniversary.

Acquisitions of Williston Basin Acreage. On April 8, 2011, we acquired 2,780 acres of undeveloped leaseholds located in Mountrail County of North Dakota’s Williston Basin from Geronimo for $1.86 million, which included a $1.0 million down payment made on March 25, 2011.

Acquisitions of Bakken Acreage. On April 26, 2011, we announced the pending acquisition of approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for approximately $14.8 million.  A cash deposit of $13.5 million was made on April 15, 2011. The closing is subject to the completion of due diligence satisfactory to the Company and other customary closing conditions.

Letters of Intent for the Acquisition of Additional Acreage. On May 31, 2011, we signed non-binding letters of intent to purchase additional oil and natural gas properties from Geronimo. It is expected that when these transactions close, the Company and Geronimo will not be under common control and accordingly these acquisitions will be recorded at their fair market values.

Results of Operations

Year-to-year or other periodic comparisons of the results of our operations can be difficult and may not fully and accurately describe our condition. The following table shows selected operating data for each of the three and six months ended June 30, 2011 and 2010.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Production volumes:
Oil (Bbls)	28,624	13,911	52,887	36,638
Natural Gas (Mcf)	132,891	130,387	241,274	319,912
BOE (1)	50,772	35,642	93,099	89,956
BOE per day	558	392	514	497

Sales Prices
Oil (per Bbl)	$84.40	$73.07	$79.01	$52.81
Natural Gas (per Mcf)	$5.77	$4.02	$5.77	$4.53
BOE Price	$62.68	$43.23	$59.84	$37.60

Operating Revenues
Oil	$2,415,898	$1,016,493	$4,178,862	$1,934,748
Natural Gas	766,466	524,327	1,391,994	1,447,990
	$3,182,364	$1,540,820	$5,570,856	$3,382,738

Operating Expenses
Oil and natural gas production costs	$289,207	$481,815	$1,096,551	$930,790
Exploration expense	-	-	-	247,463
General and administrative	5,793,647	3,376,861	7,519,285	3,518,145
Depreciation, depletion and amortization	963,097	409,437	1,572,287	786,383
Accretion of discount on asset retirement obligations	2,485	4,270	6,650	8,172
	$7,048,436	$4,272,383	$10,194,773	$5,490,953

Operating loss	$(3,866,072)	$(2,731,563)	$(4,623,917)	$(2,108,215)

(1) A BOE mean one barrel of oil equivalent using the ratio of 6 Mcf of gas to one barrel of oil.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Our oil and natural gas revenues and production product mix are displayed in the following table for the Current and Comparable Quarters.

	Revenues		Production
	2011	2010	2011	2010
Oil	76%	66%	56%	39%
Natural Gas	24%	34%	44%	61%
Total	100%	100%	100%	100%

The following table shows our production volumes, product sales prices and operating revenue for the indicated periods.

	Three Months Ended
	June 30,	June 30,	Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Production volumes:
Oil (Bbls)	28,624	13,911	14,713	106%
Natural Gas (Mcf)	132,891	130,387	2,504	2%
BOE (1)	50,772	35,642	15,131	42%
BOE per day	558	392	166	42%

Sales Prices
Oil (per Bbl)	$84.40	$73.07	$11.33	16%
Natural Gas (per Mcf)	$5.77	$4.02	$1.75	43%
BOE Price	$62.68	$43.23	$19.45	45%

Operating Revenues
Oil	$2,415,898	$1,016,493	$1,399,405	138%
Natural Gas	766,466	524,327	242,139	46%
	$3,182,364	$1,540,820	$1,641,544	107%

(1) A BOE mean one barrel of oil equivalent using the ratio of 6 Mcf of gas to one barrel of oil.

Oil and natural gas revenues. Our oil and natural gas revenues were $3,182,364 for the three months ended June 30, 2011, an increase of $1,641,544 (107%) from $1,540,820 for the three months ended June 30, 2010. Of this amount, the Company’s oil revenues were $2,415,898 for the three months ended June 30, 2011, an increase of $1,399,405 (138%) from $1,016,493 for the three months ended June 30, 2010. This increase was due primarily to new well development as well as higher oil prices. The Company’s natural gas revenues were $766,466 for the three months ended June 30, 2011, an increase of $242,139 (46%) from $524,327 for the three months ended June 30, 2010. This increase was due to higher prices of natural gas sold.

	Three Months Ended
	June 30,	June 30,	Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Operating Expenses
Oil and natural gas production costs	$289,207	$481,815	$(192,608)	(40	) %
General and administrative	5,793,647	3,376,861	2,416,786	72%
Depreciation, depletion and amortization	963,097	409,437	553,660	135%
Accretion of discount on asset retirement obligations	2,485	4,270	(1,785)	(42	) %
	$70,048,436	$4,272,383	$2,776,053	65%

Oil and natural gas production expenses.  Production expenses for the three months ended June 30, 2011 decreased $192,608 (40%) to $289,207, compared to $481,815 for the three months ended June 30, 2010. The decrease in lease operating expenses was primarily due to less rework on existing long lived wells compared to the previous three months ended June, 30 2010.  The decrease was slightly offset by an increase in production taxes.

General and administrative expenses.  General and administrative (“G&A”) expenses were $5,793,647 for the three months ended June 30, 2011, an increase of $2,416,786 (72%) from $3,376,861 for the three months ended June 30, 2010. The primary factor for the increase in G&A expenses was the recognition of $1,114,846 in non-cash penalties related to the delayed registration of the February 1, 2011 and March 31, 2011 equity private placements and an increase in non-cash stock compensation expense. We expect an increase in the future of non-cash stock compensation expense.

Depreciation, depletion and amortization expense.  Depreciation, depletion and amortization expense of proved oil and natural gas properties was $963,097 for the three months ended June 30, 2011, an increase of $553,660 (135%) from $409,437 for the three months ended June 30, 2010. The increase in depletion expense was primarily due to an increase in production volumes and wells coming into production.

Income tax provision.  Prior to their acquisition by the Company, ASEC and the Acquired Properties, respectively, were part of pass-through entities for taxation purposes.  As a result, the historical financial statements of ASEC and the Acquired Properties do not present any tax expenses, liabilities or assets until their acquisition by the Company.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying consolidated financial statements.  However, the income tax provision for the three months ended June 30, 2011, was $0 due to net operating losses and a related valuation allowance.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Our oil and natural gas revenues and production product mix are displayed in the following table for the Current Period and Comparable Period.

	Revenues		Production
	2011	2010	2011	2010
Oil	75%	57%	57%	41%
Natural Gas	25%	43%	43%	59%
Total	100%	100%	100%	100%

The following table shows our production volumes, product sales prices and operating revenue for the indicated periods.

	Six Months Ended
	June 30,	June 30,	Increase	Increase
	2011	2010	(Decrease)	(Decrease)
Production volumes:
Oil (Bbls)	52,887	36,638	16,249	44%
Natural Gas (Mcf)	241,274	319,912	(78,638)	(25	) %
BOE (1)	93,099	89,956	3,143	3%
BOE per day	514	497	17	3%

Sales Prices
Oil (per Bbl)	$79.01	$52.81	$26.21	50%
Natural Gas (per Mcf)	$5.77	$4.53	$1.24	27%
BOE Price	$59.84	$37.60	$22.23	59%

Operating Revenues
Oil	$4,178,862	$1,934,748	$2,244,114	116%
Natural Gas	1,391,994	1,447,990	(55,996)	(4	) %
	$5,570,856	$3,382,738	$2,188,118	65%

(1) A BOE mean one barrel of oil equivalent using the ratio of 6 Mcf of gas to one barrel of oil.

Oil and natural gas revenues. Our oil and natural gas revenues were $5,570,856 for the six months ended June 30, 2011, an increase of $2,188,118 (65%) from $3,382,738 for the six months ended June 30, 2010. This increase was due primarily to new well development as well as higher oil prices.  The increase was slightly offset by the decrease in natural gas production due to the depletion of existing long lived wells.  Of the total amount, Company’s oil revenues were $4,178,862 for the six months ended June 30, 2011, an increase of $2,244,114 (116%) from $1,934,748 for the six months ended June 30, 2010. This increase was due primarily to new well development as well as higher oil prices.  The Company’s natural gas revenues were $1,391,994 for the six months ended June 30, 2011, a decrease of $55,996 (4%) from $1,447,990 for the six months ended June 30, 2010. This decrease was due primarily to depletion of existing long lived wells.

	Six Months Ended
	June 30,	June 30,	Increase	% Increase
	2011	2010	(Decrease)	(Decrease)
Operating Expenses
Oil and natural gas production costs	$1,096,551	$930,790	$165,761	18%
Exploration expense	-	247,463	(247,463)	-
General and administrative	7,519,285	3,518,145	4,001,140	114%
Depreciation, depletion and amortization	1,572,287	786,383	785,904	100%
Accretion of discount on asset retirement obligations	6,650	8,172	(1,522)	(19	) %
	$10,194,773	$5,490,953	$4,703,820	86%

Oil and natural gas production expenses.  Production expenses for the six months ended June 30, 2011 increased $165,761 (18%) to $1,096,551, compared to $930,790 for the six months ended June 30, 2010. The increase in lease operating expenses was primarily due to more wells in the current period and additional production tax and increased production for the period.

General and administrative expenses.  G&A expenses were $7,519,285 for the six months ended June 30, 2011, an increase of $4,001,140 (114%) from $3,518,145 for the six months ended June 30, 2010. The primary factors for the increase in G&A expenses were the recognition of  $1,408,072 in non-cash penalties related to the delayed registration of the February 1, 2011 and March 31, 2011 equity private placements and an increase in non-cash stock compensation expense of $960,327. In April 2010, American Standard implemented stock option compensation plans and issued founder’s shares. Share grants have been expensed in full other than restricted shares granted to management which are amortized subject to a vesting schedule.

Exploration expenses.  Exploratory expenses during the six months ended June 30, 2011 were $0, compared to $247,463 for the six months ended June 30, 2010.  This expense was primarily attributable to an unsuccessful exploratory well located in the Eagle Ford shale formation play drilled in 2007 and reworked as a shale formation well in 2010.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process this was unable to be completed. All intangible and tangible costs related to this well have been expensed.

Depreciation, depletion and amortization expense.  Depreciation, depletion and amortization expense of proved oil and natural gas properties was $1,572,287 for the six months ended June 30, 2011, an increase of $785,904 (100%) from $786,383 for the six months ended June 30, 2010. The increase in depletion expense was primarily due to an increase in production volumes in the Bakken that has a higher depreciation and depletion rate.

Income tax provision.  Prior to their acquisition by the Company, ASEC and the Acquired Properties, respectively, were part of pass-through entities for taxation purposes.  As a result, the historical financial statements of ASEC and the Acquired Properties do not present any tax expenses, liabilities or assets until their acquisition by the Company.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying consolidated financial statements.  However, the income tax provision for the six months ended June 30, 2011, was $0 due to net operating losses and a related valuation allowance.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Oil and natural gas revenues.  The Company’s oil and natural gas revenues were $6,861,385 for the year ended December 31, 2010, an increase of $1,194,675 (21.1%) from $5,666,710 for the year ended December 31, 2009. This increase was due primarily to newly acquired wells and new well development, as well as higher oil prices.

Oil and natural gas production expenses.  Lease operating expenses for the year ended December 31, 2010 increased $377,607 to $2,163,887 (21.1%), compared to $1,786,280 for the year ended December 31, 2009. The increase in lease operating expenses was primarily due to newly developed wells, as well as well repair costs incurred during the year ended December 31, 2010.

  General and administrative expenses.   G&A expenses were $5,674,985 for the year ended December 31, 2010, an increase of $5,121,443 from $553,542 for the year ended December 31, 2009. The primary factor for the increase in G&A expenses was the recognition of $4,227,274 in non-cash stock compensation expense, as well as accounting, legal, and consulting fees incurred related to the formation of Nevada ASEC and the share exchange agreement with FDOG.  In April 2010, we implemented stock option compensation plans and issued founders’ shares.  Share grants have been expensed in full other than restricted shares granted to management which are amortized subject to a vesting schedule.

Exploration expenses.  Exploration expenses during the year ended December 31, 2010 were $247,463, compared to $240,382 for the year ended December 31, 2009.  This expense was primarily attributable to an unsuccessful exploratory well located in the Eagle Ford shale formation play drilled in 2007 and reworked as a shale formation well in 2009 and 2010.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process was unable to be completed. All intangible and tangible costs related to this well have been expensed.

Depreciation, depletion and amortization expense.   Depreciation, depletion and amortization expense of proved oil and natural gas properties was $1,556,288 for the year ended December 31, 2010, an increase of $65,362 from $1,490,926 for the year ended December 31, 2009.

Impairment of oil and natural gas properties.  Impairment expense of proved oil and natural gas properties was $46,553 for the year ended December 31, 2010, a decrease of $206,705 (81.6%) from $253,258 for the year ended December 31, 2009. The decrease in impairment expense was primarily due to higher estimated reserve values in the Bakken formation.

Income tax provision.   Prior to the acquisitions occurring on May 1, 2010, December 1, 2010, February 10, 2011 and March 1, 2011, from the XOG Group, respectively, the oil and natural gas properties purchased were part of pass-through entities for taxation purposes.  As a result, our recasted historical financial statements do not present any tax expenses, liabilities or assets until the respective dates of the acquisitions.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying recasted combined and consolidated financial statements.  However, the income tax provision for the year ended December 31, 2010, was $0 due to net operating losses and a related valuation allowance.

Capital Commitments, Capital Resources and Liquidity

Capital Commitments

Our primary needs for cash are (i) to fund our share of the drilling and development costs associated with well development within our leasehold properties, (ii) the further acquisition of additional leasehold assets and (iii) the payment of contractual obligations and working capital obligations. Funding for these cash needs will be provided by a combination of internally-generated cash flows from operations, supplemented by a combination of financing under a potential future bank credit facility, and proceeds from the disposition of assets or alternative financing sources, as discussed in “Capital Resources” below.

Our 2011 capital budget is currently approximately $100 million. We expect to be able to fund our 2011 capital budget partially with operating cash flowsand potential debt facilities. However, our capital budget is largely discretionary.  If we experience sustained oil and natural gas prices significantly below the current levels or substantial increases in its drilling and completion costs, we may reduce our capital spending program to remain substantially within our operating cash flows.  Likewise, we may increase our capital budget pending the closing of this Offering and any other potential debt facilities or equity offerings.

Other than the development of existing leasehold acreage and other miscellaneous property interests, our 2011 capital budget is exclusive of specifically identified acquisitions as the timing and size of acquisitions are difficult to forecast. However, we will actively seek to acquire oil and natural gas properties that provide opportunities for the addition of new reserves and production in both our core areas of operation and in emerging plays throughout the United States.

The following is a summary of our current 2011 capital budget:

2011
Budget
(In millions)
Drilling and recompletion opportunities in core areas	$35
Acquisition of additional leasehold acreage and other property interests	65
Total 2011 capital budget	$100

The costs incurred for oil and natural gas properties during the six months ended June 30, 2011 and 2010 totaled $7,748,057 and $7,213,949, respectively. Our costs incurred for oil and natural gas properties during the year ended December 31, 2010 and 2009 totaled $13,092,057 and $2,393,249, respectively. Through the narrow definitions required by carve out accounting, the amount of the costs that we incur related to our past acquisitions are recorded at historical carrying values versus the actual purchase price paid by us.  Cash flows used in investing activities were substantially higher in 2011 due to the Company’s increased leasehold acquisition activities in the Bakken Shale Formation, Eagle Ford and Permian drilling activities, along with a $13.5 million deposit for a pending acquisition of Bakken leases. The 2010 costs related primarily to purchases of additional Bakken leases and drilling in the Permian Basin and South Texas leases. The 2009 costs related primarily to purchases of Bakken undeveloped leases, the drilling of four Bakken wells, and the drilling of one Eagle Ford well.

While we believe that our available cash and cash flows will partially fund its 2011 capital expenditures, as adjusted from time to time, we cannot provide any assurances that we will be successful in securing a credit facility or other alternative financing sources to fund such expenditures. The actual amount and timing of our expenditures may differ materially from our estimates as a result of, among other things, actual drilling results, the timing of expenditures by third parties on projects that we do not operate, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions. In addition, under certain circumstances we would consider increasing, decreasing, or reallocating our 2011 capital budget.

Capital Resources

The Company’s primary sources of liquidity during the first six months of 2011 were cash flows generated from proceeds from the Company’s private placement offerings of its common stock and receipt of a subscription receivable from which cash net proceeds of $35,910,169 were generated. Our primary sources of liquidity during 2010 were cash flows generated from proceeds from private placement offerings of our common stock and the exercise of warrants from which cash proceeds of $5,374,907 were generated.  We believe that funds from our cash flows and any financing under a credit facility or proceeds from a stock offering should be sufficient to meet both our short-term working capital requirements and our 2011 capital expenditure plans.

Cash Flow from Operating Activities

Our net cash (used in) provided by operating activities were ($4,890,029) and $2,873,933 for the six months ended June 30, 2011 and 2010, respectively. The decrease in operating cash flow for the six months ended June 30, 2011 was due primarily to increased general and administrative costs and the reduction in working capital through increases in oil and gas sales receivables and the repayment of accounts payable and accrued liabilities. Our net cash provided by operating activities was $3,739,625 and $2,936,683 for the years ended December 31, 2010 and 2009, respectively. The decrease in operating cash flow for the year ended December 31, 2010 was due primarily to increased general and administrative costs.

  Cash Flow Used in Investing Activities

During the six months ended June 30, 2011 and 2010, the Company invested $7,748,057 and $7,213,949, respectively, for additions to, and acquisitions of, oil and natural gas properties, inclusive of exploration costs. Cash flows used in investing activities were substantially higher in 2011 due to the Company’s increased leasehold acquisition activities in the Bakken Shale Formation, Eagle Ford and Permian drilling activities, along with a $13.5 million deposit for a pending acquisition of Bakken leases. During the years ended December 31, 2010 and 2009, we invested $13,092,537 and $2,393,249, respectively, for additions to, and acquisitions of, oil and natural gas properties, inclusive of dry hole costs. Cash flows used in investing activities were substantially higher in 2010 due to our increased activities in the Bakken, as well as investments in the Eagle Ford and Permian Basin drilling activities.

Cash Flow from Financing Activities

Net cash provided by financing activities was $25,910,169 and $4,340,016 for the six months ended June 30, 2011 and 2010, respectively. Financing activity was comprised primarily of net proceeds from the sale of common stock and warrants during the six months ended June 30, 2011. Net cash provided by (used in) financing activities was $9,658,746 and ($543,434) for the years ended December 31, 2010 and 2009, respectively. Financing activity was comprised primarily of equity provided by the XOG Group to support leasehold acquisitions and new drilling activities and $5,374,907 of net proceeds from the sale of common stock and the exercise of warrants during the year ended December 31, 2010.

The net proceeds from the private placements have been used for operating purposes and to fund drilling and development activities. We expect to utilize the net proceeds from any other private placements, including this Offering, for operating purposes. Please see “Use of Proceeds” for further discussion of how the Company intends to utilize the net proceeds from this Offering.

In addition, we may also seek to utilize various financing sources, including the issuance of (i) fixed and floating rate debt, (ii) convertible securities, (iii) preferred stock, (iv) common stock and (v) other securities. We may also sell assets and issue securities in exchange for oil and natural gas related assets.

Liquidity.

The Company’s principal sources of short-term liquidity are cash on hand and operational cash flow.  At June 30, 2011, the Company had cash and cash equivalents of $292,079. At August 1, 2011, the Company had cash and cash equivalents of $9,228,151.

Contractual Obligations

Employment Agreements.  At June 30, 2011, the Company’s contractual obligations include employment agreements with its current executive officers for the years ending December 31 and are as follows:

	2011(2)	2012	2013	2014
Scott Feldhacker(1)	$115,500	$231,000	$231,000	$77,000
Richard Macqueen(1)	115,500	231,000	231,000	77,000
Scott Mahoney(1)	75,000	150,000	150,000	50,000
Total Contractual Obligations Related to Employment Contracts	$306,000	$612,000	$612,000	$204,000

(1)	Includes $6,000 per year car allowance.
(2)	Reflects change in salary for Scott Feldhacker and Richard MacQueen effective April 1, 2011.

Operating Leases. The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $0.50 per square foot annually thereafter.  For the six months ended June 30, 2011 and 2010, the Company recorded lease expense of $43,680 and $-0-, respectively.

At June 30, 2011, the future minimum lease commitments under the non-cancellable operating leases for each of the next five years ending December 31 and thereafter are as follows:

2011	$41,308
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$472,657

Inflation and Changes in Commodity Prices

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2009 and 2010. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and we tend to experience inflationary pressure on the cost of oilfield services and equipment as the price of oil and natural gas increases drilling activity in our areas of operations.

Our revenues, the value of our assets, and our ability to obtain financing or additional capital on attractive terms will be affected by changes in commodity prices and the costs to produce our reserves. Commodity prices are subject to significant fluctuations that are beyond our ability to control or predict. During the year ended December 31, 2010, the NYMEX spot price for oil ranged from a high of $91.48 to a low of $64.78 per barrel, while the NYMEX spot price for natural gas ranged from a high of $7.51 to a low of $3.18 per mmBtu (million British thermal units).  We are not currently executing contracts to hedge oil or natural gas prices.

Critical Accounting Policies and Practices

Our consolidated financial statements and related notes thereto contain information that is pertinent to our management’s discussion and analysis of financial condition and results of operations. Preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by the Company generally do not change the Company’s reported cash flows or liquidity. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to the Company.

In management’s opinion, the more significant reporting areas impacted by management’s judgments and estimates are revenue recognition, the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets and valuation of stock-based compensation. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

 Successful Efforts Method of Accounting

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of unproved properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties, but excluded from depletion at December 31, 2010 and 2009 were approximately $9,954,000 and $1,323,000, respectively.  Such costs are related primarily to drilling in progress and wells recently drilled and in various stages of testing and completion.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, the Company would recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Oil and Natural Gas Reserves and Standardized Measure of Discounted Net Future Cash Flows

This prospectus presents estimates of our proved reserves as of December 31, 2010 and 2009, which have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. As a result of this change in pricing methodology, direct comparisons to our previously-reported reserves amounts may be more difficult.

Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule has limited and may continue to limit our potential to book additional proved undeveloped reserves as we pursue our drilling program, particularly as we develop our significant acreage in the Permian Basin in West Texas. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year time-frame.

The SEC has not reviewed the Company’s reserve estimates under the new rules and has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of the Company’s proved reserves and related PV-10 at December 31, 2010 and 2009 included in this prospectus have been prepared based on what the Company and its independent reserve engineers believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates the Company might prepare applying more specific SEC interpretive guidance.

  The Company’s independent engineer prepares the estimates of the Company’s oil and natural gas reserves and associated future net cash flows. Even though the Company’s independent engineers and technical staff are knowledgeable and follow authoritative guidelines for estimating reserves, they must make a number of subjective assumptions based on professional judgments in developing the reserve estimates. Reserve estimates are updated at least annually and consider recent production levels and other technical information about each field. Periodic revisions to the estimated reserves and future net cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, cost changes, technological advances, new geological or geophysical data, or other economic factors. The Company cannot predict the amounts or timing of future reserve revisions. If such revisions are significant, they could significantly alter future depletion and result in impairment of long-lived assets that may be material.

Asset Retirement Obligations

There are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. The primary impact of this on the Company relates to oil and natural gas wells on which we have a legal obligation to plug and abandon. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and, generally, a corresponding increase in the carrying amount of the related long-lived asset. The determination of the fair value of the liability requires the Company to make numerous judgments and estimates, including judgments and estimates related to future costs to plug and abandon wells, future inflation rates and estimated lives of the related assets.

Impairment of Long-Lived Assets

All of the Company’s long-lived assets are monitored for potential impairment when circumstances indicate that the carrying value of an asset may be greater than its future net cash flows, including cash flows from risk adjusted proved reserves. The evaluations involve a significant amount of judgment since the results are based on estimated future events, such as future sales prices for oil and natural gas, future costs to produce these products, estimates of future oil and natural gas reserves to be recovered and the timing thereof, the economic and regulatory climates and other factors. The need to test an asset for impairment may result from significant declines in sales prices or downward revisions to estimated quantities of oil and natural gas reserves. Any assets held for sale are reviewed for impairment when the Company approves the plan to sell. Estimates of anticipated sales prices are highly judgmental and subject to material revision in future periods. Because of the uncertainty inherent in these factors, the Company cannot predict when or if future impairment charges will be recorded.

Valuation of Stock-Based Compensation

The Company is required to expense all options and other stock-based compensation that vested during the year based on the fair value of the award on the grant date. The calculation of the fair value of stock-based compensation requires the use of estimates to derive the inputs necessary for using the various valuation methods utilized by us. The Company utilizes the Black-Scholes option pricing model to measure the fair value of stock options.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

Recent Accounting Pronouncements

Reserve Estimation.  In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements (the “Final Rule”). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

  The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our consolidated financial statements and supplementary financial data are included in this report beginning with page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 28, 2010, Michael Cronin declined to stand for re-appointment as the independent registered public accounting firm for the Company. Mr. Cronin, as a sole practitioner, notified us that certain SEC and PCAOB independence rules state that an accountant is not independent if he or she serves as a lead partner for more than five consecutive years.  Mr. Cronin further advised us that his continued service would be in violation of the independence rules and cause his independence to be impaired.

The reports of Michael Cronin on our financial statements for each of the past two years prior to electing not to stand for re-appointment, were unqualified and contained no adverse opinion or disclaimer of opinion and no report was qualified as to uncertainty, audit scope, or accounting principles.  Mr. Cronin did include an emphasis paragraph in the financial statements for the past two years relating to a going concern uncertainty.

There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, between us and Michael Cronin during our two most recent fiscal years or for the period through the date that Michael Cronin elected not to stand for re-appointment.

(a) Engagement of New Independent Registered Public Accounting Firm.

i. On October 1, 2010, our Board of Directors appointed BDO USA, LLP (“BDO”), as our new independent registered public accounting firm. The decision to engage BDO was approved by the our Board of Directors on October 1, 2010.

ii. Prior to October 1, 2010, we did not consult with BDO regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICES AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, positions and dates of appointment of our directors and executive officers.

Name	Age	Position	Date Appointed
Scott Feldhacker	43	Chief Executive Officer and Director	October 1, 2010
Richard MacQueen	44	President and Director	October 1, 2010
Scott Mahoney	36	Chief Financial Officer	October 1, 2010
Robert J. Thompson	68	Chairman of the Board	November 23, 2010
Randall Capps	55	Director	October 11, 2010
James R. Leeton, Jr.	59	Director	March 15, 2011
Scott David	45	Director	April 4, 2011
William “Bill” Killian	46	Director	April 4, 2011

The business background descriptions of our directors and officers are as follows:

SCOTT FELDHACKER — Chief Executive Officer and Director
Mr. Feldhacker is co-founder of Nevada ASEC.  His family has been in the oil and gas exploration and production (“E&P”) business over 30 years of which he has worked in and with for over a decade.  Prior to founding Nevada ASEC, he co-founded Fusion Capital LLC, a consulting firm that consulted for both private and public companies in various industries including several oil and gas E&P companies.  Since April 2011, Mr. Feldhacker has also served as an officer and director of McCaFe Energy Partners Inc., a development stage infrastructure and natural gas exploration company that currently does not hold any leasehold properties. In 2005 Mr. Feldhacker co-founded DreamTick LLC, a consulting firm which placed its focus on emerging markets, consulting with private companies entering the U.S. Capital Markets via share exchanges and other structures, providing post listing public side guidance, market awareness support and successfully assisting navigation to senior listings.  From 1995 to 2004 he gained entrepreneurial success over diverse industries as an owner and officer. In 1991, Mr. Feldhacker began as a Wealth Manager for Allmerica Financial then Mass Mutual Oppenheimer prior to venturing into entrepreneurship. Mr. Feldhacker attended University of Arizona from 1985 to 1986, Arizona State University from 1987 to 1988, and Santa Barbara City College from 1989 to 1991.  Mr. Feldhacker began his post-secondary education in business management before switching to Engineering and Computer Science.  Mr. Feldhacker left to accept an offer with Allmerica Financial in 1991. We believe Mr. Feldhacker’s extensive business and leadership experience makes him an important member of Board of Directors.

RICHARD MACQUEEN — President and Director
Mr. MacQueen is the co-founder of Nevada ASEC. Prior to founding Nevada ASEC, Mr. MacQueen co-founded Fusion Capital LLC, a consulting firm that consulted for both private and public companies in various industries including several oil and gas exploration and production companies. Since April 2011, Mr. MacQueen has also served as an officer and director of McCaFe Energy Partners Inc., a development stage infrastructure and natural gas exploration company that currently does not hold any leasehold properties. In 2005, Mr. MacQueen co-founded DreamTick LLC, a consulting firm which placed its focus on emerging markets, consulting with private companies entering the U.S. capital markets via share exchanges and other structures, providing post listing guidance, market awareness support and successfully assisting navigation to senior listings.  From 2001 to 2005, Mr. MacQueen operated a technical sales firm which supported Fortune 500 companies in Aero Space, Medical, High Speed Low Skew and Automotive.  For more than ten years prior, Mr. MacQueen developed, owned and operated a three states throughout the Southwest. Mr. MacQueen attended Western Illinois University from 1984 to 1986, and Arizona State University (ASU) in the business track from 1988 to 1990.  Mr. MacQueen left ASU to found a successful chain of 12 restaurants and a distribution center in 3 states before later selling the company. Mr. MacQueen’s extensive business and entrepreneurial experience brings important experience and leadership to the Board of Directors.

SCOTT MAHONEY — Chief Financial Officer
Prior to joining Nevada ASEC as a founding executive, Mr. Mahoney was the founder of Catalyst Corporate Solutions, LLC, a consulting firm based in Phoenix, Arizona, focused on strategic financial and accounting consulting for companies in rapid growth.  In this capacity, Mr. Mahoney has acted as interim Chief Financial Officer and as strategic executive for several companies based in Phoenix, Arizona.  In this capacity, Mr. Mahoney was responsible for all operational finance matters, strategic capital raises, and the structuring of mergers and acquisitions opportunities. Mr. Mahoney has more than 15 years experience in the finance industry, primarily in commercial and investment banking. In his prior experience in banking, Scott held a leadership role on more than $1.5 billion in debt facilities most recently with JP Morgan Chase.  Prior to JPMorgan Chase, Scott worked for Key Bank’s Technology Investment Banking Group in Seattle, Washington, where he worked in a similar role with small and mid-cap publicly held companies primarily in the information technology services and software industries. Mr. Mahoney is a graduate of Thunderbird International School of Business and the University of New Hampshire.  Mr. Mahoney is also a Chartered Financial Analyst and has been nationally recognized by the Risk Management Association of America for white papers on equity research applied to non-public companies and specialty small-cap investing.

ROBERT J. THOMPSON — Chairman of the Board of Directors
Mr. Thompson has served as Chairman of the Board of Algae Biosciences Corporation since 2005 and as Chairman of the Board of QuoteMedia, Inc.  He has also served as Managing Director of CanAm Capital Partners, LLC, a corporate finance advisory firm, since 2006 and has been President of Corpus Investments Inc., a private equity firm, since December 2002. Mr. Thompson previously served as Chairman of the Board from 1991 through 2001 of C.M. Oliver Inc., a Canadian publicly traded investment dealer/broker involved since 1907, in investment banking activities throughout North America and Europe, particularly in the oil and gas and mineral resource sectors. His professional involvements concentrated on corporate finance and merger and acquisition advisory services. Mr. Thompson is a Canadian Chartered Accountant (C.A. designation basically equivalent to CPA).  Mr. Thompson also holds Canadian Certified Management Consultant designation (CMC). Mr. Thompson attended the University of British Columbia, enrolled in an accelerated B.Comm./C.A. combined program requiring students to complete 8 years of class work in 6 years.  He completed all courses with distinction.  He however did not submit a final B.Comm thesis and therefore did not receive the B.Comm degree.  Mr. Thompson also chairs the Company’s Compensation, Audit, and Nominating and Corporate Governance Committees. We believe that Mr. Thompson’s extensive financial experience, as well as his experience on the boards of directors of numerous companies, bring substantial leadership skill and experience to the Board of Directors.

RANDALL CAPPS — Director
Mr. Capps is the largest stockholder of the Company and has more than 30 years experience in the E&P oil and gas industry.  His experience began with Texaco Inc. and more recently as owner of several E&P companies.  Currently, Mr. Capps owns XOG Operating, LLC, a seasoned exploration and operation company based in Midland, Texas, which develops and operates oil and gas properties in 14 states.  He also owns Geronimo Holding Corporation, which holds vast mineral rights and several supporting oil and gas companies.  Mr. Capps graduated from the University of Texas with an undergraduate degree in business in 1975. Mr. Capps’ thirty-plus years in the oil and gas industry brings important experience and leadership skills to the Board of Directors.

JAMES R. LEETON, JR. — Director
Mr. Leeton a partner at Bullock Scott, PC, a Midland, Texas based law firm.  Mr. Leeton focuses his practice on oil and gas, banking and business law. Prior to joining Bullock Scott in 2005, Mr. Leeton was a partner at several law firms with an emphasis of practice in oil and gas related industries: Morgan & Leeton, PC (1988-2005), James R. Leeton, Jr. Attorney at Law (1985-1988), and Leeton & Leeton, PC (1978-1985).  Mr. Leeton was also employed as a Landman for ExxonMobil Corporation from 1977-1978. Mr. Leeton earned a Bachelor of Arts Degree from University of Texas, Austin and his Doctor of Jurisprudence from Texas Tech University. We believe that Mr. Leeton’s extensive legal experience in the oil and gas industry brings additional experience and expertise to the Board of Directors.

SCOTT DAVID — Director
Mr. David currently is Joint Venture Formation Manager at Shell Oil Company with a focus on the retail sector in the downstream oil and gas industry.  Mr. David has held various positions over the years at Shell including Pricing Manager for the U.S. Wholesale gasoline business, Equity Investments Manager, Business Acquisitions Manager, and most recently Joint Ventures Formation Manager. Mr. David earned a Bachelor of Business Administration in Finance as well as a minor in Information Systems from Baylor University.  Mr. David also holds a Master of Business Administration with a concentration in Finance from St. Mary’s College. Mr. David’s extensive experience in the oil and gas industry makes him a valuable member of the Board of Directors.

WILLIAM “BILL” KILLIAN — Director
Mr. Killian is General Manager of Texas Operations at Texas Jack Waste Holdings and has oversight of all Texas operations for this solid waste management company focusing on growth and expansion.  Mr. Killian previously served as General Manager/Managing Partner of Pima Waste of Tucson from 2006 through 2009 prior to selling the company to Waste Management.  He also served as General Manager of West Valley Business Units at Allied Waste from 2002-2006, General Manager/Managing Partner of City-Waste of Arizona from 2000 until its successful sale to Allied Waste in 2002 and as Operations Manager/General Manager of Laidlaw/Allied Waste Lake Havasu from 1994-2000.  Mr. Killian attended Mohave Community College in Lake Havasu, Arizona in 2001. We believe that Mr. Killian’s extensive entrepreneurial and business experience brings important experience and leadership to the Board of Directors.

Corporate Governance

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors.  Our bylaws provide that officers are appointed annually by our board of directors and each executive officer serves at the discretion of our board of directors.  However, we have entered into employment agreements with each of our executive officers for a term of four years and automatic extension period of one year (provided the agreement has not been terminated earlier).  Please refer to “Executive Compensation—Employment Agreements” for a discussion of the material terms of the employment agreements between the Company and each of the named executive officers identified in the “Executive Compensation–Summary Compensation Table.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that Messrs. Thompson, David, Killian and Leeton are “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee’s members and certain other information regarding each committee are described below.

Audit Committee

The Audit Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Audit Committee are Messrs. Thompson, David and Killian. Mr. Thompson is the chairperson of the Audit Committee and serves as its “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Compensation Committee are Messrs. Thompson, Killian and Leeton. Mr. Thompson is the chairperson of the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards. The current members of our Corporate Governance and Nominating Committee are Messrs. Thompson, David, Killian and Leeton. Mr. Thompson is the chairperson of the Corporate Governance and Nominating Committee.

Our board of directors has also established a Fairness Evaluation Sub-Committee of the Corporate Governance and Nominating Committee. The current members of this subcommittee are Messrs. Thompson, David, Killian and Leeton.

Board Leadership Structure and Role in Risk Oversight

Leadership of our board of directors is vested in a Chairman of the Board. Although our Chief Executive Officer currently does not serve as Chairman of the Board of Directors, we currently have no policy prohibiting our current or any future chief executive officer from serving as Chairman of the Board. The board of directors, in recognizing the importance of its ability to operate independently, determined that separating the roles of Chairman of the Board and Chief Executive Officer is advantageous for us and our shareholders. Our board of directors has also determined that having the Chief Executive Officer serve as director could enhance understanding and communication between management and the board of directors, allows for better comprehension and evaluation of our operations, and ultimately improves the ability of the board of directors to perform its oversight role. The management of enterprise-level risk may be defined as the process of identification, management and monitoring of events that present opportunities and risks with respect to the creation of value for our shareholders. The board of directors has delegated to management the primary responsibility for enterprise-level risk management, while retaining responsibility for oversight of our executive officers in that regard.

Family Relationships

Scott Feldhacker, our Chief Executive Officer and a member of our board of directors, is the son-in-law of Randall Capps.  Mr. Capps is a member of our board of directors and the sole owner of XOG and Geronimo and the majority owner of CLW.  Through these ownership interests, Mr. Capps is the largest holder of our common stock.  On May 31, 2011 we signed non-binding letters of intent to purchase additional oil and natural gas properties from Geronimo.  It is expected that when these transactions close, the Company and Geronimo will not be under common control and accordingly these acquisitions will be recorded at their fair market values, although accounting treatment for these transactions is still under review by the Company.  For a list of specific transactions, see the section entitled “Transactions with Related Persons, Promoters, and Certain Control Persons.”

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to our Chief Executive Officer and the two most highly compensated executive officers during the fiscal year ended December 31, 2010 (collectively, the “named executive officers”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2010 and 2009.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for fiscal 2010.  We did not pay any compensation to our named executive officers in fiscal 2009.  Nevada ASEC was formed on April 15, 2010 and therefore did not pay any compensation to the named executive officers prior to that date.

Name and Principal		Salary			Stock Awards	Option Awards	All Other	Total
Position	Year	($)		Bonus	($) (1)	($) (2)	Compensation	($)
Scott Feldhacker Chief Executive Officer	2010	-	(3)	-	1,425,000	1,489,000	-	2,914,000

Richard MacQueen President	2010	-	(3)	-	1,500,000	1,489,000	-	2,989,000

Scott Mahoney Chief Financial Officer	2010	50,000	(4)	-	150,000	411,000	-	611,000

(1)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock share or unit awards computed in accordance with FASB Topic ASC 718 for restricted stock granted in 2010 to each named executive officer. The amounts do not reflect compensation actually received by the named executive officers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 for stock options granted in 2010 to each named executive officer. The amounts do not reflect compensation actually received by the named executive officers.  The amounts reported in this column for Messrs. Feldhacker and MacQueen reflect the grant date fair market value of option awards to purchase 600,000 shares of our common stock granted pursuant to their respective employment agreements and option awards to purchase 800,000 shares of our common stock pursuant to their respective deferred compensation plans.  The amounts reported in this column for Mr. Mahoney reflect the grant date fair market value of option awards granted pursuant to his employment agreement.  Please see “Employment Agreements” and “Deferred Compensation Plan” below.

(3)	Neither Mr. Feldhacker nor Mr. MacQueen received any salary in 2010.
(4)	Mr. Mahoney received no salary until September 1, 2010. Commencing on September 1, 2010, Mr. Mahoney began receiving monthly salary of $12,500 pursuant to the terms of his employment agreement.

Employment Agreements

Each of the named executive officers executed employment agreements on April 15, 2010 with Nevada ASEC. All founders’ stock grants, stock options, and deferred stock compensation plans were subject to a 2-for-1 forward split when we entered into the share exchange agreement with Nevada ASEC on October 1, 2010.  The terms of the employment agreements for each named executive officer are summarized below.

Scott Feldhacker

On April 15, 2010, Nevada ASEC entered into an employment agreement with Mr. Feldhacker.  The term of the employment agreement is four years. Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its or his election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in January 2011. Effective as of April 1, 2011, the Compensation Committee approved an increase in Mr. Feldhacker’s monthly base salary to $18,750.  In accordance with his agreement, on April 15, 2010, Nevada ASEC granted 600,000 stock options to Mr. Feldhacker which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement.  In addition, on April 1, 2011, Mr. Feldhacker received 2,400,000 stock options under the Equity Incentive Plan, of which 600,000 options every six months beginning on October 15, 2012. The agreement further provides that Mr. Feldhacker will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. Feldhacker is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. Feldhacker is terminated by the Company due to his disability or in the event of his death, Mr. Feldhacker, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. Feldhacker may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. Feldhacker’s employment is terminated for “Cause” (as such term is defined in his employment agreement), Mr. Feldhacker will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  In the event that Mr. Feldhacker’s employment is terminated without Cause or Mr. Feldhacker resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. Feldhacker would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement. If Mr. Feldhacker resigns without Good Reason, he will be entitled only to the Accrued Benefits.

If the event of a “Change in Control” (as such term is defined in his employment agreement) (i) the Company shall pay to Mr. Feldhacker the Accrued Benefits and (ii) all stock awards that Mr. Feldhacker would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A Change in Control shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. Feldhacker or a group in which Mr. Feldhacker is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. Feldhacker will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Richard MacQueen

On April 15, 2010, Nevada ASEC entered into an employment agreement with Richard MacQueen.  The term of the employment agreement is four years.  Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in January 2011. Effective as of April 1, 2011, the Compensation Committee approved an increase in Mr. Feldhacker’s monthly base salary to $18,750.  In accordance with his agreement, on April 15, 2010, Nevada ASEC granted 600,000 stock options which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement.  In addition, on April 1, 2011, Mr. MacQueen received 2,400,000 stock options, of which 600,000 options vest semi-annually every six months on October 15, 2012.  The agreement further provides that Mr. MacQueen will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. MacQueen is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. MacQueen is terminated by the Company due to his disability or in the event of his death, Mr. MacQueen, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. MacQueen may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. MacQueen’s employment is terminated for “Cause” (as such term is defined in his employment agreement), Mr. MacQueen will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  In the event that Mr. MacQueen’s employment is terminated without Cause or Mr. MacQueen resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. MacQueen would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement.  If Mr. MacQueen resigns without Good Reason, he will be entitled only to the Accrued Benefits.

If the event of a “Change in Control” (as such term is defined in his employment agreement) (i) the Company shall pay to Mr. MacQueen the Accrued Benefits and (ii) all stock awards that Mr. MacQueen would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A Change in Control shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. MacQueen or a group in which Mr. MacQueen is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. MacQueen will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Scott Mahoney

On April 15, 2010, Nevada ASEC entered into an employment agreement with Scott Mahoney.  The term of the employment agreement is four years.  Unless earlier terminated, the agreement shall be automatically extended for an additional one-year period unless either party notifies the other in writing at least 30 days prior to the expiration of the original term of its election not to extend the agreement.

The agreement provides for a monthly base salary of $12,000 which began in September 2010. In accordance with his agreement, on April 15, 2010, Nevada ASEC granted 400,000 stock options which vest at a rate of 20% annually, commencing on January 1, 2011 and thereafter on August 15 of each year of the term of the employment agreement. In addition, Mr. Mahoney is entitled to receive a minimum of 600,000 stock options per year under the Equity Incentive Plan on each anniversary of the date of his employment agreement, which such options shall vest semi-annually over one year beginning 180 days following the date of initial issuance. Mr. Mahoney was granted 600,000 options on April 15, 2011. The agreement further provides that Mr. Mahoney will be entitled to all benefits of employment provided to other employees of the Company in comparable positions during the employment term. In addition, Mr. Mahoney is entitled to an automobile allowance of $500 per month.

Pursuant to the agreement, in the event Mr. Mahoney is terminated by the Company due to his disability or in the event of his death, Mr. Mahoney, or his estate in the case of his death, shall be entitled to the following: any unpaid base salary and any accrued vacation and holidays through the date of termination; any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; reimbursement for any unreimbursed expenses properly incurred through the date of termination; and all other payments or benefits to which Mr. Mahoney may be entitled under the terms of any applicable employee benefit plan and all granted but unvested stock awards shall become immediately fully vested (collectively, the “Accrued Benefits”).

If Mr. Mahoney’s employment is terminated for “Cause” (as such term is defined in his employment agreement), Mr. Mahoney will not be entitled to any of the Accrued Benefits or any other benefits under his employment agreement.  In the event that Mr. Mahoney’s employment is terminated without Cause or Mr. Mahoney resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. Mahoney would be entitled to the Accrued Benefits through the date of termination or resignation, as applicable, plus an additional one (1) year of base salary, stock awards and medical benefits under his employment agreement.  If Mr. Mahoney resigns without Good Reason, he will be entitled only to the Accrued Benefits.

In the event of a “Change in Control” (as such term is defined in his employment agreement) (i) the Company shall pay to Mr. Mahoney the Accrued Benefits and (ii) all stock awards that Mr. Mahoney would have been entitled to receive through the expiration of his employment term and such stock awards shall be fully vested as of the date of the Change in Control.  A Change in Control shall be deemed to have occurred if, during the term of the agreement: (i) the beneficial ownership of at least 50% of Nevada ASEC’s voting securities or all or substantially all of the assets of Nevada ASEC’s shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than Mr. Mahoney or a group in which Mr. Mahoney is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination with another corporation or entity and the new board of directors is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of Nevada ASEC before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of Nevada ASEC with another corporation or entity.

The agreement contains customary confidentiality provisions and provides that Mr. Mahoney will be subject to noncompetition and non-solicitation covenants for a period of one year following the termination of his employment period.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Market Value of Options That Have Not Vested ($)	Number of Founders Shares of Stock That Have Not Vested. (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott Feldhacker	0	1,400	$1.50	April 15, 2020	3,150	969,387	3,635,201
Richard MacQueen	0	1,400	$1.50	April 15, 2020	3,150	1,020,408	3,826,530
Scott Mahoney	0	400	$1.50	April 15, 2020	900	102,041	382,654

(1)	Market values reflect the closing price of our common stock on the OTCBB on December 31, 2010 (the last business day of the fiscal year), which was $3.75 per share.

Bonus Pool

We set aside a bonus pool equal to 5% of our net income for discretionary awards payable in cash to our employees including our executive officers. Allocations of the bonus pool among participants are made by the Chief Executive Officer. There is no formal plan with respect to the bonus pool.

Equity Incentive Plan

In connection with the acquisition of Nevada ASEC on October 1, 2010, we adopted our Equity Incentive Plan (the “Plan”) and ratified the amendment to such Plan on August 29, 2011.  The Plan is designed to attract, retain and motivate officers, employees, non-management directors and consultants of the Company and its subsidiaries.  The maximum number of shares of our common stock that may be issued pursuant to grants or awards under the Equity Incentive Plan is 12,000,000 shares.

The Plan is administered by the Compensation Committee. The Compensation Committee may make awards under the Plan in the form of stock options (both qualified and non-qualified) and restricted stock.  The Compensation Committee has authority to designate the recipients of such awards, to grant awards, to determine the form of award and to fix all terms of awards granted all in accordance with the Plan.  Incentive stock options intended to qualify under Section 422A of the Internal Revenue Code may be granted only to employees of the Company and must have an exercise price equal to 100% of the fair market value of our common stock on the grant date (110% in the case of incentive options granted to any 10% stockholder of the Company) and may not exceed a term of ten years (five years in the case of incentive options granted to any 10% stockholder of the Company).  Non-qualified stock options and other awards may be granted on such terms as the Compensation Committee may determine.

Deferred Compensation Program

On April 15, 2010, the Company’s Board of Directors approved the 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time retainer fee consisting of common stock options in lieu of salary through June 30, 2011. The total number of options granted under the plan was 1,600,000 in lieu of salary through December 31, 2010. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  400,000 of these shares were exercised and converted to shares of stock as of June 30, 2011.  The rescission of the exercise of such option was approved by our board on August 29, 2011 and the exercised shares shall be returned to treasury.  For the six months ended June 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $219,342 and $164,528, respectively, related to the amortization of the fair value of these options which is included in general and administrative expenses.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The board of directors has the authority to fix the compensation of directors. Mr. Thompson, who was appointed as our Chairman on December 1, 2010, receives a monthly fee of $2,500. Since his appointment as Chairman of our board of directors, Mr. Thompson has received a total of $15,000 for his service as Chairman. On December 1, 2010, Mr. Thompson was granted options to purchase 300,000 shares of our common stock which expire 120 months from December 1, 2010.

Our other independent directors receive a monthly fee of $2,000 and are entitled to receive an annual option grant to purchase 30,000 shares of our common stock.  Mr. Leeton has received a total of $8,000 for his service as director since his appointment to the Company’s board of directors on March 7, 2011 and Messrs. Killian and David have each received a total of $6,000 since their respective appointments to our board of directors on April 4, 2011. Messrs. Leeton, Killian and David each received options to purchase 30,000 shares of our common stock upon their respective appointments as directors.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code, or “Section 162(m),” disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless such compensation qualifies as “performance-based compensation” under such section.  Section 162(m) does not apply to companies that are not publicly held  and did not apply to compensation paid and awards granted by the company prior to its becoming a public company.  Therefore, neither our Company Compensation Committee nor the Board of Directors took the deductibility limit imposed by Section 162(m) into consideration in setting compensation prior to the Company’s becoming publicly held.

Several awards granted after the Company became a public company may not comply with the “performance based compensation” exemption and, therefore, the Company may not be able to deduct amounts  relating to such awards for Federal income tax purposes.

Following this offering, we expect that our Compensation Committee will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m).  However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth certain information regarding our shares of common stock beneficially owned as of August 25, 2011, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of August, 2011.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of August 25, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and Address	Beneficial Ownership		Percentage of Class (1)
Scott Feldhacker	1,349,389	(2)	3.36%
3304 East June Circle
Mesa, AZ 85213

Richard MacQueen	1,400,410	(3)	3.48%
681 North Cordoba Avenue
Chandler, AZ 85226

Scott Mahoney	246,557	(4)	0.61%
8229 West Alex Avenue
Peoria, AZ 85382

Randall Capps	19,124,416	(5)	47.57%
1801 West Texas
Midland, TX 79701

Scott David	30,000	(6)	* %
3101 Albans
Houston, TX 77005

William “Bill” Killian	30,000	(6)	* %
14950 Santa Gertrudis
Corpus Christi, TX 78410

James R. Leeton, Jr.	30,000	(6)	* %
P.O. Box 10561
Midland, TX 79702

Robert J. Thompson	90,000	(6)	* %
35386 North 95th Street
Scottsdale, AZ 85262

All officers and directors as a group (8 persons)	22,300,772		55.47%

* Less than 1%

(1)	Based on 40,204,333 shares of common stock issued and outstanding as of August 25, 2011.
(2)
Includes (a) 120,000 shares of common stock underlying options that are exercisable within 60 days of the date of this prospectus; (b) 502,347 shares of common stock; and (c) 727,042 restricted shares of common stock that confer voting rights to Mr. Feldhacker subject to forfeiture.

(3)
Includes (a) 120,000 shares of common stock underlying options that are exercisable within 60 days of the date of this prospectus; (b) 515,103 shares of common stock; and (c) 765,308 restricted shares of common stock that confer voting rights to Mr. MacQueen subject to forfeiture.

(4)
Includes (a) 80,000 shares of common stock underlying options that are exercisable within 60 days of the date of this prospectus; (b) 90,026 shares of common stock; and (c) 76,531 restricted shares of common stock that confer voting rights to Mr. Mahoney’s subject to forfeiture.

(5)
Includes (a) 16,434,621 shares of common stock held by Geronimo; (b) 1,387,754 shares of common stock held by XOG; (c) 587,755 shares of common stock held by CLW; (d) 61,224 shares of common stock as legal guardian of Hayden Pitts; and 653,062 shares of common stock purchased in private placements.

(6)	Reflects shares of common stock underlying options that are exercisable as of the date of this prospectus.

TRANSACTIONS WITH RELATED PERSONS

The XOG Group. We are affiliated with and have a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas.  As an operator, XOG has been operating, developing and exploiting the Permian Basin as well as operating in 14 other states for 30 years. XOG has been in the Bakken area for the past three years procuring mineral leasehold rights and participating in wells.

XOG is currently contracted to operate the existing wells currently held by us in the Permian Basin region. XOG historically performed this service for Geronimo and CLW.  Randall Capps, our majority shareholder, has controlling ownership of Geronimo, XOG and CLW. Accordingly, these companies are considered related parties to the Company.  As a result, all historical accounts payable related to accrued lease operating expenses and accrued drilling expenses presented are recorded as payables due to a related party.

Scott Feldhacker, our Chief Executive Officer and a Director, is the son-in-law of Randall Capps.  Mr. Capps is a member of our board of directors and the sole owner of XOG and Geronimo and the majority owner of CLW.  Through these ownership interests, Mr. Capps is the largest shareholder of the Company’s common stock.

We maintain a satellite office at XOG’s offices located at 1801 W. Texas Ave., Midland, Texas, for which we are presently not being charged for such occupancy.

We have also acquired the following oil and natural gas properties from Geronimo, XOG and CLW:

Nevada ASEC was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties from Geronimo, XOG and CLW.  On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to Nevada ASEC in return for 80% of the common stock of Nevada ASEC.

On October 1, 2010, we entered into a Share Exchange Agreement with our then controlling shareholder and Nevada ASEC, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Share Exchange Agreement, we (1) sold our franchise rights and related operations to our controlling shareholder in exchange for and cancellation of 25,000,000 shares of our common stock and (2) acquired 100% of the outstanding shares of common stock of Nevada ASEC and additional consideration of $25,000 from the Nevada ASEC shareholders. In exchange for the Nevada ASEC stock and the additional consideration, the XOG Group was issued 22,000,000 shares of our common stock representing approximately 86.1% of our common stock on a fully diluted basis. As a result, Nevada ASEC acquired control of us.  In connection with the Share Exchange Agreement, we changed our name to American Standard Energy Corp.

On December 1, 2010, we entered into an agreement with Geronimo whereby we acquired certain oil and natural gas properties located in North Dakota for $500,000 cash and 1,200,000 shares of the our common stock.

On February 11, 2011, we entered into another agreement with Geronimo to acquire certain oil and natural gas properties located in Texas, Oklahoma and Arkansas for $7,000,000 cash.

On March 1, 2011, we entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2010, whereby we purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties we paid Geronimo $3,000,000 and issued 883,607 shares of common stock valued at $5,787,626.

 On April 8, 2011, we acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin from Geronimo for $1.86 million, which includes a $1.0 million down payment made on March 25, 2011.

On April 26, 2011, we announced the pending acquisition of approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for approximately $14.8 million.  A cash deposit of $13.5 million was made on April 15, 2011. The closing is subject to the completion of due diligence satisfactory to the Company and other customary closing conditions.

Overriding royalty and royalty interests.  In some instances, XOG or Geronimo and CLW may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any effects of ORRI.

Conflicts of Interest and Fiduciary Duties

Conflicts of interest may arise as a result of the relationship between Randall Capps, who is a member of the Company’s board of directors and the largest stockholder of the Company, and the XOG Group, of which Mr. Capps owns all or a majority. All of our directors and officers have fiduciary duties to manage the company in a manner beneficial to our stockholders. At the same time, Mr. Capps may also owe fiduciary duties to the equity holders of the XOG Group. The XOG Group is not restricted from competing with us. Our arrangement with Mr. Capps and the XOG Group may not prohibit Mr. Capps from engaging in any activities, including oil and natural gas exploration and production related activities, which are in direct competition with the Company. Therefore, affiliates of Mr. Capps, including the XOG Group, may compete with us for investment opportunities and may own an interest in entities that compete with us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Blank Rome LLP, New York, New York, has issued legal opinions as to the validity of the issuance of the shares of common stock offered under this prospectus.

Experts

The financial statements as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Certain information relating to our reserves included in this prospectus has been prepared by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor, independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and analysis of Mr. Mook, given upon the authority of Mr. Mook as expert in reserve engineering. Mr. Mook does not beneficially own, directly or indirectly, any of our securities of any class.

FINANCIAL STATEMENTS

American Standard Energy Corp. and Subsidiary

American Standard Energy Corp. and Subsidiary
Consolidated Balance Sheets (Unaudited)

	June 30,	December
	2011	31, 2010
Current assets:
Cash and cash equivalents	$292,079	$519,996
Oil and gas sales receivables - related parties	2,661,681	701,754
Oil and gas sales receivables	907,278	89,630
Stock subscriptions receivable and other current assets	989,711	1,565,548
Total current assets	4,850,749	2,876,928

Oil and natural gas properties at cost, successful efforts method
Proved	33,690,975	29,983,274
Drilling in progress	5,072,753	1,431,790
Unproved	10,260,576	8,522,564
Accumulated depletion and depreciation	(11,608,682)	(10,044,746)
Total oil and natural gas properties, net	37,415,622	29,892,882

Deposit on pending acquisition	13,500,000	-
Other assets, net	27,580	29,670

Total assets	$55,793,951	$32,799,480

Current liabilities:
Accounts payable - trade	$1,141,388	$925,654
Accounts payable - related parties	229,625	2,856,312
Accrued liabilities	2,598,995	1,708,695
Total current liabilities	3,970,008	5,490,661

Asset retirement obligations	301,032	242,632
Total liabilities	4,271,040	5,733,293

Stockholders' equity
Preferred stock, $.001 par value; 1,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $.001 par value; 70,000,000 shares authorized, 37,943,463 and 28,343,905 shares issued and outstanding	37,944	28,344
Additional paid-in capital	57,912,045	28,841,004
Accumulated deficit	(6,427,078)	(1,803,161)
Total stockholders' equity	51,522,911	27,066,187

Total liabilities and stockholders' equity	$55,793,951	$32,799,480

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Operating revenues:
Total oil & natural gas revenues	$3,182,364	$1,540,820	$5,570,856	$3,382,738

Operating costs and expenses:
Oil and natural gas production costs	289,207	481,815	1,096,551	930,790
Exploration Expense	-	-	-	247,463
General and administrative	5,793,647	3,376,861	7,519,285	3,518,145
Depreciation, depletion and amortization	963,097	409,437	1,572,287	786,383
Accretion of discount on asset retirement obligations	2,485	4,270	6,650	8,172

Total operating costs and expenses	7,048,436	4,272,383	10,194,773	5,490,953

Loss from operations	$(3,866,072)	$(2,731,563)	$(4,623,917)	$(2,108,215)

Income tax benefit (expense)	-	-	-	(96,228)

Net loss	$(3,866,072)	$(2,731,563)	$(4,623,917)	$(2,204,443)

Weighted average common shares outstanding	37,841,757	23,398,347	35,062,347	21,034,108
Loss per share (1)	$(0.10)	$(0.12)	$(0.13)	$(0.10)

(1)     Proforma presentation for 2010

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,623,917)	$(2,204,443)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	1,572,287	786,383
Exploration expenses	-	247,463
Accretion of asset retirement obligations	6,650	8,172
Non-cash stock compensation expense	4,159,219	3,198,892
Non-cash accrual for stock penalties expense	1,408,072	-
Deferred income taxes	-	96,228
Changes in operating assets and liabilities:
Oil and gas sales receivable	(3,749,565)	(176,086)
Other current assets	(981,861)	-
Accounts payable and accrued liabilities	(2,680,914)	917,324

Net cash (used in) provided by operating activities	(4,890,029)	2,873,933

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(7,748,057)	(7,213,949)
Increase in deposit on pending acquisition	(13,500,000)	-

Net cash used in investing activities	(21,248,057)	(7,213,949)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in parent net investment	-	4,340,016
Cash payment to affiliate - deemed distribution	(10,000,000)	-
Proceeds from the sale of stock, net	34,352,471	-
Proceeds from stock subscription receivable	1,557,698	-

Net cash provided by financing activities	25,910,169	4,340,016

Net decrease in cash and cash equivalents	(227,917)	-

Cash and cash equivalents at beginning of period	519,996	3,800

Cash and cash equivalents at end of period	$292,079	$3,800

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additions and revisions to asset retirement cost and related obligation	$51,750	$-
Deemed contribution for properties acquired	$1,257,000	$-
Deemed distribution for working capital not acquired in property acquisitions	$(688,050)	$-

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statement of Stockholders’ Equity (Unaudited)
Six months ended June 30, 2011

	Common Stock		Additional paid-in	Accumulated	Total stockholders'
	Shares	Value	capital	deficit	equity

Balance at December 31, 2010	28,343,905	$28,344	$28,841,004	$(1,803,161)	$27,066,187
Net loss	-	-	-	(4,623,917)	(4,623,917)
February 1, 2011 issuance of common stock for cash	4,401,930	4,402	14,627,666	-	14,632,068
Property acquired from affiliate	-	-	1,257,000	-	1,257,000
Shares issued for acquisition of properties from affiliate	883,607	884	(884)	-	-
Cash paid and deemed distribution for acquisition of properties from affiliate	-	-	(10,000,000)	-	(10,000,000)
Deemed distribution for working capital not acquired in acquisition of properties	-	-	(688,050)	-	(688,050)
March 31, 2011 issuance of common stock for cash	3,697,005	3,697	19,716,706	-	19,720,403
Stock option expense	-	-	4,159,220	-	4,159,220
Cashless exercise of options	617,016	617	(617)	-	-
Balance at June 30, 2011	37,943,463	$37,944	$57,912,045	$(6,427,078)	$51,522,911

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
 Notes to Consolidated Financial Statements
June 30, 2011 and December 31, 2010

Note A. Organization and Basis of Presentation

American Standard Energy Corp. (“ASEC” or the “Company”) was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW.  ASEC's principal business is the acquisition, development and exploration of oil and natural gas properties primarily in the Permian Basin of west Texas and eastern New Mexico, the Eagle Ford Shale formation of South Texas, the Bakken Shale formation in North Dakota and certain other oil and natural gas properties in Arkansas and Oklahoma.

Uncle Al’s Famous Hot Dogs & Grille, Inc. (“FDOG”) was incorporated as National Franchise Directors, Inc., under the laws of the State of Delaware on March 4, 2005.  On October 1, 2010, FDOG entered into a Share Exchange Agreement (the “Agreement”), dated October 1, 2010, with its then controlling shareholder and American Standard Energy Corp., a Nevada Corporation, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Agreement, FDOG (1) spun-off its franchise rights and related operations to its controlling shareholder in exchange for and cancellation of 25,000,000 shares of FDOG’s common stock and (2) acquired 100% of the outstanding shares of common stock of ASEC and additional consideration of $25,000 from the ASEC shareholders. In exchange for the ASEC stock and the additional consideration, the XOG Group was issued 22,000,000 shares of FDOG’s common stock representing approximately 86.1% of FDOG’s common stock on a fully diluted basis. As a result, ASEC acquired control of FDOG and the transaction was accounted for as a recapitalization with ASEC as the accounting acquirer of FDOG. Accordingly, as a result of the recapitalization, the financial statements of ASEC became the historical financial statements of FDOG. In connection with the Share Exchange Agreement, FDOG changed its name to American Standard Energy Corp.

A history of the Company’s property acquisitions from the XOG Group through June 30, 2011 is as follows:
•
Formation acquisition - On May 1, 2010, the XOG Group contributed certain developed and undeveloped oil and natural gas properties located in Texas and North Dakota (the “Formation Properties”) to the Company in exchange for 80% of the Company’s common stock. The exchange was accounted for as a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired at their historical carrying values with no goodwill or other intangible assets recognized.  As a result, the historical assets, liabilities and operations of the Formation Properties are included in the accompanying consolidated financial statements retrospectively for all periods presented.

•
On December 1, 2010, the Company acquired certain developed and undeveloped oil and natural gas properties located in North Dakota (the “Bakken 1 Properties”) from XOG Group for $500,000 cash and 1,200,000 shares of the Company’s common stock valued at $3,960,000.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from XOG Group at their historical carrying values.  As a result, the historical assets, liabilities and operations of the Bakken 1 Properties are included in the accompanying consolidated financial statements retrospectively for all periods presented.

•
On February 10, 2011, the Company acquired certain oil and natural gas properties located in Texas, Oklahoma and Arkansas from Geronimo for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values. As a result, the historical assets, liabilities and operations of these properties have been included in the accompanying consolidated financial statements of the Company on a retrospective basis.

•
On March 1, 2011, the Company acquired certain undeveloped mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken 2 Properties”) from XOG Group in exchange for $3,000,000 cash and the issuance of 883,607 shares of the Company’s common stock valued at $5,787,626.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the Bakken 2 Properties at their historical carrying values.  As a result, the historical cost basis of the Bakken 2 Properties is included in the accompanying consolidated financial statements from the period they were originally acquired by XOG Group.

•
On April 8, 2011, the Company acquired undeveloped leasehold acreage consisting of approximately 2,780 net acres located in Mountrail County of North Dakota’s Williston Basin (the “Bakken 3 Properties”) from XOG Group for $1.86 million. The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from XOG Group at their historical carrying values. The historical assets, liabilities and operations of these properties have been included retrospectively in the consolidated financial statements of the Company from the acquisition dates by XOG Group during 2011.

•
On April 26, 2011, we announced the pending acquisition of approximately 13,324 net undeveloped leasehold acres in the Bakken/Three Forks (the “Bakken 4 Properties”) area from Geronimo for approximately $14.8 million. A cash deposit of $13.5 million was made on April 15, 2011. The closing is subject to the completion of due diligence satisfactory to the Company and other customary closing conditions. We are currently evaluating the method of accounting to be used for this transaction.

As of June 30, 2011, all of the Company’s oil and gas properties have been acquired from the XOG Group and are collectively referred to as the “Acquired Properties”.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For the periods prior to the acquisition dates of the Acquired Properties, the financial statements have been prepared primarily on a “carve out” basis from the XOG Group’s combined financial statements or Geronimo’s financial statements using historical results of operations, assets and liabilities attributable to the Acquired Properties, including allocations of expenses from the XOG Group. This carve-out presentation basis reflects the fact that the

Acquired Properties represented only a portion of the XOG Group and did not constitute separate legal entities. The consolidated financial statements including the carve outs may not be indicative of the Company’s future performance and may not reflect what its results of operations, financial position and cash flows would have been had the Company owned the Acquired Properties on a stand-alone basis during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Acquired Properties or the Company, it is reflected in the accompanying consolidated financial statements.

Prior to the Company’s acquisition of the Acquired Properties, the XOG Group provided corporate and administrative functions to the Acquired Properties including executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Acquired Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Acquired Properties been operating as a separate entity for all of the periods presented. The charges for these functions are included in general and administrative expenses for all periods presented.

Note B. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary.  All material intercompany balances and transactions have been eliminated.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s recast financial information on Form 8K for the year ended December 31, 2010 filed on June 14, 2011.

The accompanying condensed consolidated financial statements have been prepared on the accrual basis of accounting whereby revenues are recognized when earned, and expenses are recognized when incurred. These condensed consolidated financial statements as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 are unaudited. In the opinion of management, such financial statements include the adjustments and accruals, all of which are of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations, accrued revenue and expenses, and fair value of stock-based compensation.

Oil and Gas Sales Receivable

The Company sells its oil and natural gas production to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. Management concluded that no allowance for doubtful accounts was necessary at June 30, 2011 and December 31, 2010. Management believes that the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance.

Oil and Natural Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at June 30, 2011 and December 31, 2010 were $15,333,329 and $9,954,354, respectively.

Management of the Company reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. During the six months ended June 30, 2011 and 2010, the Company recorded no impairments.

 Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company's share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and in doing so take more or less than their respective entitled percentage. At June 30, 2011 and December 31, 2010, the Company did not have any oil and natural gas imbalances.

Asset Retirement Obligations

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

In addition to general and administrative (“G&A”) costs incurred directly by the Company, the accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for general and administrative (“G&A”) expenses. The amounts allocated to the properties are for the period prior to ownership by ASEC.  These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been related to the Acquired Properties had the Acquired Properties existed as a stand-alone company.

In the view of management, the most accurate and transparent method of allocating G&A expenses is by using the historical cost basis of the Acquired Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Acquired Properties for the three and six months ended June 30, 2011 and 2010, was approximately $-0-, $36,129, $149,284 and $291,282, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation at fair value in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation”, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. Under the provisions of ASC Topic 718, stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense in the consolidated statements of operations  pro ratably over the employee’s or non-employee’s requisite service period, which is generally the vesting period of the equity grant. The fair value of stock option awards is generally determined using the Black-Scholes option-pricing model. Restricted stock awards and units are valued using the market price of the Company’s common stock on the grant date. Additionally, stock-based compensation cost is recognized based on awards that are ultimately expected to vest, therefore, the compensation cost recognized on stock-based payment transactions is reduced for estimated forfeitures based on the Company’s historical forfeiture rates. Additionally, no stock-based compensation costs were capitalized for the six months ended June 30, 2011 and 2010 . The Company provides compensation benefits to employees and non-employee directors under share-based payment arrangements, including various employee stock option plans. See Note C for further discussion of the Company’s stock-based compensation plans.

Income Taxes

Prior to the Company’s acquisition of the Acquired Properties, the Acquired Properties were part of a pass-through entity for federal income tax purposes with taxes being the responsibility of the XOG Group owners.  As a result, the accompanying financial statements do not present any income tax liabilities or assets related to the Acquired Properties prior to the Company’s acquisition of the Acquired Properties.

Subsequent to the Company’s acquisition of the properties from the XOG Group, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of cash, oil and gas sales receivable, stock subscription receivable and other current assets, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.

Earnings (Loss) per Common Share

Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares outstanding plus the assumed issuance of common shares for all potentially dilutive securities. Diluted earnings per share equals basic earnings per share for the periods presented because the effects of potentially dilutive securities are antidilutive.

Weighted-average number of shares for the three and six months ended June 30, 2011 and 2010 was computed on a pro forma basis as if the 17,520,526 and 883,607 common shares issued to the XOG Group in connection with the Company’s acquisition of the Acquired Properties during 2010 and 2011, respectively, and the 285,716 shares purchased by Randall Capps in the February 2011 private placement were issued and outstanding for all periods presented.

Note C.  Stockholders' Equity

Founders Stock

On April 13, 2010, the Company issued 1,887,755 shares of its common stock to non-management individuals valued at $1.47 per share and recorded non-cash stock compensation expense of $2,775,000 for the three and six months ended June 30, 2010.

On April 13, 2010, the Company issued 2,193,877 shares of its common stock to management.  These shares are restricted and vest over four years.  The Company valued these shares at $1.47 per share and recorded non-cash stock compensation expense of $403,125 and $201,563 for the three and six months ended June 30, 2011, respectively, and $167,699 related to the amortization of these shares during the three and six months ended June 30, 2010.  Twenty percent (20%) of these shares have vested as of June 30, 2011.

On April 16, 2011, 548,655 shares of founder’s stock vested.  The Company is currently evaluating the withholding tax implications of this vesting.  The Company has estimated that $1,078,794 in federal and state withholding taxes is due, which has been recorded as an accrued liability on the accompanying balance sheet as of June 30, 2011.  Of this amount, the Company estimates that it will be responsible for $226,320, which has been included in general and administrative expenses for the three and six months ended June 30, 2011. The Company expects the four officers to remit sufficient founders stock back to the Company to cover the remaining $914,711 in withholding requirements, which is included in the accompanying balance sheet as an other current asset at June 30, 2011.  The Company is working with its tax advisors to determine the appropriate share remittance calculation.

Private Placements of Common Stock and Warrants

On October 1, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering costs, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.  The Company incurred costs of $33,022 related to this offering.

On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.  At December 31, 2010 the $1,557,698 was classified as a stock subscription receivable on the balance sheet.  There were no outstanding stock subscription receivables as of June 30, 2011.

On February 1, 2011, the Company closed a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 220,097 shares of common stock, the terms and exercise price of which will be determined at a later date.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $0.8 million in connection with this offering.

On March 31, 2011, the Company closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 96,957 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $1.5 million in connection with this offering.

In connection with the February 1, 2011 and March 31, 2011 private placement offerings, the Company granted to the investors registration rights pursuant to Registration Rights Agreements, dated February 1, 2011 and March 31, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after February 1, 2011 and March 31, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of February 1, 2011 and March 31, 2011, they are required to pay in common stock 1% of the aggregate purchase price. Shares to be distributed are calculated based on the price of issuance of $3.50 per share for the February 1, 2011 private placement offering and $5.75 per share for the March 31, 2011 placement.  As of June 30, 2011, total shares to be given relating to the February 1, 2011 and March 31, 2011 placements are approximately 220,097 and 110,910, respectively. For the six months ended June 30, 2011, the Company accrued $1,408,072 of delinquent registration fees which are included in general and administrative expenses in the accompanying condensed consolidated statement of operations. As of August 15, 2011, total shares to be given relating to these private placements are approximately 264,116 and 147,880, respectively.

Deferred Compensation Program

On April 15, 2010, the Company’s Board of Directors approved the 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time retainer fee consisting of common stock options in lieu of salary through June 30, 2011. The total number of options granted under the plan was 1,600,000 in lieu of salary through December 31, 2010. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  400,000 of these shares were exercised and converted to shares of stock as of June 30, 2011.   For the six months ended June 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $219,342 and $164,528, respectively, related to the amortization of the fair value of these options which is included in general and administrative expenses.

Other Share Based Compensation

On April 15, 2010, the Company's Board of Directors approved the 2010 Equity Incentive Plan which authorized the issuance of up to 6,000,000 common stock options. Prior to the adoption of the plan, 1,800,000 options were issued on April 15, 2010 with an exercise price of $1.50.

As part of management's employment agreements, 5,800,000 options were granted on April 15, 2011 under the 2010 Equity Incentive Plan with an exercise price of $7.45. 1,000,000 of the options vest over 12 months and the remaining 4,800,000 options vest over 36 months. These options have a ten year life and had a grant date fair value ranging from $4.59 to $5.04 per share.

As part of management's employment agreements, management was schedule to receive at least 2,600,000 stock options per year over their four year employment terms. In addition to the 1.6 million options scheduled to be granted to the CEO and President, the remaining options to be granted throughout their employment terms of 3.2 million options were accelerated and granted on April 15, 2011. The other employees received their 1,000,000 annual stock options on April 15, 2011 and are scheduled to receive at least 1,000,000 stock options per year on the April 15 anniversary date of their employment agreements during 2012 and 2013.

For the six months ended June 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $3.4 million and $0.09 million, respectively, related to other share based compensation which is included in general and administrative expenses. For the three months ended June 30, 2011 and 2010, the Company recorded non-cash stock compensation expense of $3.2 million and $0.09 million, respectively, related to other share based compensation which is included in general and administrative expenses.

The following table summarizes the stock options available and outstanding as of June 30, 2011, as well as activity during the six months then ended:

		Outstanding Options
	Options Available for Grant Under 2010 Plan	Number of Options	Weighted Average Exercise Price
Balance at December 31, 2010	6,000,000	3,725,000	$1.60
Granted inside the plan	(5,800,000)	5,800,000	$7.45
Granted outside of plan	-	140,000	$7.88
Exercised	-	(760,000)	$1.50
Balance at June 30, 2011	200,000	8,905,000	$5.52

The options outstanding as of June 30, 2011 have been segregated into 2 ranges for additional disclosure as follows:

	Outstanding Options			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable	Weighted Average Exercise Price
$1.50 - $3.00	2,965,000	$1.63	8.83	90,000	$2.70
$7.00 - $8.00	5,940,000	$7.46	9.76	90,000	$7.81
	8,905,000	$5.52	9.45	180,000	$5.25

The aggregate intrinsic value of options outstanding and options exercisable was $22,536,400 and $1,027,400, respectively, at June 30, 2011.

The following table presents the future non-cash stock compensation expense for the Company’s outstanding restricted stock grants and stock options at June 30, 2011, which it expects to recognize during the vesting periods ending December 31:

2011	$7,491,266
2012	11,305,414
2013	9,543,018
2014	2,978,303
Total	$31,318,001

The fair value of each option award is estimated on the date of grant.  The fair values of stock options were determined using the Black-Scholes option valuation method and the assumptions noted in the following table for the six months ended June 30, 2011.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

	2011	2010
Expected volatility	68.96%	74.39% - 83.99%
Expected dividends	-	-
Expected term (in years)	5.5 - 7.0	6.0 - 7.3
Risk-free rate	3.43%	2.77% - 3.86%

The fair value of option grants during the six months ended June 30, 2011 was $29,470,600.

Note D.   Asset Retirement Obligations

The Company's asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The Company's asset retirement obligation activity for the six months ended June 30, 2011 and the year ended December 31, 2010 is as follows:

	2011	2010
Balance at beginning of period	$242,632	$237,378
Liabilities incurred from new wells	51,750	12,273
Accretion expense	6,650	15,607
Revisions due to increase in well life estimates	-	(22,626)
Balance at end of period	$301,032	$242,632

Note E. Disclosures About Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company's consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets.   The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.   During the six months ended June 30, 2011 and 2010, the Company recorded no impairments.

Asset Retirement Obligations (“ARO”).   The initial recognition of AROs is based on fair value.   The Company estimates the fair value of AROs based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note D for a summary of changes in ARO for the periods ended June 30, 2011 and December 31, 2010.

Note F.  Major Customers

The Company's producing oil and natural gas properties are located in Texas, New Mexico, Arkansas, Oklahoma and North Dakota.  At June 30, 2011 and 2010, a significant portion of the Company’s oil production was sold primarily to one oil purchaser.  Similarly, a significant portion of the Company’s natural gas was sold to one gas purchaser.  The Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and natural gas production as such production can be sold to other purchasers.

Note G.  Related Party Transactions

XOG .  XOG is currently contracted to operate the existing wells held by the Company in the Permian Basin region. XOG historically performed this service for Geronimo and CLW. XOG, Geronimo and CLW hold a combined majority stock position in the Company and these companies are considered related parties to the Company. As a result, accounts receivable and accounts payable due from/to XOG are classified as accounts receivable and payables due from/to a related party.

Overriding Royalty and Royalty Interests.     In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any ORRI effects.

XOG Group Acquisitions .   The Company has made significant acquisitions of oil and gas properties from the XOG Group as discussed in Note A.

Note H.  Commitments and Contingencies

Employment Agreements.    At June 30, 2011, the Company’s cash contractual obligations related to its employment agreements with executive officers for the years ending December 31 are as follows:

2011	$363,000
2012	726,000
2013	726,000
2014	242,000
Total	$2,057,000

Operating Leases.   The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $.50 per square foot annually thereafter.  For the six months ended June 30, 2011 and 2010, the Company recorded lease expense of $43,680 and $-0-, respectively.

At June 30, 2011, the future minimum lease commitments under the non-cancellable operating leases for each of the next five years ending December 31 and thereafter are as follows:

2011	$41,308
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$472,657

Drilling Commitments.   At June 30, 2011, the Company had 20 oil and natural gas wells in various stages of drilling and completion of which the balance of the Company commitments was estimated to be approximately $6,347,500.

Note I.  Subsequent Events

Permian Basin Drilling Program- On June 1, 2011 the Company authorized XOG Operating LLC to enter into a binding contract with Cambrian Management, Ltd. (“Cambrian”). The Company retained Cambrian   to act as a third party consultant to XOG and the Company for the drilling, completion and initial operation of an initial 10-well drilling program in Andrews County.  This contract carries a binding commitment to drill a minimum of three wells at a cost of approximately $5,650,000.  At the Company’s discretion, Cambrian would continue to be retained for the remainder of the drilling program.  Subsequent to this engagement, XOG has contracted two rigs, and spud the first well under this contract on July 19, 2011, spud a second well on July 25, 2011 and a third well on August 8, 2011.

July 15, 2011 Private Placement - On July 15, 2011, the Company completed a closing of an offering of securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share,   (ii) Series A warrants to purchase 1,130,435 shares of common stock at a per share exercise price of $9.00; and (iii) Series B warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A warrant shares, and (ii) the date on which the purchasers in the private placement can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences.

The Third PIPE Series A and B Warrants are exercisable on a cashless basis if the registration statement is not effective by the required effectiveness date. The number of shares of common stock to be received upon the exercise of the Third PIPE Series A and B Warrants and the exercise price of the Series A and B Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the issuance date. Additionally, the exercise price of the Series A Warrants shall be adjusted upon the issuance of certain securities at a price per share (the “New Issuance Price”) less than the exercise price then in effect, to an exercise price equal to 110% of the New Issuance Price; however, the exercise price may never be reduced to lower than $5.00. There are features associated with the Series A and B Warrants that may need to be bifurcated and recorded as a liability with a corresponding reduction to the amount recorded to equity. The amount to be recorded as a liability is not yet known as our analysis is not yet complete.

If made exercisable pursuant to (A) in the preceding sentence, the Series B warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

In connection with the July 15, 2011 private placement offering, we granted to the investors registration rights pursuant to a Registration Rights Agreement, dated July 15, 2011, in which we agreed to register all of the related private placement common shares and common shares underlying the Series A warrants within forty-five (45) calendar days after July 15, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days (or 150 calendar days upon a full review by the SEC).   We will be required to pay to each investor an amount in cash equal to 3% of the investor’s purchase price in the event the Company fails to file the initial registration statement with the SEC, or otherwise, 1% of the aggregate purchase price paid by such investor, as applicable if we fail to comply with the terms of the Registration Rights Agreement and certain other conditions, on each monthly anniversary.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO CONSOLIDATED AUDITED FINANCIAL STATEMENTS

Consolidated Financial Statements of American Standard Energy Corp.

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-20

Consolidated Statements of Operations for the years ended December 31, 2010 and 2009	F-21

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2010 and 2009	F-22

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-23

Notes to Consolidated Financial Statements	F-24 - F-35

Unaudited Supplementary Information	F-36 - F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Standard Energy Corp.
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of American Standard Energy Corp. and subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Notes A, H and J, the Company engages in significant transaction with related parties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Standard Energy Corp. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Houston, Texas
June 13, 2011

American Standard Energy Corp. and Subsidiary
Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009
ASSETS
Current assets:
Cash	$519,996	$-
Oil and gas sales receivable – related parties	701,754	639,764
Oil and gas sales receivable, net	89,630	47,154
Stock subscription receivable	1,557,698	-
Other current assets	7,850	-
Total current assets	2,876,928	686,918

Oil and natural gas properties, at cost, successful efforts method:
Proved properties	29,983,274	21,245,375
Drilling in progress	1,431,790	18,732
Unproved properties	8,522,564	1,303,916
Accumulated depletion and depreciation	(10,044,746)	(8,442,928)
Total oil and natural gas properties, net	29,892,882	14,125,095

Other assets, net of accumulated depreciation of $1,023	29,670	-

Total assets	$32,799,480	$14,812,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$925,654	$98,197
Accounts payable – related parties	2,856,312	17,613
Accrued liabilities –third parties	1,708,695	55,018
Total current liabilities	5,490,661	170,828

Asset retirement obligations	242,632	237,378
Total liabilities	5,733,293	408,206

Commitments and contingencies (Notes I and J)

Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $.001 par value;70,000,000 shares authorized; 28,343,905 shares issued and outstanding	28,344	-
Additional paid-in capital	28,841,004	-
Net investment	-	13,399,130
Retained earnings (accumulated deficit)	(1,803,161)	1,004,677
Total stockholders' equity	27,066,187	14,403,807

Total liabilities and stockholders' equity	$32,799,480	$14,812,013

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Operations
Years Ended December 31, 2010 and 2009

	2010	2009
Revenues:
Oil and gas revenues	$6,861,385	$5,666,710
Gain on sale of oil and gas natural gas leases	35,560	-
Total revenue	6,896,945	5,666,710

Operating costs and expenses:
Oil and natural gas production costs	2,163,887	1,786,280
Exploration expenses	247,463	240,382
General and administrative expenses	5,674,985	553,542
Impairment of oil and natural gas properties	46,553	253,258
Depreciation, depletion and amortization	1,556,288	1,490,926
Accretion of asset retirement obligations	15,607	12,399
Total operating costs and expenses	9,704,783	4,336,787

Loss from operations before income taxes	(2,807,838)	1,329,923

Income tax benefit	-	-

Net income (loss)	$(2,807,838)	$1,329,923

Proforma amounts for change in tax status (unaudited):
Income before taxes	$(2,807,838)	$1,329,923
Income tax benefit (expense)	-	92,000
Net income (loss)	$(2,807,838)	$1,421,923

Weighted average common shares outstanding - basic and diluted (1)	23,755,750	18,695,849
Income (loss) per share - basic and diluted	$(0.12)	$0.08

(1) Proforma presentation

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2010 and 2009

			Additional			Total
	Common Stock		Paid-In	Accumulated	Net	Stockholders’
	Shares	Amount	Capital	Deficit	Investment	Equity

Balance at January 1, 2009	-	$-	$-	$(325,246)	$13,942,564	$13,617,318
Transfer to XOG Group	-	-	-	-	(543,434)	(543,434)
Net income	-	-	-	1,329,923	-	1,329,923

Balance at December 31, 2009	-	-	-	1,004,677	13,399,130	14,403,807

Transfer from XOG Group	-	-	-	-	4,783,839	4,783,839
Initial capitalization of ASEC	17,526,526	17,527	18,165,442	-	(18,182,969)	-
Shares of shell treated as issued in connection with reverse merger	3,540,290	3,540	(3,540)	-	-	-
Issuance of common stock for compensation	4,081,632	4,082	3,342,012	-	-	3,346,094
Stock option expense	-	-	881,180	-	-	881,180
Issuance of common stock for cash	2,275,442	2,275	4,254,713	-	-	4,256,988
Exercise of warrants	910,015	910	2,674,707	-	-	2,675,617
Issuance of common stock for services	10,000	10	26,490	-	-	26,500
Cash paid to Geronimo - deemed distribution	-	-	(500,000)	-	-	(500,000)
Net loss	-	-	-	(2,807,838)	-	(2,807,838)

Balance at December 31, 2010	28,343,905	$28,344	$28,841,004	$(1,803,161)	$-	$27,066,187

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,807,838)	$1,329,923
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	1,556,288	1,490,926
Impairment of oil and natural gas properties	46,553	253,258
Accretion of asset retirement obligations	15,607	12,399
Gain on sale of oil and natural gas leases	(35,560)	-
Exploration expenses	247,463	240,382
Non-cash stock compensation expense	4,227,274	-
Common stock issued for services	26,500	-
Changes in operating assets and liabilities:	-	-
'Oil and gas sales receivable	(104,466)	(266,341)
'Other current assets	26,282	(100,617)
'Accounts payable and accrued liabilities	541,522	(23,247)

Net cash (used in) provided by operating activities	3,739,625	2,936,683

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(13,092,537)	(2,393,249)
Proceeds from sale of oil and natural gas leases	244,855	-
Other property additions	(30,693)	-

Net cash used in investing activities	(12,878,375)	(2,393,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from changes in predecessor net investment	4,783,839	(543,434)
Cash payment to Geronimo - deemed distribution	(500,000)	-
Proceeds from the sale of stock , net	3,506,985	-
Proceeds from exercise of warrants	1,867,922	-

Net cash provided by financing activities	9,658,746	(543,434)

Net increase in cash and cash equivalents	519,996	-

Cash and cash equivalents at beginning of period	-	-

Cash and cash equivalents at end of period	$519,996	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accounts payable and accrued liabilities for oil and natural gas properties additions	$4,744,180	$(13,994)
Stock and warrants subscription receivable	$1,557,698	$-
Additions and revisions to asset retirement cost and related obligation	$(10,354)	$(6,482)

The accompanying notes are an integral part of these consolidated financial statements.

American Standard Energy Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note A. Organization and Basis of Presentation

American Standard Energy Corp. (“ASEC” or the “Company”) was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties  from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW. On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to ASEC in return for 80% of the common stock of ASEC. The contribution to ASEC was accounted for as a transaction under common control and accordingly, ASEC recognized the assets and liabilities acquired at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result of the acquisition of assets under common control, the historical assets, liabilities and operations of the contributed assets were included in the ASEC historical financial statements and are thereby included in the accompanying consolidated financial statements retrospectively for all periods presented.  ASEC's principal business is the acquisition, development and exploration of oil and natural gas properties primarily in the Permian Basin of West Texas, the Eagle Ford Shale formation of South Texas and the Bakken Shale formation in North Dakota.

Famous Uncle Al’s Hot Dogs & Grille, Inc. (“FDOG”) was incorporated as National Franchise Directors, Inc., under the laws of the State of Delaware on March 4, 2005.  On October 1, 2010, FDOG entered into a Share Exchange Agreement (the “Agreement”), dated October 1, 2010, with its then controlling shareholder and American Standard Energy Corp., a Nevada Corporation, a privately-held oil exploration and production company owned substantially by the XOG Group.  Pursuant to the Agreement, FDOG (1) spun-off its franchise rights and related operations to its controlling shareholder in exchange for and cancellation of 25,000,000 shares of FDOG’s common stock and (2) acquired 100% of the outstanding shares of common stock of ASEC and additional consideration of $25,000 from the ASEC shareholders. In exchange for the ASEC stock and the additional consideration, the XOG Group was issued 22,000,000 shares of FDOG’s common stock representing approximately 86.1% of FDOG’s common stock on a fully diluted basis. As a result, ASEC acquired control of FDOG and the transaction was accounted for as a recapitalization with ASEC as the accounting acquirer of FDOG. Accordingly, the financial statements of ASEC became the historical financial statements of FDOG. In connection with the Share Exchange Agreement, FDOG changed its name to American Standard Energy Corp.

On December 1, 2010, the Company entered into an agreement with Geronimo whereby the Company acquired certain oil and natural gas properties located in North Dakota for $500,000 cash and 1,200,000 shares of the Company’s common stock.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result, the historical assets, liabilities and operations of such properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented.

On February 11, 2011, the Company entered into another agreement with Geronimo to acquire certain oil and natural gas properties located in Texas, Oklahoma and Arkansas for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets will be recognized.  As a result, the historical assets, liabilities and operations of such properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented. The $7,000,000 cash payment was recorded by the Company during 2011, the period in which the payment was made as a deemed distribution.

On March 1, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2010, whereby the Company purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $3,000,000 and issued 883,607 shares of common stock valued at $5,787,626.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values.  As a result, the historical assets, liabilities and operations of the Bakken Properties are included in the accompanying consolidated financial statements of the Company retrospectively for all periods presented. Certain of the acquired mineral rights, with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, accordingly, are not included in the accompanying consolidated financial statements but were reflected in the Company's March 31, 2011 interim consolidated financial statements. The $3,000,000 cash payment was recorded by the Company during 2011, the period in which the payment was made as a deemed distribution.

The oil and gas properties acquired on May 1, 2010, December 1, 2010, February 11, 2011, and March 1, 2011 are collectively referred to as the “Acquired Properties”.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For the periods prior to the acquisition dates of the Acquired Properties, the financial statements have been prepared primarily on a “carve out” basis from the XOG Group’s combined financial statements using historical results of operations, assets and liabilities attributable to the Acquired Properties, including allocations of expenses from the XOG Group. This carve-out presentation reflects the fact that the Acquired Properties represented only a portion of the XOG Group and did not constitute separate legal entities. The consolidated financial statements including the carve outs may not be indicative of the Company’s future performance and may not reflect what its results of operations, financial position and cash flows would have been had the Company owned the Acquired Properties during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Acquired Properties or the Company, it is reflected in the accompanying consolidated financial statements.

 Prior to the Company’s acquisition of the Acquired Properties, the XOG Group provided corporate and administrative functions to the Acquired Properties including executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Acquired Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Acquired Properties been operating as a separate entity for all of the periods presented. The charges for these functions are included in general and administrative expenses for all periods presented.

Prior to the Company’s acquisition of the Acquired Properties, the Company’s net investment represented the XOG Group’s interest in the recorded net assets of the Acquired Properties. The net investment balance represented the cumulative net investment by the XOG Group in the Acquired Properties through the dates of the Company’s acquisition of the Acquired Properties.

Note B. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary.  All material intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations, accrued revenue and expenses, fair value of stock-based compensation, and allocations of general and administrative expenses.

Oil and Gas Sales Receivable

The Company sells its oil and natural gas production to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. Management concluded that no allowance for doubtful accounts was necessary at December 31, 2010 and 2009.

Oil and Natural Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

Ordinary maintenance and repair costs are expensed as incurred.

Costs of unproved properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at December 31, 2010 and 2009 were, $9,954,354 and $1,322,648 respectively.

Management of the Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, The Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.  During the years ended December 31, 2010 and 2009, the company recorded impairments of $46,553 and $253,258, respectively.

Management of the Company reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company's share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and in doing so take more or less than their respective entitled percentage. For the years ended December 31, 2010 and 2009, the Company did not have any oil and natural gas imbalances.

Asset Retirement Obligations

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

In addition to general and administrative (“G&A”) costs incurred directly by the Company, the accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for general and administrative (“G&A”) expenses. The amounts allocated to the properties are for the period prior to ownership by ASEC.  These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been related to the Acquired Properties had the Acquired Properties existed as a stand-alone company.

In the view of management, the most accurate and transparent method of allocating G&A expenses is by using the historical cost basis of the Acquired Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Acquired Properties for the years ended December 31, 2010 and 2009 was approximately $416,827 and $553,542, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation at fair value in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation”, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. Under the provisions of ASC Topic 718, stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense in the consolidated statements of operations  pro ratably over the employee’s or non-employee’s requisite service period, which is generally the vesting period of the equity grant. The fair value of stock option awards is generally determined using the Black-Scholes option-pricing model. Restricted stock awards and units are valued using the market price of the Company’s common stock on the grant date. Additionally, stock-based compensation cost is recognized based on awards that are ultimately expected to vest, therefore, the compensation cost recognized on stock-based payment transactions is reduced for estimated forfeitures based on the Company’s historical forfeiture rates. Additionally, no stock-based compensation costs were capitalized for the years ended December 31, 2010 and 2009. The Company provides compensation benefits to employees and non-employee directors under share-based payment arrangements, including various employee stock option plans. See Note C for further discussion of the Company’s stock-based compensation plans.

ASC Topic 230, “Statement of Cash Flows”, requires the cash flows resulting from tax deductions in excess of the compensation cost recognized for equity awards (excess tax benefits) to be classified as financing cash flows. However, as the Company is not able to use these tax deductions (see Note F), it has no excess tax benefits to be classified as financing cash flows.

Income Taxes

Prior to the Company’s acquisition of the Acquired Properties, the Acquired Properties were part of a pass-through entity for federal income tax purposes with taxes being the responsibility of the XOG Group owners.  As a result, the accompanying financial statements do not present any income tax liabilities or assets related to the Acquired Properties prior to the Company’s acquisition of the Acquired Properties.  Pro forma income taxes in the statements of operations for all periods presented reflect income tax expense or benefit resulting from income or losses before taxes, as if the Acquired Properties had been included in a C corporation prior to their acquisition by the Company.

Subsequent to the Company’s acquisition of the properties from the XOG Group, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

At May 1, 2010, a conversion event occurred from a non-taxable to a taxable entity and accordingly a cumulative adjustment for the difference in tax and GAAP tax reporting was recorded in the amount of an $845,000 deferred tax liability.

Related to the properties acquired from Geronimo on December 1, 2010, the Company received a step-up in tax basis to fair market value.  The deferred tax asset associated with the excess of tax basis over book basis of $1,090,000 and the related valuation allowance have been recorded to additional paid-in capital.

The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

 Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of cash, oil and gas sales receivable, stock subscription receivable, other current assets, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.

Loss per Common Share

Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares outstanding plus the assumed issuance of common shares for all potentially dilutive securities. Diluted earnings per share equals basic earnings per share for the periods presented because the effects of potentially dilutive securities are antidilutive.

Weighted-average number of shares for the years ended December 31, 2010 and 2009 was computed on a pro forma basis as if the 17,520,526 and 883,607 common shares issued to the XOG Group in connection with the Company’s acquisition of the Acquired Properties during 2010 and 2011, respectively, and the 285,716 shares purchased by Randall Capps in the February 2011 private placement were issued and outstanding for all periods presented.

Recent Accounting Pronouncements

Oil and Natural Gas.  In September 2009, the FASB issued an update to the Oil and Gas Topic, which makes a technical correction regarding the accounting and disclosures for natural gas balancing arrangements. The topic amends prior guidance because the SEC staff has not taken a position on whether the entitlements method or sales method is preferable for natural gas-balancing arrangements that do not meet the definition of a derivative. With the entitlements method, sales revenue is recognized to the extent of each well partner's proportionate share of natural gas sold regardless of which partner sold the natural gas. Under the sales method, sales revenue is recognized for all natural gas sold by a partner even if the partner's ownership is less than 100% of the natural gas sold.

The Oil and Gas Topic update included an instruction that public companies must account for all significant natural gas imbalances consistently using one accounting method. Both the method and any significant amount of imbalances in units and value should be disclosed in regulatory filings. The accompanying financial statements account for all natural gas imbalances under the sales method and make all required disclosures. As of December 31, 2010 and 2009, there were no oil and natural gas imbalances.

Reserve Estimation.  In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule,  Modernization of the Oil and Gas Reporting Requirements   (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

Note C.  Stockholders' Equity

Founders Stock

On April 13, 2010, the Company issued 1,887,755 shares of its common stock to non-management individuals valued at $1.47 per share and recorded non-cash stock compensation expense of $2,775,000 for the year ended December 31, 2010.

Additionally, on April 13, 2010, the Company issued 2,193,877 shares of its common stock to management.  These shares are restricted and vest over four years.  The Company valued these shares at $1.47 per share and recorded non-cash stock compensation expense of $571,094 related to the amortization of the fair value of these shares through December 31, 2010.  None of these shares have vested as of December 31, 2010.

Private Placements of Common Stock and Warrants

On April 20, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering cost, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.  The Company incurred costs of $33,022 related to this offering.

On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.  The total proceeds of $1,557,698 were received during 2011 before the issuance of the financial statements and accordingly are recorded as a stock subscription receivable in the accompanying balance sheet.

Deferred Compensation Program

On April 15, 2010, the Company’s Board of Directors approved the 2010 Deferred Compensation Program. Under this plan, the President and CEO are entitled to receive a one-time retainer fee consisting of common stock options in lieu of salary through December 31, 2010. The total number of options granted under the plan was 1,600,000. The exercise price of the options is $1.50 and the options vest over 26.5 months.  These options have a ten year life and had a grant date fair value of $1.09 per share.  None of these options were exercisable as of December 31, 2010.  For the year ended December 31, 2010, the Company has recorded non-cash stock compensation expense of $559,396 related to the amortization of the fair value of these options which is included in general and administrative expenses.

Equity Incentive Plan

On April 15, 2010, the Company’s Board of Directors approved the 2010 Equity Incentive Plan which authorized the issuance of up to 6,000,000 common stock options. As part of managements’ employment agreements,1,850,000 options were issued on April 15, 2010. The exercise price of the options is $1.50 and the options vest over 52 months.  These options have a ten year life and had a grant date fair value of $1.03 per share.  None of these options were exercisable as of December 31, 2010.  For the year ended December 31, 2010, the Company has recorded non-cash stock compensation expense of $321,784 related to the amortization of the fair value of these options which is included in general and administrative expenses.  As part of managements’ employment agreements, management will receive at least 2,600,000 stock options per year over the four year employment term.

On November 23, 2010, the Company granted 300,000 common stock options to its independent director.  The exercise price of the options is $2.70 and the options vest quarterly over 5 years.  These options have a ten year life and had a grant date fair value of $1.95 per share.  None of these options were exercisable as of December 31, 2010.

The following table presents the future non-cash stock compensation expense for the Company’s outstanding restricted stock grants and stock options at December 31, 2010, which it expects to recognize during the vesting periods ending December 31:

2011	$2,216,436
2012	1,756,625
2013	1,361,757
2014	626,153
2015	107,077
Total	$6,068,048

The fair value of each option award is estimated on the date of grant.  The fair values of stock options were determined using the Black-Scholes option valuation method and the assumptions noted in the following table for the year ended December 31, 2010.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

Expected volatility	74.39% - 83.99%
Expected dividends	0
Expected term	6.0-7.3years
Risk free rate	2.77% - 3.86%

The fair value of options granted during the year ended December 31, 2010 was $4,295,323.

Note D.   Asset Retirement Obligations

The Company's asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company's asset retirement obligation activity for the years ended December 31, 2010 and 2009:

	2010	2009

Balance at beginning of period	$237,378	$231,461
Liabilities incurred from new wells	12,273	5,108
Accretion expense	15,607	12,399
Revisions due to increase in well life estimates	(22,626)	(11,590)
Balance, end of period	$242,632	$237,378

 Note E.   Disclosures About Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company's consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets. The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

The Company periodically reviews its proved oil and natural gas properties that are sensitive to oil and natural gas prices for impairment. During the years ended December 31, 2010 and 2009, the Company recorded impairments of $46,553 and $253,258, respectively.

Asset Retirement Obligations (“ARO”).The initial recognition of AROs is based on fair value.   The Company estimates the fair value of AROs based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note D for a summary of changes in ARO for the years ended December 31, 2010 and 2009.

Note F.  Income Taxes

The following reconciles the Company’s provision for income taxes for the year ended December 31, 2010, included in the consolidated statements of operations with the provision which would result from application of the statutory federal tax rate to pre-tax financial loss:

Loss before tax	$(2,807,838)
Statutory rate	34%
Expected benefit at federal statutory rate	$(954,665)
Increase (decrease) resulting from:
State income taxes, net of federal income tax effect	(220,475)
Pass-through income not subject to federal tax	(874,465)
Non-deductible stock compensation	448,192
One time charge for conversion to taxable entity	845,248
Change in valuation allowance	756,164

Provision for income taxes	$-

Effective rate	0%

The components of the Company’s net deferred tax liability as of December 31, 2010 were as follows:

Deferred tax assets:
Equity compensation	$1,101,723
Asset retirement obligations	1,295
Net operating loss carry forward	2,742,764
Valuation allowance	(2,158,748)
1,687,034
Deferred tax liability:
Differences between book and tax basis of property	(1,687,034)

Net deferred tax liability	$-

The Company’s net operating loss carry forward (“NOL”) at December 31, 2010, was $7,218,000 and will expire in 2030.   The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration. Management monitors Company-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Company's NOLs and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration. At December 31, 2010, the Company had a valuation allowance of $2,158,748 related to its deferred tax assets.

As of December 31, 2010, the Company had no unrecognized tax benefits. 2010 is the only taxable year that is open to examination by the major taxing jurisdictions to which the Company is subject.

Note G.  Major Customers and Concentrations

The Company's producing oil and natural gas properties are located in Texas, New Mexico, Oklahoma, Arkansas and North Dakota.

The following purchasers and operators accounted for 10% or more of the Company's oil and natural gas sales for the years ended December 31:
	2010	2009
XOG Operating LLC	48%	60%
John M Clark, Inc.	16%	18%
Reliance Energy, Inc.	10%	13%

 Note H.  Related Party Transactions

XOG. XOG is currently contracted to operate certain of the Company’s oil and gas properties. XOG historically performed this service for Geronimo and CLW. XOG, Geronimo and CLW hold a combined majority stock position in the Company and these companies are considered related parties to the Company. As a result, accounts receivable and accounts payable due from/to XOG are classified as accounts receivable and payables due from/to a related party.

Overriding Royalty and Royalty Interests.  In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any ORRI effects.

XOG Group Acquisitions. The Company has made significant acquisitions of oil and gas properties from the XOG Group as discussed in Note A.

Note I.  Commitments and Contingencies

Employment Agreements. The Company’s contractual obligations related to its employment agreements with executive officers for the years ending December 31 are as follows:

2011	$540,000
2012	540,000
2013	540,000
2014	180,000
Total	$1,800,000

Operating Leases. The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $.50 per square foot annually thereafter.  For the year ended December 31, 2010, the Company recorded imputed lease expense of $14,495.

At December 31, 2010, the future minimum lease commitments under the non-cancellable operating leases for each of the next five years ending December 31 and thereafter are as follows:

2011	$47,004
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$478,353

Drilling Commitments. At December 31, 2010, the Company had 23 oil and natural gas wells in various stages of drilling and completion of which the balance of the Company commitments was estimated to be approximately $786,000.

Note J.  Subsequent Events

On February 1, 2011, the Company closed a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 317,118 shares of common stock, the terms and exercise price of which correspond to the terms and conditions of warrants issued to investors in the private placement.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $0.8 million in connection with this offering.

In connection with the February 1, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated February 1, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after February 1, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of February 1, 2011, they are required to pay in common stock 1% of the aggregate purchase price on the monthly anniversary of the February 1, 2011 private placement closing date until an S-1 is filed.  The Company has incurred a cumulative 4% penalty as of June 13, 2011.

On March 31, 2011, the Company closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 102,425 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $1.5 million in connection with this offering.

In connection with the March 31, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated March 31, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after March 31, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) per month of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  As the Company did not register the shares within thirty calendar days of March 31, 2011, they are required to pay in common stock 1% of the aggregate purchase price on the monthly anniversary of the March 31, 2011 private placement closing date until an S-1 is filed.  The Company has incurred a cumulative 2% penalty as of June 13, 2011.

On February 10, 2011, the Company acquired certain oil and natural gas properties located in Texas, Oklahoma and Arkansas from Geronimo for $7,000,000 cash.  The acquisition was accounted for as a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values. As a result, the historical assets, liabilities and operations of these properties have been included in the accompanying consolidated financial statements of the Company on a retrospective basis.

On March 1, 2011, the Company acquired certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $3,000,000 and issued 883,607 shares of common stock.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired at their historical carrying values and no goodwill or other intangible assets were recognized. As a result, the historical assets, liabilities and operations of the Bakken Properties have been included in the accompanying consolidated financial statements of the Company on a retrospective basis.

On April 8, 2011, the Company acquired undeveloped leasehold acreage located in Mountrail County of North Dakota's Williston Basin from Geronimo for $1,860,858 cash, which includes a $1,000,000 cash down payment made on March 25, 2011.  The acquisition will be accounted for as a transaction under common control and accordingly, the Company will record the assets and liabilities acquired from Geronimo at their historical carrying values.   The historical assets, liabilities and operations of these properties have not been included in the accompanying consolidated financial statements

On April 26, 2011, the Company announced the pending acquisition of additional undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for $13,536,004.23 cash and the issuance of 155,400 shares of the Company’s common stock valued at $999,999. A Deposit of $13,500,000 was made on April 15, 2011.  During the Due Diligence period and prior to close the pending acreage has been adjusted to 13,324 acres.  The Company is currently evaluating the method of accounting to be used for this transaction.

On May 31, 2011 the Company signed non-binding letters of intent to purchase additional oil and natural gas properties from Geronimo.  It is expected that when these transactions close, the Company and Geronimo will not be under common control and accordingly these acquisitions will be recorded at their fair market values.

American Standard Energy Corp.
Unaudited Supplementary Information

Costs Incurred

Costs incurred for oil and natural gas producing activities during the year ended December 31, 2010 and 2009 was as follows:

	2010	2009

Unproved property acquisition costs	$7,729,953	$1,247,723
Exploration	5,787,926	930,236
Development	4,308,484	194,814

Total	$17,826,363	$2,372,773

Reserve Quantity Information

The following information represents estimates of the proved reserves as of December 31, 2010 and 2009.  The Company’s proved reserves as of December 31, 2010 and 2009 have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-period pricing.

The following table summarizes the average prices utilized in the reserve estimates for 2010 and 2009 as adjusted for location, grade and quality:
	As of December 31,
	2010	2009

Prices utilized in the reserve estimates:
Oil per Bbl(a)	$75.30	57.06
Gas per MCF(b)	$5.31	4.10

a)
The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month West Texas Intermediate posted price as adjusted for location, grade and quality.

b)	The pricing used to estimate our 2010 and 2009 reserves was based on a 12-month unweighted average first-day-of-the-month Henry Hub spot price as adjusted for location, grade and quality.

The SEC has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of the proved reserves and related estimated discounted future net cash flows at December 31, 2010 and 2009 included in this report have been prepared based on what we and our independent reserve engineer believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates prepared applying more specific SEC interpretive guidance.

The Company’s proved oil and natural gas reserves are located primarily in the Permian Basin of West Texas and in the Bakken Shale formation located primarily in North Dakota. The estimates of the proved reserves at December 31, 2010 and 2009 are based on reports prepared by an independent petroleum engineer. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a roll forward of the total net proved reserves for the years ended December 31, 2010 and 2009, as well as disclosure of proved developed and proved undeveloped reserves at December 31, 2010 and 2009.

		Natural
	Oil	Gas	Total
	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1, 2010	2,047,616	13,508,944	4,299,107
Revisions	173,505	1,527,388	428,070
Discoveries	126,366	15,370	128,928
Production	(56,657)	(540,072)	(146,669)

Balance, December 31, 2010	2,290,830	14,511,630	4,709,436

Proved developed reserves	759,642	9,370,893	2,321,457
Proved undeveloped reserves	1,531,188	5,140,737	2,387,979

Total proven reserves	2,290,830	14,511,630	4,709,436

Total Proved Reserves:
Balance, January 1, 2009	1,542,479	13,113,295	3,728,028
Revisions	548,974	1,002,095	715,991
Discoveries	12,166	4,016	12,835
Production	(56,003)	(610,462)	(157,747)

Balance, December 31, 2009	2,047,616	13,508,944	4,299,107

Proved developed reserves	532,070	8,602,907	1,965,888
Proved undeveloped reserves	1,515,546	4,906,037	2,333,219

Total proven reserves	2,047,616	13,508,944	4,299,107

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying at December 31, 2010 and 2009 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carry forwards and credits and applying the current tax rates to the difference.

Discounted future cash flow estimates like those shown herein are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future net cash flows at December 31, 2010 and 2009:

	2010	2009

Future production revenues	$249,528,763	$172,193,898
Future costs:
Production	(69,359,315)	(62,588,923)
Development	(15,618,950)	(19,408,950)
Income taxes	(50,368,060)	(29,826,950)
10% annual discount factor	(64,504,117)	(36,850,255)

Standardized measure of discounted cash flows	$49,678,321	$23,518,820

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table provides a roll forward of the standardized measure of discounted future net cash flows for the years ended December 31, 2010 and 2009:

	2010	2009
Increase (decrease):
Extensions and discoveries	$4,626,389	$352,041
Net changes in sales prices and production costs	19,421,293	(4,150,217)
Oil and gas sales, net of production costs	(4,697,498)	(3,880,430)
Change in estimated future development costs	1,871,994	(8,889,048)
Revision of quantity estimates	10,483,274	19,549,956
Changes in income taxes	(6,290,341)	(1,157,674)
Accretion of discount	2,351,883	1,898,720
Changes in production rates, timing and other	(1,607,493)	808,271

Net increase	26,159,501	4,531,619
Standardized measure of discounted future cash flows:
Beginning of year	23,518,820	18,987,201

End of year	$49,678,321	$23,518,820

AMERICAN STANDARD ENERGY CORP.

17,459,249 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is August 12, 2011

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$10,231
Accounting fees and expenses	$5,000	*
Legal fees and expense	$50,000	*
Printing and miscellaneous expenses	$1,000	*
Total	$66,231	*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the registrant’s bylaws.

The registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the registrant’s payment of expenses incurred or paid by an director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant carries directors’ and officers’ liability insurance covering its directors and officers for a period of one year commencing on October 2010. The limit of liability of such insurance is $5,000,000 in the aggregate for the insured period.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

Item 15. Recent Sales of Unregistered Securities

Private Placement Offering

On July 15, 2011, we completed a closing of an offering of our securities for total subscription proceeds of approximately $13 million through the issuance of (i) 2,260,870 shares of our common stock at a price of $5.75 per share, (ii) Series A Warrants to purchase 1,130,435 shares of common stock at a per share exercise price of $9.00; and (iii) Series B Warrants to purchase a number of shares of common stock, which shall only be exercisable if (A) the market price (as defined below) of the our common stock on the 30th trading day following the earlier of (i) the effective date of a registration statement to sell the shares of common stock and the Series A Warrant Shares sold in the Third PIPE, and (ii) the date on which the purchasers in the Third PIPE can freely sell the shares of common stock pursuant to Rule 144 promulgated under the Securities Act without restriction (the “Eligibility Date”) is less than the purchase price in the offering or $5.75; and (B) upon certain dilutive occurrences. If made exercisable pursuant to (A) in the preceding sentence, the Series B Warrants will become immediately exercisable and will have an exercise price of $0.001 per share to purchase a number of shares of our common stock such that the aggregate average price per share purchased by the investors is equal to the market price (defined as the average of volume weighted average price for each of the previous 30 days as reported on the Over-The-Counter Bulletin Board during the 30 trading days preceding the measurement date).

On March 31, 2011, pursuant to a securities purchase agreement we completed the closing of the offering of our securities for total subscription proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of our common stock at a price of $5.75 per share and (ii) five-year warrants of 1,848,502 shares of common stock at an exercise price of $9.00 per share, to certain accredited investors.  We also issued to Northland Capital Markets, as placement agent, warrants to purchase 102,425 shares of common stock.

On February 1, 2011, pursuant to a securities purchase agreement, we completed the closing of the offering of our securities for total subscription proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into an aggregate of 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively to certain accredited investors.    We also issued to Northland Capital Markets, as placement agent, warrants to purchase 317,118 shares of common stock.

Issuance of securities to the Investors and the Placement Agent were not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each Investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available and (b) making write description of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished and (b) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

On December 23, 2010, we closed a private placement offering by raising proceeds of $750,000, through the sale of 230,770 shares of our common stock at a price of $3.25 per share and a number of four-month warrants exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Placement at an exercise price of $3.50 per share to an accredited investor

Such Securities were not registered under the Securities Act of 1933.  The issuance of the Securities was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These Securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the Securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, the size of the offering and the manner of the offering and number of the Securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the Investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that the Securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 20, 2010, we closed on a private placement offering by raising proceeds of $1,200,000, through the sale of 452,830 shares of our common stock at a price of $2.65 per share and a number of four-month warrants exercisable into a number of shares of common stock equal to 150% of the number of common shares underlying the placement at an exercise price of $2.75 per share to two accredited investors.

Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under the safe harbor provided by Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the Investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising involved in the sale securities.

October 1, 2010, we issued to the Nevada ASEC shareholders 22,000,000 common shares pursuant to a Share Exchange Agreement.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the first quarter of 2008 we issued 414,000 shares at $ 0.25 per share for a total of $103,500 cash as follows:  January 30, 2008 we issued 44,000 shares for $11,000; February 12, 2008 we issued 160,000 shares for $40,000; February 29, 2008 we issued 200,000 shares for $50,000; and on March 25, 2008 issued 10,000 shares for $2,500.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the second quarter of 2008 211,000 shares of common stock of the Company were issued as payment of $59,080 for services. During the second quarter of 2008 we received $50,000 for 200,000 shares at $ 0.25 per share, to be issued.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the third quarter of 2008, we issued 614,000 shares of common stock in exchange for $153,500 in cash.  We also issued 716,000 shares of stock in receipt of services valued at $261,080 or about $0.36 per share.

Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Share Exchange Agreement by and between the Company, American Standard and the American Standard Shareholders, dated October 1, 2010 (1)
3.1	Articles of Incorporation (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006 )
5.1	Opinion of Blank Rome LLP
10.1	Scott Feldhacker Employment Agreement (1)
10.2	Richard Macqueen Employment Agreement (1)
10.3	Not used
10.4	Scott Mahoney Employment Agreement (1)
10.5	Scott Feldhacker Deferred Compensation Agreement (1)
10.6	Richard Macqueen Deferred Compensation Agreement (1)
10.7	2010 Equity Compensation Plan (1)
10.8	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Bakken, ND) (1)
10.9	Lease Purchase Agreement by and between American Standard Energy Corp. and CLW South Texas 2008, LP dated April 28, 2010 (Eagle Ford, TX) (1)
10.10	Lease Purchase Agreement by and between American Standard Energy Corp. and XOG Operating LLC dated April 28, 2010 (University, TX) (1)
10.11	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Wolfberry, TX) (1)
10.12	Form of Subscription Agreement dated October 26, 2010 (2)
10.13	Form of Warrant dated October 26, 2010 (2)
10.14	Agreement for the purchase of Partial Leaseholds between Geronimo Holdings Corporation and American Standard Energy Corp. dated December 1, 2010 (4)
10.15	Form of Subscription Agreement dated December 27, 2010 (5)
10.16	Form of Warrant dated December 27, 2010 (5)
10.17	Securities Purchase Agreement dated February 1, 2011 (6)
10.18	Form of Warrant dated February 1, 2011 (6)
10.19	Registration Rights Agreement dated February 1, 2011 (6)
10.20	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated February 10, 2011 (7)
10.21	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated March 1, 2011 (8)
10.22	Amendment No.1 to Securities Purchase Agreement dated March 28, 2011 (originally dated February 1, 2011) (9)
10.23	Amendment No.1 to the Registration Rights Agreement dated March 28, 2011 (originally dated February 1, 2011) (9)
10.24	Securities Purchase Agreement dated March 31, 2011 (10)
10.25	Form of Warrant dated March 31, 2011 (10)
10.26	Registration Rights Agreement dated March 31, 2011 (10)
10.27	Agreement for the Purchase of Partial Leaseholds between Geronimo Holding Corporation and American Standard Energy Corp. dated April 8, 2011 (11)
10.28	Securities Purchase Agreement dated July 15, 2011 (12)
10.29	Form of Series A Warrant dated July 15, 2011 (12)
10.30	Form of Series B Warrant dated July 15, 2011 (12)
10.31	Registration Rights Agreement dated July 15, 2011 (12)
23.1	Consent of BDO USA, LLP
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)

23.3	Consent of Bryant M. Mook, B.Sc. M.Eng.
99.1	Williamson Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2009 (1)
99.2	Williamson Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2008 (1)
99.3	American Standard Energy Corp. Company Corporate Profile Fact Sheet (3)
99.4	Reserve Report by Bryant M. Mook, B.Sc. M.Eng., Petroleum Engineer and Geological Advisor as of December 31, 2010 (13)

(1)	Incorporated by reference to Form 8-K filed on October 4, 2010.
(2)	Incorporated by reference to Form 8-K filed on October 26, 2010.
(3)	Incorporated by reference to Form 8-K filed on November 17, 2010.
(4)	Incorporated by reference to Form 8-K filed on December 6, 2010.
(5)	Incorporated by reference to Form 8-K filed on December 27, 2010.
(6)	Incorporated by reference to Form 8-K filed on February 2, 2011.
(7)	Incorporated by reference to Form 8-K filed on February 16, 2011.
(8)	Incorporated by reference to Form 8-K filed on March 7, 2011.
(9)	Incorporated by reference to Form 8-K filed on April 1, 2011.
(10)	Incorporated by reference to Form 8-K filed on April 1, 2011.
(11)	Incorporated by reference to Form 8-K filed on April 14, 2011.
(12)	Incorporated by reference to Form 8-K filed on July 13, 2011.
(13)	Incorporated by reference to Form 10-K/A filed on March 22, 2011.

Item 17.Undertakings

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, American Standard Energy Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scottsdale, State of Arizona on this 29th day of August, 2011.

American Standard Energy Corp.

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer, Director (Principal Executive Officer)

By:	/s/ Scott Mahoney
Name: Scott Mahoney
Title: Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Feldhacker	Chief Executive Officer and Director	August 29, 2011
Scott Feldhacker

/s/ Scott Mahoney	Chief Financial Officer, Principal Accounting Officer	August 29, 2011
Scott Mahoney

/s/ Richard MacQueen	President and Director	August 29, 2011
Richard MacQueen

/s/ Robert J. Thompson	Chairman of the Board of Directors	August 29, 2011
Robert J. Thompson

/s/ Randall Capps	Director	August 29, 2011
Randall Capps

/s/ James R. Leeton, Jr.	Director	August 29, 2011
James R. Leeton, Jr.

/s/ Scott David	Director	August 29, 2011
Scott David

/s/ William Killian	Director	August 29, 2011
William Killian